Filed pursuant to Rule 424(b)(3)
                                                    Registration No. 333-98529


_______________________________________________________________________________

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO
BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
_______________________________________________________________________________


                            SUBJECT TO COMPLETION,
                              DATED JUNE 25, 2003

PROSPECTUS

                               11,755,000 Shares


                                  ZiLOG, INC.

                                 Common Stock
______________________________________________________________________________

           This prospectus relates to 11,755,000 shares of our common stock held by two of our stockholders. The selling stockholders may offer for sale up to 11,755,000 shares of our common stock at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling stockholders may sell their common stock directly to purchasers or through underwriters, broker-dealers or agents that may receive compensation in form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

           Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "ZILGE" (upon effectiveness of the registration statement relating to this prospectus, we expect our ticker symbol to change to "ZILG"). On June 24, 2003, the last sale price of our common stock was $2.75.

           Investing in the shares involves risks. "Risk Factors" begin on page 8.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June 25, 2003.
______________________________________________________________________________

                               TABLE OF CONTENTS

Section                                          Page     Section                                Page
Prospectus Summary...........................     1       Management...........................    54
Risk Factors.................................     8       Related Party Transactions...........    65
Use of Proceeds..............................    17       Principal Stockholders ..............    66
Dividend Policy..............................    17       Selling Stockholders.................    68
Price Range of Common Stock..................    17       Plan of Distribution.................    69
Forward-Looking Statements...................    18       Description of Capital Stock.........    70
Capitalization...............................    18       Legal Matters........................    72
Selected Financial Data......................    19       Change in Accountants................    72
Management's Discussion and Analysis of                   Experts..............................    72
     Financial Condition and Results of                   Where You Can Find More Information..    73
     Operations..............................    23       Index to Financial Statements........   F-1
Business.....................................    45

                             ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

In this prospectus, "ZiLOG," "the Company," "our," "us," "we" and similar expressions refer to ZiLOG, Inc. and its subsidiaries. When these expressions are used in this prospectus in connection with ZiLOG Inc.'s reorganization under Chapter 11 of the United States Bankruptcy Code, however, they refer only to the parent company, ZiLOG, Inc., and not to any of its subsidiaries. ZiLOG and Z80 are registered trademarks of ZiLOG, Inc.

Our interim results are based on fiscal quarters of thirteen weeks in duration ending on the last Sunday of each calendar quarter. The first and second fiscal month of each quarter is four weeks in duration and the final month is five weeks. Each of our interim periods end on Sunday, except the last fiscal period of each year which ends on December 31. However, for financial reporting purposes, we have labeled our interim fiscal periods as ending on calendar month-end. The operating results for any interim period are not necessarily indicative of results for any subsequent period or the full fiscal year.

                              PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks, and actual results could differ materially.

                                  ZiLOG, Inc.

We are a worldwide supplier of semiconductor products. We design, develop, manufacture and market various families of products in support of this semiconductor market segment. Using proprietary technology that we have developed over our 29-year operating history, we continue to provide semiconductor integrated circuit devices that our customers design into their end products. Our devices, which often include related application software, typically combine a microprocessor and/or digital signal processor, memory, and input and output functions on a single device. Our embedded control devices enable a broad range of consumer and industrial electronics manufacturers to control the functions and performance of their products. For example, some typical applications include devices that control such functions as the speed of a motor, an infrared remote control and the charging cycle of a battery charger. Similarly, our standard products have a wide variety of uses including the processing and transmission of information for data communications, telecommunications and consumer electronics companies. These devices include serial communication controllers, modems, IrDA transceivers, television display controllers and personal computer peripheral devices. Standard products also include wafer fabrication foundry services for third-party integrated circuit designs.

                                 Our Industry

The semiconductor market is comprised of five broad product segments: micrologic, other logic, memory, analog and discrete devices. We compete in the micrologic device segment.

Micrologic devices are processor-based semiconductors that include microprocessors, microcontrollers and digital signal processors that typically process information, output data or control signals according to programmed instructions and various external inputs. Micrologic devices also include microperipherals that operate in conjunction with these processor-based devices to provide systems support or to control communications, graphics and images, mass storage, voice and other user input systems.

Semiconductor manufacturers target the micrologic market through both application specific standard products, which we call ASSPs, tailored for a specific application but not proprietary to a single customer, and general-purpose products, which are neither application nor customer specific. We design, manufacture and market both ASSPs and general-purpose micrologic products.

Microcontrollers typically include system-on-a-chip, which we call SOC, consisting of a central processing unit, non-volatile program memory, random access memory for data storage and various input/output capabilities. The microcontroller is a complete embedded control solution because it incorporates application-specific software and may include specialized peripheral device controllers and internal or external non-volatile memory components to enable the storage and access of additional program software. Microcontrollers are generally segmented by word length, which is measured in bits.

Microcontrollers are currently available in 4-bit through 32-bit architectures. Although 4-bit microcontrollers are relatively inexpensive, typically costing less than $1.00 each, they generally have not provided the levels of performance and spectrum of features that design engineers require to differentiate their products today. These 4-bit microcontrollers are typically used only to produce basic functionality in simpler products. While 16-bit and 32-bit architectures offer higher levels of performance, they typically cost around $4.00 and $7.00 each. As a result, manufacturers of competitive, high-volume products have found 8-bit microcontrollers, which cost an average of $1.50 each, to be the most cost-effective embedded control solution. For example, a cellular phone battery charger will typically utilize an 8-bit microcontroller to monitor and control the charging cycle to ensure that the battery charges rapidly and does not overcharge.

As consumer and industrial product manufacturers seek to enhance the value of their products by increasing functionality, performance and ease of use, they are embedding more advanced control devices into their design. One way for manufacturers to meet these market requirements is to use integrated circuit devices such as embedded controllers. Embedded control devices continue to provide extremely cost effective solutions for manufacturers in a broad range of existing and new markets and as such, it continues to be one of the largest segments of the semiconductor market.

                                 Our Products

Our embedded control devices include both microcontroller and microprocessor categories of products. Today, embedded controls are used in a broad range of everyday products such as personal digital assistants, or PDAs, telephones, televisions, thermostats, battery chargers, garage door openers, heaters, air conditioners and a variety of other consumer and industrial products.

We call products that are not our strategic Z80 or Z8 based devices our standard products. These products are primarily focused on serial communications for voice and data transmission in the telecommunications market and low speed modems for a broad range of markets including point of sale and set-top box applications. Additionally, our standard products include IrDA transceivers for use in PDAs, cellphones, and laptop computers, television on-screen display controllers in consumer electronics products and computer peripheral devices.

                           Our Competitive Strengths

           Our franchise is built on several key strengths, including our:

           o     globally-recognized 8-bit architectures;

           o     extensive product portfolio;

           o     established customer base; and

           o     industry-seasoned management team.


                                 Our Strategy

Our objective is to be a key provider of micrologic devices. Our key business strategies include:

           o     focusing on our core 8-bit micrologic business;

           o     delivering complete solutions to our customers by:

                 -     collaborating closely with customers;

                 - integrating system functionality into our solutions to enhance performance and reduce costs; and

                 -     providing state-of-the-art development tools; and

           o     utilizing efficient manufacturing.


                  Financial Restructuring and Reorganization

We filed a pre-packaged Chapter 11 reorganization plan with the United States Bankruptcy Court for the Northern District of California on February 28, 2002. The bankruptcy court confirmed the plan on April 30, 2002 and the plan became effective on May 13, 2002.

Pursuant to our reorganization plan, we extinguished $325.7 million of liabilities, which included $280.0 million principal amount of our former 9 1/2% Senior Secured Notes due 2005, $27.2 million in accrued interest due on the senior notes and $18.5 million of dividends payable on our former series A preferred stock. Each holder of senior notes received, in exchange for its senior notes, its pro rata share of:

           o 28,000,000 shares of our newly-issued common stock. As of July 31, 2002, this represented approximately 86% of our outstanding equity securities on a fully-diluted basis.

           o 100% of the newly-issued series A preferred stock issued by our subsidiary, ZiLOG-MOD III, Inc., which we call MOD III, Inc. Holders of MOD III, Inc. series A preferred stock are entitled to receive an aggregate liquidation preference of $30 million plus any accrued but unpaid dividends on the MOD III, Inc. series A preferred stock from the net proceeds from the sale of one of our wafer fabrication plants located in Nampa, Idaho. We transferred this plant to MOD III, Inc. upon effectiveness of our reorganization plan. Dividends accrue on the MOD III, Inc. series A preferred stock at 9 1/2% per annum.

           o 50% of MOD III, Inc.'s newly-issued series B preferred stock. We retained the remaining 50% of the new MOD III, Inc. series B preferred stock, as well as 100% of the common stock. Holders of the new MOD III, Inc. series B preferred stock are entitled to receive the net sale proceeds from any sale of MOD III, Inc.'s assets in excess of the series A preferred stock liquidation preference.

Our previously outstanding common stock and preferred stock, and all related options and warrants, were also cancelled pursuant to the terms of the reorganization plan, and all accumulated dividends and any other obligations with respect to such shares were extinguished. Each holder of common stock received a pro rata share of $50,000. Each holder of preferred stock received a pro rata share of $150,000. As a result of this reorganization, we expect to save more than $26.6 million annually in interest payments on the extinguished senior notes.

As a result of the bankruptcy court's confirmation of our reorganization plan, we adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7, effective May 1, 2002. Under fresh-start reporting our reorganization value has been allocated to our assets and liabilities on a basis which is substantially consistent with the purchase method of accounting. Our financial statements for periods subsequent to adoption of fresh-start reporting are not comparable with those prepared before our plan was confirmed because they are, in effect, those of a new entity. We refer to the Company after the adoption of fresh-start reporting on May 1, 2002 throughout this prospectus as the "Successor Company." We refer to the Company before May 1, 2002 as the "Predecessor Company."

                Summary Historical Consolidated Financial Data

The following table provides summary consolidated financial data for the periods indicated. You should read the summary financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements that the related notes appearing elsewhere in this prospectus. All amounts in the tables below are presented in millions except per share amounts. We have included intangible asset amortization and in-process research and development within research and development and special charges expenses of the Predecessor Company, whereas these items are each separately reported in the Successor Company's statement of operations.

A black line has been drawn between the accompanying financial statements to distinguish for accounting purposes between the Successor Company and the Predecessor Company.


(in millions, except per share data)                            Successor |                      Predecessor Company
                                                    Combined     Company  |
                                                  ------------------------| --------------------------------------------------------
                                                                  Eight   |
                                                                  Months  |Four Months
                                                   Year Ended     Ended   |   Ended                 Years Ended December 31,
                                                    Dec. 31,     Dec. 31, |  April 30,  -------------------------------------------
                                                     2002         2002    |    2002         2001         2000       1999     1998
                                                  -----------   --------- | ---------   ----------   ---------   --------   -------
Consolidated Statement of                                                 |
   Operations Data:                                                       |
Net sales.......................................   $   139.6   $    93.6  |$    46.0    $    172.3   $   239.2   $   245.1  $ 204.7
Cost of sales...................................        77.3        51.2  |     26.1         130.1       151.7       158.7    163.3
                                                                          |
Cost of sales - amortization of fresh-start                               |
   inventory adjustment.........................         3.9         3.9  |       --            --          --          --       --
                                                  -----------   --------- | ---------   ----------   ---------   ---------  -------
Gross margin....................................        58.4        38.5  |     19.9          42.2        87.5        86.4     41.4
                                                                          |
                                                                          |
Research and development........................        17.9        11.1  |      6.8          28.7        36.9        32.8     28.9
                                                        33.4              |
Selling, general and administrative.............                    22.6  |     10.8          46.1        54.5        59.1     54.3
Special charges and reorganization items (1)....         9.7         2.8  |      6.9          54.3        17.5         4.7     38.6
Amortization of intangible assets...............         7.9         7.9  |       --            --          --          --       --
                                                                          |
In-process research and development.............        18.7        18.7  |       --            --          --          --       --
                                                  -----------   --------- | ---------   ----------   ---------   --------   -------
Operating loss..................................       (29.2)      (24.6) |     (4.6)        (86.9)      (21.4)      (10.2)   (80.4)
                                                                          |
Other income (expense):                                                   |
                                                                          |
    Fresh-start adjustments.....................        83.7          --  |     83.7            --          --          --       --
    Net gain on discharge of debt ..............       205.7          --  |    205.7            --          --          --       --
                                                                          |
    Interest income..............................        0.3         0.2  |      0.1           1.1         2.8         2.6      3.8
                                                                          |
    Interest expense (3).........................       (5.5)       (0.5) |     (5.0)        (33.7)      (29.1)      (29.0)   (24.4)
                                                                          |
    Other, net...................................        0.6         0.5  |      0.1          (0.8)       (0.8)       (0.3)    (0.8)
                                                  -----------   --------- | ---------   ----------   ---------   --------   -------
Total other income (expense): ...................      284.8         0.2  |    284.6         (33.4)      (27.1)      (26.7)   (21.4)
                                                  -----------   --------- | ---------   ----------   ---------   --------   -------
Income (loss) before reorganization items,                                |
   provision (benefit) for income taxes, equity                           |
   method investment loss and cumulative effect of                        |
   change in accounting principle................      255.6       (24.4) |    280.0        (120.3)      (48.5)      (36.9)  (101.8)
                                                                          |
Reorganization items.............................        4.0          --  |      4.0            --          --          --       --
Provision (benefit) for income taxes............         1.7         1.6  |      0.1           0.5         0.3         1.0    (14.3)
Equity method investment loss...................          --          --  |       --           7.2         0.9          --       --
Cumulative effect of change in accounting                                 |
   principle.                                             --          --  |       --            --        (8.5)         --       --
                                                  -----------   --------- | ---------   ----------   ---------   ---------  -------
Net income (loss)...............................       249.9       (26.0) |    275.9        (128.0)      (58.2)      (37.9)   (87.5)
Less: preferred stock dividends accrued.........         1.9          --  |      1.9           5.1         4.5         4.0      3.0
                                                  -----------   --------- | ---------   ----------   ---------   ---------  -------
Net income (loss) attributable to common                                  |
   stockholders.................................  $    248.0   $   (26.0) | $  274.0    $   (133.1)   $  (62.7)  $   (41.9) $ (90.5)
                                                  ===========   ========= | =========   ==========   =========   =========  =======
Basic and diluted net loss per share (2)........               $   (0.91) |
                                                                ========= |
Weighted averages shares outstanding-basic and                            |
   diluted......................................                    28.6  |
                                                                ========= |

(1) Special charges consist of asset impairments, restructuring charges and debt restructuring fees in 2002 and 2001; asset impairments; Restructuring charges and purchased in-process R&D charge in 2000; asset impairments and purchased in-process R&D charge in 1999; and recapitalization and restructuring charges in 1998. See Note 7 of Notes to Consolidated Financial Statements.
(2) Loss per share for the Predecessor Company not presented as the common stock was not traded on an established trading market.
(3) Excludes contractual interest of $4.2 million in the four months ended April 30, 2002 which was not recorded during the reorganization.


The following table provides summary consolidated financial data for the three month periods ended March 31, 2003 and March 31, 2002.


    (in millions, except per share data)                    Successor      | Predecessor
                                                             Company       |   Company
                                                        -------------------|----------------
                                                           Three Months    |  Three Months
                                                              Ended        |     Ended
                                                          Mar. 31, 2003    | Mar. 31, 2002
                                                        -------------------|----------------
    Consolidated Statement of                                              |
       Operations Data:                                                    |
    Net sales.......................................     $    25.2         | $    36.0
    Cost of sales...................................          14.9         |      20.3
                                                        -------------------|----------------
    Gross margin....................................          10.3         |      15.7
                                                                           |
    Research and development........................           3.9         |       5.2
    Selling, general and administrative.............           6.2         |       8.1
    Special charges and reorganization items (1)....           1.3         |       5.6
    Amortization of intangible assets...............           1.7         |        --
                                                        -------------------|----------------
    Operating Loss..................................          (2.8)        |      (3.2)
                                                                           |
    Other income (expense):                                                |
        Interest income..............................          0.1         |       0.1
        Interest expense (3).........................         (0.1)        |      (5.0)
        Other, net...................................           --         |       0.1
                                                        -------------------|----------------
    Total other income (expense): ...................           --         |      (4.8)
                                                        -------------------|----------------
       for income taxes..............................         (2.8)        |      (8.0)
    Reorganization items.............................           --         |       3.8
    Provision for income taxes......................           0.1         |       0.1
                                                        -------------------|----------------
    Net loss........................................          (2.9)        |     (11.9)
    Less: preferred stock dividends accrued.........            --         |       1.4

    Net loss attributable to common stockholders....     $    (2.9)        |  $  (13.3)
                                                        ================== |================
    Basic and diluted net loss per share (2)........     $    (0.10)       |
                                                        ================== |
    Weighted averages shares outstanding-basic and                         |
       diluted......................................          28.7         |
                                                        ================== |

    (1) Special charges consist of asset impairments, restructuring charges and debt restructuring fees for the three month period ended March 31, 2003; asset impairments and restructuring charges for the three month period ended March 31, 2002.
    (2) Loss per share for the Predecessor Company not presented as the common stock was not traded on an established trading market.
    (3) Excludes contractual interest of $2.1 million for the three month period ended March 31, 2002 which was not recorded during the reorganization.



(in millions, except per share data)                    Successor Company    |                       Predecessor Company
                                              -------------------------------|-----------------------------------------------------
                                                                             |                        As of December 31,
                                                                             |                        ------------------
                                                                             |
                                                 As of     As of      As of  |   As of
                                               Mar. 31,  Dec. 31,    May 1,  | April 30,    2001       2000        1999      1998
                                                 2003      2002       2002   |    2002
                                              --------- ---------- ----------|----------- ---------- ---------- ---------- --------
Consolidated Balance Sheet Data                                              |
Cash and cash equivalents.....................$  23.0    $   29.4  $    18.8 | $    18.8  $    30.7  $    40.7  $     60.8 $   50.9
Working capital (deficiency)..................   18.3        19.1       12.5 |       7.5     (306.9)      23.6        55.6     46.8
Total assets..................................  160.0       168.8      181.9 |      94.5      115.7      239.7       284.3    297.1
Total assets excluding MOD III, Inc...........  130.0       138.8      151.9 |        --         --         --          --       --
Current liabilities...........................   30.1        35.1       41.8 |      44.1      375.5       88.0        78.5     59.0
Liabilities subject to compromise.............     --          --         -- |     325.7         --         --          --       --
Total liabilities.............................   65.7        72.0       61.9 |     383.9      389.8      382.6       374.1    345.3
Stockholders' equity (deficiency).............   64.3        66.8       90.0 |    (289.4)    (274.1)    (142.9)      (89.8)   (48.2)




                                 The Offering


Common stock offered by the selling stockholders........    11,755,000 shares
Use of proceeds.........................................    We will not receive any proceeds
                                                            from the sale of the shares of
                                                            common stock offered by the selling
                                                            stockholders.
Trading.................................................    The common stock is not listed for
                                                            trading on any national exchange or
                                                            for quotation on NASDAQ, but currently
                                                            trades on the Over-the-Counter Bulletin
                                                            Board under the symbol "ZILGE" (upon
                                                            effectiveness of the registration
                                                            statement relating to this prospectus,
                                                            we expect our ticker symbol to change
                                                            to "ZILG").


As of June 1, 2003, we had 29,431,545 shares of common stock outstanding of which 1,590,965 were issued and are subject to certain repurchase rights by the Company. These amounts exclude certain shares issuable pursuant to options and warrants as described under the Section entitled "Capitalization."

A summary of the issued and outstanding common shares of the company are as follows:

As of March 31,2003
    Common shares outstanding.............................      28,090,580
    Restricted common shares outstanding..................       1,690,965
                                                               ------------
      Total common shares outstanding.....................      29,781,545
    Less repurchases
    Common stock (1)......................................       (250,000)
    Restricted stock (2)..................................       (100,000)
                                                               ------------
As of June 1, 2003........................................      29,431,545
                                                               ============

(1) Treasury stock reflects open market repurchase at $2.00 per share on May 1, 2003
(2) Repurchase of restricted common stock at $3.25 per share on May
    30,2003

See Note 12 to Unaudited Interim Financial Statements included herein this prospectus.


                             Corporate Information

We were incorporated in California in 1981 and reincorporated in Delaware in 1997. Our principal executive offices are located at 532 Race Street, San Jose, California 95126, and our telephone number is (408) 558-8500. Our Internet address is www.zilog.com. The information on our website is not a part of this prospectus.


                                 RISK FACTORS

The following risk factors should be considered carefully in addition to the other information in this prospectus. If any of these risks actually occurs, our business could be harmed materially. You should be prepared to accept any or all of the risks associated with purchasing shares, including a loss of all of your investment.

                      Risks Related to the Restructuring

We recently effectuated a reorganization pursuant to a prepackaged plan under Chapter 11 of the United States Bankruptcy Code, which does not assure our continued success.

On February 28, 2002, we filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The United States Bankruptcy Court for the Northern District of California confirmed our prepackaged plan of reorganization on April 30, 2002 and we emerged from bankruptcy on May 13, 2002. Pursuant to the financial restructuring, our formerly publicly traded 9.5% Senior Secured Notes due 2005, accrued interest related to such notes, and all of our previously existing equity securities were canceled. Our completion of bankruptcy proceedings does not assure our continued success.

Our new revolving credit facility restricts our ability to take certain actions that we may determine to be in our best interests.

In connection with our reorganization, we replaced our previous credit facility with a three-year $15.0 million senior secured revolving credit facility. Borrowings under this credit facility are secured by substantially all of our assets. This facility places various restrictions on us, including, but not limited to, restrictions on our ability to incur indebtedness and engage in certain corporate transactions, and requires us to maintain financial ratios. As of March 31, 2003, we had additional borrowing capacity of $0.8 million under this facility. This credit facility is scheduled to expire on May 13, 2005, at which time we may be required to renew, refinance, or modify the credit facility with our lender or locate alternative financing. These restrictions and provisions could have an adverse impact on our future liquidity and ability to implement our business plan.

Our reorganization may have negatively affected some of our relationships with our customers, suppliers and employees.

The effect, if any, of our Chapter 11 case and plan of reorganization may have had, and may continue to have, upon our continued operations cannot be predicted or quantified. Some entities may be uncomfortable doing business with a company that has recently emerged from bankruptcy. Our Chapter 11 case could adversely affect our relationships with our customers, suppliers and employees.

As a result of the adoption of "fresh-start" accounting, you will not be able to compare our historical financial statements with the financial results disclosed in this prospectus.

As a result of the consummation of our plan of reorganization and the transactions contemplated thereby, we are operating our business under a new capital structure. In addition, we adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 upon emerging from bankruptcy. Because SOP 90-7 requires us to reset our assets and liabilities to current fair values, our financial condition and results of operations disclosed in future filings will not be comparable to the financial condition or results of operations reflected in our historical financial statements contained in this prospectus.

                   Risk Related to Our Business and Industry

Our quarterly operating results are likely to fluctuate and may fail to meet expectations, which may cause the price of our securities to decline.

Our quarterly operating results have fluctuated in the past and will likely continue to fluctuate in the future. Our future operating results will depend on a variety of factors and they may fail to meet expectations. Any failure to meet expectations could cause the price of our securities to fluctuate or decline significantly. In addition, high proportions of our costs are fixed, due in part to our significant sales, research and development and manufacturing costs. Therefore, small declines in revenue could disproportionately affect our operating results in a quarter. A variety of factors could cause our quarterly operating results to fluctuate, including:

           o our ability to introduce and sell new products and technologies on a timely basis, such as our eZ80 and Z8 product families and extensions of these product families;

           o any shortage of wafer or assembly manufacturing capacity at our third-party vendors;

           o     changes in the prices of our products;

           o     technological change and product obsolescence;

           o changes in product mix or fluctuations in manufacturing yields;

           o     variability of our customers' product life cycles;

           o the level of orders that we receive and can ship in a quarter, customer order patterns and seasonality;

           o     increases in the cost or availability of raw materials; and

           o     gain or loss of significant customers.

We are currently experiencing a downturn in the business cycle and our revenues, cash generation and profitability are being adversely affected.

The semiconductor industry is highly cyclical and has experienced significant economic downturns at various times in the last three decades, characterized by diminished product demand, erosion of average selling prices and production over-capacity. In the fourth quarter of 2000, another downturn in our business cycle began and continues today. The terrorist acts of September 2001 in New York City, Washington, D.C. and Pennsylvania, and the United States' military response, have exacerbated the downturn and created an uncertain economic environment. We cannot predict the impact of these events, any subsequent terrorist acts or of any related military action, on our customers or business. We believe that, in light of these events, some of our customers have curtailed and may in the future delay or further curtail spending on technology, which could also negatively affect our quarterly results or financial condition in the future.

We are experiencing a decline in revenues, as our customers are not ordering product from us in the quantities that they previously ordered in 2000 and 2001. This decline in revenue has been accentuated by our decision in 2000 to de-emphasize certain product offerings in the television and PC peripheral markets. We are uncertain how long this decline will last. Additionally, we may be required to reduce selling prices in response to competition, which could lower our gross margin. Such a decline in selling prices would have a negative impact on our financial condition. As a result of our under-utilization of our manufacturing capacity, in January 2002 we closed one of our two wafer fabrication facilities. We are currently, and will likely in the future experience substantial period-to-period fluctuations in future operating results that are attributable to general industry conditions or events occurring in the general economy. Any economic downturn could pressure us to reduce our prices and decrease our revenues, cash generation and profitability.

We have a history of losses, and we may not be profitable in the future.

We have a history of losses including for the three-month period ended March 31, 2003 and for each of the years in the five-year period ended December 31, 2002, excluding the accounting effects of our reorganization. If our new business plan is not successful, we may not be profitable in the future.

We have implemented significant cost cutting measures, and we may be required to implement additional cost cutting measures depending upon our future revenues and operating results.

Similar to other semiconductor companies, we have implemented significant cost cutting measures in the past. These cost cutting efforts have included:

           o restructuring our manufacturing operations, which included consolidating our wafer fabrication facilities, outsourcing significant wafer and assembly operations and consolidating probe and final test operations at our Philippines site;

           o     refocusing of strategic priorities;

           o reallocating personnel and responsibilities to better utilize human resources;

           o reducing research and development and capital expenditure spending;

           o     reducing our workforce; and

           o     instituting temporary office and facility shutdowns.

Cost cutting measures may not increase our efficiency or future profitability and our reduction in research and development spending could harm our ability to introduce new products in the future. If our revenue or operating results significantly decline in the future, we may be required to institute further cost reduction measures.

If we are unable to implement our business strategy, our revenues and future profitability may be harmed materially.

Our future financial performance and success are largely dependent on our ability to implement our business strategy. In third quarter of 2001 we revised our business strategy to refocus on our core 8-bit micrologic business and to increase our use of external wafer fabrication facilities. We may be unable to implement this new business strategy, including planning for and responding to lack of external wafer fabrication capacity and dealing with unforeseen quality issues, and, even if we do implement our strategy successfully, our results of operations may fail to improve.

In addition, although the semiconductor micrologic market has grown in prior years, it is currently in a significant downturn. Our revenues and future profitability could be harmed seriously. It is uncertain for how long this slowdown will last.

We may not be able to introduce and sell new products, and our inability to do so may harm our business materially.

Our operating results depend on our ability to introduce and sell new products. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries that are currently the primary end-users of semiconductors. As these industries evolve and introduce new products, our success will depend on our ability to adapt to such changes in a timely and cost-effective manner by designing, developing, manufacturing, marketing and providing customer support for new products and technologies. Our ability to introduce new products successfully depends on several factors, including:

           o development of support tools and collateral literature that make complex products easy for engineers to understand and use;

           o     proper new product selection;

           o     timely completion and introduction of new product designs;

           o     support from foundry services;

           o complexity of the new products to be designed and manufactured; and

           o market acceptance of our products and our customers' products.

We cannot assure you that the design and introduction schedules for any new products or any additions or modifications to our existing products will be met, that these products will achieve market acceptance or that we will be able to sell these products at prices that are favorable to us.

Acts of war or terrorism could harm our business.

The September 11, 2001 terrorist attacks on the United States created immediate significant economic and political uncertainty. The long-term effects of such attacks on the world economy and our business are unknown, but could be material to our business. Further terrorists acts or acts of war, whether in the United States or abroad, also could cause damage or disruption to our business, our suppliers, our freight carriers, or our customers, or could create political or economic instability, any of which could have a material adverse effect on our business. Escalated tensions between India and Pakistan particularly pose an increased risk to our design operations in India, which could be disrupted in the event of the outbreak of war between the two countries.

Our industry is highly competitive and we cannot assure you that we will be able to compete effectively.

The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change and heightened competition in many markets. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater financial and other resources than we do with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also increasing their participation in the semiconductor industry. Our current and future products compete with, or may compete with, products offered by Advanced Micro Devices, ARM, Atmel, Conexant, Intel, Lucent Technologies, Microchip, Motorola, NEC, Philips, Sharp, ST Microelectronics, Texas Instruments and Toshiba, among others. Some of our principal products such as the Z80 microprocessor are licensed by our competitors or are in the public domain and can be manufactured and sold to our customers by our competitors, possibly with added features or at lower prices than we charge. Our ability to compete successfully in our markets depends on factors both within and outside of our control, including:

           o our ability to design and manufacture new products that implement new technologies, including our eZ80 and Z8 product families;

           o our ability to protect our products by effectively utilizing intellectual property laws;

           o     our product quality, reliability, ease of use and price;

           o the diversity of product line and our efficiency of production;

           o the pace at which customers incorporate our devices into their products; and

           o the success of our competitors' products and general economic conditions.

To the extent that our products achieve market acceptance, competitors typically seek to offer competitive products or embark on pricing strategies, which, if successful, could harm our results of operations and financial condition materially.

Unless we maintain manufacturing efficiency and avoid manufacturing difficulties, our future profitability could be harmed.

Our semiconductors are highly complex to manufacture and our production yields are sensitive. Our production yields may be inadequate in the future to meet our customers' demands. Production yields are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. From time to time, we have experienced difficulties in effecting transitions to new manufacturing processes and have suffered delays in product deliveries or reduced yields. We may experience similar difficulties or suffer similar delays in the future, and our operating results could be harmed as a result.

For example, we may experience problems that make it difficult to manufacture the quantities of our products that we anticipate producing in our wafer fabrication facility. These difficulties may include:

           o     equipment not performing as expected;

           o     process technology changes not operating as expected; and

           o     production personnel not operating equipment as expected.

If we are unable to obtain adequate production capacity, our business will be harmed.

We rely on independent third-party foundry manufacturers to fabricate an increasing percentage of our products. Industry-wide shortages in foundry capacity could harm our financial results. For example, a significant amount of our sales are of products which cannot be manufactured at our Nampa, Idaho wafer fabrication facility. Should we be unable to obtain the requisite foundry capacity to manufacture our complex new products, or should we have to pay high prices to foundries in periods of tight capacity, our ability to increase our revenues might be impaired. Any delay in initiating production at third-party facilities, any inability to have new products manufactured at foundries or any failure to meet our customers' demands could damage our relationships with our customers and may decrease our sales.

Other significant risks associated with relying on these third-party manufacturers include:

           o reduced control over the cost of our products, delivery schedules and product quality;

           o the warranties on wafers or products supplied to us are limited;

           o increased exposure to potential misappropriation of our intellectual property; and

           o the cost and consumption of time associated with switching foundries.

We depend on third-party assemblers and the failure of these third parties to continue to provide services to us on sufficiently favorable terms could harm our business.

We use outside contract assemblers for packaging our products. If we are unable to obtain additional assembly capacity on sufficiently favorable terms, our ability to achieve continued revenue growth might be impaired. Shortages in contract assembly capacity could cause shortages in our products and could also result in the loss of customers. Because we rely on these third parties, we also have less control over our costs, delivery schedules and quality of our products and our intellectual property is at greater risk of misappropriation.

Our international operations subject us to risks inherent in doing business in foreign countries that could impair our results of operations.

Approximately 66% of our net sales for the three-month period ended March 31, 2003 were made to foreign customers and we expect that international sales will continue to represent a significant portion of our net sales in the future. We maintain significant operations or rely on a number of contract manufacturers in the Philippines, Indonesia, Taiwan and India. We cannot assure you that we will be successful in overcoming the risks that relate to or arise from operating in international markets. Risks inherent in doing business on an international level include:

           o     economic and political instability;

           o changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

           o     transportation delays;

           o     power supply shortages and shutdowns;

           o difficulties in staffing and managing foreign operations and other labor problems;

           o     existence of language barriers and cultural distinctions;

           o     acts of God, including floods, typhoons and earthquakes;

           o     taxation of our earnings and the earnings of our personnel;
                 and

           o other uncertainties relating to the administration of, or changes in, or new interpretation of, the laws, regulations and policies of the jurisdictions in which we conduct our business.

In addition, our activities outside the United States are subject to risks associated with fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. While our sales are primarily denominated in U.S. dollars, worldwide semiconductor pricing is influenced by currency rate fluctuations, and such fluctuations could harm our operating results materially.

The risks inherent in our international operations have been increased by the terrorist attacks of September 2001. These attacks, coupled with the international military response, have created an uncertain economic environment and we cannot predict the impact of these events, any subsequent terrorist acts or of any related military action, on our customers or our business.

The lease of the facility housing our Philippines operations expires in March 2004; if we are unable to negotiate an extension of this lease or relocate these operations on commercially reasonable terms, our results of operations could be harmed.

The majority of our final product testing, inventory warehousing and logistics operations reside in a 54,000 square foot facility located in the Philippines. We have occupied this site with inexpensive rental payments since 1979 and the lease is presently due to expire on March 31, 2004. Accordingly, if we are unable to negotiate an extension of the lease or effectively relocate these operations to another site on commercially reasonable terms, our results of operations could be harmed.

We have changed our North American distributors, and we may lose some of our customers as a result.

In September 2002, we announced our intention to terminate our existing relationship with our Pioneer Standard, our full-service distributor in North America. We completed the termination of our relationship with Pioneer Standard in the fourth quarter of 2002. For the year ended December 31, 2002, Pioneer Standard purchased approximately $17.9 million of our products. In their place, we have franchised Future Electronics as our sole exclusive full-service distributor in North America. For three months ended March 31, 2003, Future Electronics purchased approximately $5.1 million of our products. We expect that Future Electronics will take over the majority of the business that we previously conducted with Pioneer Standard, but this transition may not occur smoothly. Pioneer Standard may try to direct their customers to purchase competing products instead of ours. Other customers may not wish to transfer their business to Future Electronics. As a result, we may lose some of the business that we used to sell through our prior distributor, which could harm our operating results materially. Future Electronics also distributes products of our competitors that may directly compete with our product offerings. If Future Electronics chooses to promote those products over our products, our operating results could be harmed significantly. In addition, if Future Electronics were to terminate our distribution agreement, we could experience a period of significant interruption of our business while we obtained other distribution channels.

A significant amount of our revenues comes from relatively few of our customers and distributors, and any decrease of revenues from these customers and distributors, or the loss of their business, could significantly harm our financial results.

Historically we have been, and we expect to continue to be, dependent on a relatively small number of customers and distributors for a significant portion of our revenues. We depend on third-party distributors to market and sell our products and these third-party distributors accounted for approximately 44% of our net sales for the year ended December 31, 2002 and 48% of our net sales for the three month period ended March 31, 2003. Our distributors may not continue to effectively market, sell or support our products. Our ten largest customers, including our distributors, accounted for approximately 54% of our net sales for the year ended December 31, 2002, and 61% of our net sales for the three month period ended March 31, 2003. Future Electronics, Inc. and Thomson Consumer Electronics accounted for approximately 20% and 10%, respectively, of our net sales for the three-month period ended March 31, 2003. Concentration of net sales to particular customers may change from period to period, but we expect that sales to a limited number of customers will continue to account for a significant percentage of our revenues in any particular period for the foreseeable future. The loss of one or more major customers or any reduction, delay or cancellation of orders by any of these customers or our failure to market successfully to new customers could harm our business materially.

We have very few long-term contracts with our customers and, like us, our customers typically compete in cyclical industries. In the future, these customers may decide not to purchase our products at all, to purchase fewer products than they did in the past, or to alter their purchasing patterns, particularly because substantially all of our sales are made on a purchase order or sales order acknowledgment basis, which permits our customers to cancel, change or delay product purchase commitments upon 30 days notice for standard products and 60 days notice for custom products. Customers may still cancel or reschedule within these time periods, however they routinely incur a cancellation or rescheduling charge. This risk is increased because our customers can purchase some similar products from our competitors.

Changes in technologies or consumption patterns could reduce the demand for our products.

As a result of technological changes, from time to time our customers design our products out of some devices. Any resulting decreased sales could reduce our profitability. For example, in 1999 and 2000, a number of our customers changed the designs of computer mouse pointing devices that they manufacture, and as a result, these devices no longer contain our products. Because we do not have long-term supply contracts with most of our customers, changes in the designs of their products can have sudden and significant impacts on our sales. For example, net sales of our computer mouse pointing devices and other computer peripheral products decreased substantially from approximately $15.4 million in 2000 to approximately $4.9 million in 2001, to approximately $2.4 million for the year ended December 31, 2002 and to approximately $0.4 million for the three month period ended March 31, 2003. These reduced sales due to design changes have harmed us in the past and additional design changes could harm our operating results in the future.

We depend on key personnel, and the loss of our current personnel or our failure to hire and retain additional personnel could affect our business negatively.

We depend on our ability to attract and retain highly skilled technical and managerial personnel. We believe that our future success in developing marketable products and achieving a competitive position will depend in large part on our ability to identify, recruit, hire, train, retain and motivate highly skilled technical, executive, managerial, marketing and customer service personnel. Competition for these personnel is intense, especially in Northern California, where our headquarters are located, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. Our failure to recruit and retain necessary technical, executive, managerial, merchandising, marketing and customer service personnel could harm our business and our ability to obtain new customers and develop new products. In addition, our current financial condition could have a negative impact on our ability to recruit and retain employees.

In January 2002, we entered into an employment agreement with James M. Thorburn, our Chairman and Chief Executive Officer, pursuant to which we will make grants of stock options on each of May 13, 2003, and restricted stock grants on May 13, 2004 and May 13, 2005. We intended to loan Mr. Thorburn the funds to pay the income taxes due with respect to these grants, as we have done with other employees that received grants of restricted stock. In July 2002, however, Congress enacted the Sarbanes-Oxley Act of 2002, which prohibits these loans. As a result of this development, we have converted Mr. Thorburn's May 13, 2003 restricted stock grant to stock options and will need to revisit the terms of our employment arrangement with Mr. Thorburn. There can be no assurance that we will be able to reach a mutually satisfactory arrangement.

We may fail to protect our proprietary rights and the cost of protecting those rights, whether we are successful or not, may harm our ability to compete.

The measures we take to protect our intellectual property rights may be inadequate to protect our proprietary technologies and processes from misappropriation, and these measures may not prevent independent third party development of competitive products. We may not be able to detect the unauthorized use of, or take appropriate steps to enforce our intellectual property rights. Despite our efforts to protect our proprietary rights in both the United States and in foreign countries, existing intellectual property laws in the United States provide only limited protection and, in some cases, the laws of foreign countries provide even less protection.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights or the proprietary rights of others. Any such litigation could require us to incur substantial costs and divert significant valuable resources, including the efforts of our technical and management personnel, which may harm our business materially.

We could be subject to claims of infringement of third-party intellectual property rights, which could be time-consuming and expensive for us to defend.

The semiconductor industry is characterized by frequent claims and related litigation regarding patent and other intellectual property rights. Third parties may assert claims or initiate litigation against us, our licensors, our foundries, our service providers, or our customers with respect to existing or future products. Any intellectual property litigation initiated against us could subject us to significant liability for damages and attorneys' fees, invalidation of our proprietary rights, injunctions or other court orders that could prevent us from using specific technologies or engaging in specific business activities. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management's time and attention from our business. Any potential intellectual property litigation could also force us to do one or more of the following:

           o     pay substantial damages;

           o cease using key aspects of our technologies or processes that incorporate the challenged intellectual property;

           o cease the manufacture, use, sale, offer for sale and importation of infringing products;

           o     alter our designs around a third party's patent;

           o obtain licenses to use the technology that is the subject of the litigation from a third party;

           o expend significant resources to develop or obtain non-infringing technology;

           o create new brands for our services and establish recognition of these new brands; or

           o make significant changes to the structure and the operation of our business.

Implementation of any of these alternatives could be costly and time-consuming and might not be possible at all. An adverse determination in any litigation to which we were a party could harm our business, our results of operations and financial condition. In addition, we may not be able to develop or acquire the technologies we need, and licenses to such technologies, if available, may not be obtainable on commercially reasonable terms. Any necessary development or acquisition could require us to expend substantial time and other resources.

If an infringement against us is successful and we are unable to license the infringed technology, our business and operating results would be harmed significantly.

We may engage in acquisitions that could adversely affect our operating results, dilute our stockholders' equity, or cause us to incur additional debt or assume contingent liabilities.

To grow our business and maintain our competitive position, we have made acquisitions in the past and may do so in the future. For example, in April 1999, we acquired substantially all of the assets and assumed the operating liabilities of Seattle Silicon Corporation and in July 2000, we acquired Calibre, Inc.

Acquisitions involve a number of risks that could harm our business and result in the acquired business not performing as expected, including:

           o insufficient experience with technologies and markets in which the acquired business is involved that may be necessary to successfully operate and integrate the business;

           o problems integrating the acquired operations, personnel, technologies or products with the existing business and products;

           o diversion of management time and attention from our core business and to the acquired business;

           o potential failure to retain key technical, management, sales and other personnel of the acquired business;

           o difficulties in retaining relationships with suppliers and customers of the acquired business; and

           o acquired assets, including intangible assets, may subsequently become impaired.

In addition, acquisitions could require investment of significant financial resources and may require us to obtain additional equity financing, which may dilute our stockholders' equity, or to incur additional indebtedness.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in these policies or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, while current accounting rules allow us to exclude the expense of stock options from our financial statements, influential business policy groups, including the Financial Accounting Standards Board, have suggested that the rules be changed to require these options to be expensed. Technology companies generally, and our company, specifically, rely heavily on stock options as a major component of our employee compensation packages. If we are required to expense options, we may be less likely to achieve profitability or we may have to decrease or eliminate options grants. Decreasing or eliminating option grants may negatively impact our ability to attract and retain qualified employees.

We are subject to a variety of environmental laws and regulations and our failure to comply with present or future laws and regulations could harm our business materially.

Our manufacturing processes require us to use various hazardous substances and, as a result, we are subject to a variety of governmental laws and regulations related to the storage, use, emission, discharge and disposal of such substances. Specifically, the existing process of manufacturing silicon wafers is based on use of large amounts of corrosive chemicals and huge quantities of distilled, de-ionized water. Our failure to comply with present or future laws and regulations or the loss of any permit required to conduct our business could result in fines being imposed on us, the limitation or suspension of production or cessation of our operations. Compliance with any future environmental laws and regulations could require us to acquire additional equipment or to incur substantial other expenses. Any failure by us to control the use of, or adequately restrict the discharge of, hazardous materials could subject us to future liabilities that could materially harm our business. In addition, we may be required to incur significant expense in connection with governmental investigations and/or environmental employee health and safety matters.

Recently enacted and proposed changes in securities laws and regulations will increase our costs.

The Sarbanes-Oxley Act of 2002 that became law in July 2002 requires changes in some of our corporate governance practices. The Act also requires the SEC to promulgate new rules on a variety of subjects. In addition to final rules and rule proposals already made by the SEC, NASDAQ has proposed revisions to its requirements for companies such as us that are OTCBB-listed. We expect these new rules and regulations to increase our legal and financial compliance costs, and to make some activities more difficult, time consuming and/or more costly. We also expect that these new rules and regulations may make it more costly to obtain director and officer liability insurance coverage, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers. Pursuant to the Sarbanes-Oxley Act we have instituted a number of changes relating to corporate governance practices including the certification of financial statements pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and adoption of certain internal controls including back-up certifications. We have also recently formed a Disclosure Committee to facilitate the effective disclosure of material information to the Board of Directors.

The spread of severe acute respiratory syndrome may have a negative impact on our business and results of operations.

The recent outbreak of severe acute respiratory syndrome, or SARS, which has had particular impact in China, Hong Kong, and Singapore, could have a negative effect on our operations. A significant portion of our net sales are made in Asia. Also, we have implemented a multi-source assembly program with a number of Asian semiconductor assembly service providers and have wafer probe operations in the Philippines. Our operations may be impacted by a number of SARS-related factors, including, among other things, disrupting operations at our customers, suppliers or our operations. If the number of SARS cases continues to spread to other areas, our international and domestic sales and operations could be harmed.

                    Risks Related to Our Capital Structure

The agreements governing our credit facility may limit our ability to finance future operations or capital needs or engage in business activities that may be in our interest.

The terms of our credit facility contain restrictive covenants that may impair our ability to take corporate actions that we believe to be in the best interests of our stockholders, including restricting the ability to:

           o     dispose of assets;

           o     incur additional debt;

           o     prepay other debts or amend some debt instruments;

           o     pay dividends or repurchase stock;

           o     create liens on assets;

           o     enter into sale-leaseback transactions;

           o     make investments, loans or advances;

           o     make acquisitions or engage in mergers or consolidations;

           o change the business activities conducted by us or our subsidiaries;

           o make capital expenditures or engage in specific transactions with affiliates; and

           o     otherwise restrict corporate activities.

Our ability to comply with these borrowing terms may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default, which would permit our lender to cause all amounts we owe them to accelerate and become due and payable, together with accrued and unpaid interest. We may not be able to repay all of our borrowings if they are accelerated and, in such event, our business may be harmed materially and the value of our common stock and debt securities could decrease significantly.

                        Risks Related to this Offering

Our stock price may be volatile, and you may not be able to resell your shares at or above the price you paid, or at all.

Our common stock has limited trading activity on the Over-the-Counter Bulletin Board. We cannot predict the extent to which investor interest in our stock will lead to the development of a more active trading market, how liquid that market might become or whether it will be sustained. In addition, the trading price of our common stock has been and may continue to be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this prospectus.

Since our emergence from bankruptcy through April 4, 2003, the closing sale prices of our common stock quoted on the pink sheets or the Over-the Counter-Bulletin Board has ranged from as high as $6.62 to as low as $1.69. Based on this trading history, if you buy shares, you may not be able to resell those shares at or above the price you paid, or you may not be able to sell your shares at all. In addition, the stock markets in general have experienced extreme price and volume fluctuations. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance.

Sales of substantial amounts of our common stock could reduce the market price of our stock.

A substantial amount of our shares will be eligible for sale shortly after this offering. If our stockholders sell substantial amounts of common stock, the market price of our common stock could fall. We had 29,781,545 shares of common stock outstanding at March 31, 2003. Upon effectiveness of this registration statement, we believe that at least 27,750,000 of these shares will be freely tradable. The sale of a significant number of these shares could cause the price of our common stock to decline.

Provisions in our organizational documents and Delaware law could discourage acquisition proposals or delay a change in control that would be beneficial to our stockholders.

Our amended and restated certificate of incorporation and bylaws contain anti-takeover provisions that could make it more difficult for a third party to acquire control of us even if that change in control would be beneficial to our stockholders. These provisions include:

           o providing for a classified board of directors with staggered terms;

           o limiting the persons who may call special meetings of stockholders; and

           o prohibiting stockholders from taking action by written consent.

In addition, provisions of Delaware law may discourage, delay or prevent someone from acquiring or merging with us.

Our directors, named executive officers and two large stockholders, who beneficially own approximately 42% of our common stock in the aggregate, may have interests that conflict with the interests of our other stockholders.

Our directors and named executive officers, together with two large stockholders, PW Willow Fund, L.L.C. and funds managed by Capital Research and Management Company, beneficially owned approximately 42% of our outstanding common stock on a fully diluted basis, in the aggregate, as of March 31, 2003. As a result of their ownership and positions, our directors and named executive officers, together with PW Willow Fund and Capital Research and Management Company, collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of us. If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions. The investment objectives of these stockholders may differ from those of our other stockholders, including our future public stockholders.


                                USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.


                                DIVIDEND POLICY

We are restricted from paying any cash dividends on our common stock by the terms of the amended and restated credit agreement governing our revolving credit facility as described under the section entitled "Management's Discussion and Analysis of Financial Condition and Result of Operations--Liquidity and Capital Resources." As a result, we do not anticipate paying any such dividends on our common stock for the foreseeable future, and instead we will retain all future earnings to fund the growth and development of our business.


                          PRICE RANGE OF COMMON STOCK

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "ZILGE" (upon effectiveness of the registration statement relating to this prospectus, we expect our ticker symbol to change to "ZILG"). For the period between May 13, 2002, the effective date of our plan of reorganization, and May 16, 2002, our common stock was quoted through the Pink Sheets Electronic Quotation Service. Prior to May 13, 2002, there was no market for our common stock. The following table sets forth the high and low trading prices by quarter on the Over-the-Counter Bulletin Board and through the Pink Sheets.

 2002                                                       High         Low
 ----                                                     --------     --------

 Second Quarter (May 13 through June 30, 2002)........    $   6.25     $   4.55
 Third Quarter........................................    $   5.10     $   2.10
 Fourth Quarter.......................................    $   3.25     $   1.75

 2003
 ----

 First Quarter........................................    $   3.00     $   1.70
 Second Quarter (through June 3, 2003)................    $   3.35     $   1.66


The prices quoted on the Over-the-Counter Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Trading on the Over-the-Counter Bulletin Board has been sporadic and volumes have been low. In addition, all trades since May 16, 2002 may not have been required to be reported on the Over-the-Counter Bulletin Board. Consequently, we do not believe that our historic trading prices necessarily reflect the fair market value of our common stock.

On June 3, 2003, the last sale price for our common stock as reported by the Over-the-Counter Bulletin Board was $3.25 per share. As of June 3, 2003, we had 21 holders of record of our common stock, including holders of our restricted shares of common stock granted under the 2002 Omnibus Stock Incentive Plan.

                          FORWARD-LOOKING STATEMENTS

Some of the statements under sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and may involve unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "potential," "continue," or the negative terms or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors."

Although we believe that the expectations in the forward-looking statements contained in this prospectus are reasonable, we cannot guarantee future results, levels of activity, and performance achievements. These forward-looking statements are based on our current expectations, and we disclaim any obligation to update these forward-looking statements for subsequent events or to explain why actual results differ unless otherwise required by law. You should not place undue reliance on these forward-looking statements.


                                CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2003 after our adoption of fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7, on May 1, 2002. This table should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                           As of Mar. 31, 2003
                                                                          (dollars in millions)
                                                                          ---------------------
    Borrowings under revolving credit facility...........................     $    5.0
    Stockholders' equity:
    Common Stock, $0.01 par value: 40,000,000 shares authorized;
       29,781,545 shares issued and outstanding .........................          0.3
    Deferred compensation................................................         (4.1)
    Additional paid-in capital...........................................         97.0
    Accumulated deficit (since May 1, 2002)..............................        (28.9)
    Total stockholders' equity...........................................         64.3
        Total capitalization.............................................     $   69.3

Included in the 29,781,545 shares of common stock issued and outstanding, are 1,690,965 restricted shares of common stock granted under the 2002 Omnibus Stock Incentive Plan during the period between May 13, 2002 and March 31, 2003, in connection with the effectiveness of our plan of reorganization. These shares of restricted stock are subject to, among other things, repurchase rights if the holders cease to be employed by the Company and the Company's right of first refusal. As of March 31, 2003, a total of 579,257 of these shares had vested with one third of the remaining 1,111,708 shares to vest on each of May 13, 2003, May 13, 2004 and May 13, 2005. We generally have the right to repurchase under the following conditions:

o vested restricted shares of common stock; if such shares are offered by the holder for sale for the greater of their fair market value or the indebtedness of the holder to the Company with respect to the tax attributable to such shares.

o unvested shares on termination of employment for the greater of $0.01 per share or the outstanding loan amount to the Company with respect to the tax attributable to such shares.

The number of shares of common stock indicated above to be outstanding excludes 2,252,358 shares of common stock issuable upon the exercise of stock options outstanding at March 31, 2003, of which 568,114 were vested and are exercisable as of that date and an additional 17,354 were vested and exercisable as of May 15, 2003 and 120,000 shares of common stock issuable upon the exercise of a warrant held by Future Electronics, Inc. The weighted average exercise price of these options was $2.81 at March 31, 2003.

The number of shares of common stock indicated as outstanding also excludes:

      1) 229,418 shares of common stock issuable upon exercise of stock options granted to Mr. Thorburn on April 24, 2003 at an exercise price of $1.00 per share and vested May 13, 2003. On April 24, 2003, the compensation committee of the Board of Directors cancelled the grant of 176,465 shares of restricted stock to which Mr. Thorburn would have been entitled under his employment agreement. These shares were to be fully vested upon grant and have a purchase price of $0.01 per share. Additionally, Mr. Thorburn's employment agreement also provides for a loan guarantee to finance the tax implications of the share issuance. This arrangement is no longer permitted as a result of compliance with the Sarbanes-Oxley Act of 2002.

      2) 352,930 shares of common stock to be granted to Mr. Thorburn, our Chairman and Chief Executive Officer, pursuant to his employment agreement, of which 176,465 shares are to be granted on each of May 13, 2004 and May 13, 2005. These shares will not carry vesting restrictions when issued and will be subject to the rights of first refusal by the Company.

      3) 120,000 shares of common stock issuable upon exercise of a warrant granted to Future Electronics, Inc. on January 26, 2003, at an exercise price of $3.20 per share vesting upon the attainment of certain performance goals.

      4) Shares repurchased by the Company pursuant to its recently announced share repurchase program.

See the section entitled "2002 Omnibus Stock Incentive Plan" beginning on page 62 for more information.


                            SELECTED FINANCIAL DATA

You should read the following selected consolidated financial data set forth below in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the notes to those statements appearing elsewhere in this registration statement. The consolidated statement of operations data for the eight months and four months ended December 31, 2002 and April 30, 2002, respectively, and for the year ended December 31, 2001 and the consolidated balance sheet data as of December 31, 2002 and December 31, 2001 are derived from our respective consolidated financial statements included elsewhere in this prospectus which have been audited by KPMG LLP, independent auditors. Consolidated statement of operations data for the three-month periods ended March 31, 2003 and 2002 and consolidated balance sheet data as of March 31, 2003, May 1, 2002 and April 30, 2002 are unaudited. The consolidated statement of operations data for the year ended December 31, 2000 is derived from our respective consolidated financial statements included elsewhere in this prospectus which have been audited by Ernst & Young LLP, independent auditors. The consolidated statement of operations data for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 are derived from our respective consolidated financial statements not included herein which have been audited by Ernst & Young LLP, independent auditors.

Our interim results are based on fiscal quarters of thirteen weeks in duration ending on the last Sunday of each calendar quarter. The first and second fiscal month of each quarter is four weeks in duration and the final month is five weeks. Each of our interim periods ends on Sunday, except the last fiscal period of each year, which ends on December 31. However, for financial reporting purposes, we have labeled our interim fiscal periods as ending on calendar month-end. The operating results for any interim period are not necessarily indicative of results for any subsequent period or the full fiscal year. All amounts are presented in millions, except per share amounts.

Upon emergence from Chapter 11 proceedings, we adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7. In connection with the adoption of fresh-start reporting, our reorganization value has been allocated to our assets and liabilities on a basis which is substantially consistent with the purchase method of accounting. Our financial statements for periods subsequent to adoption of fresh-start reporting are not comparable with those prepared before our plan was confirmed because they are, in effect, those of a new entity. Consequently, the consolidated balance sheet data at December 31, 2002 and at May 1, 2002 is labeled "Successor Company," and reflects the effect of our reorganization plan and the associated fresh-start adjustments. Periods presented prior to May 1, 2002 have been designated "Predecessor Company."
Note 3 to our consolidated financial statements, included elsewhere in this prospectus, provides a reconciliation of the Predecessor Company's consolidated balance sheet from April 30, 2002 to that of the Successor Company on May 1, 2002.

Although our plan of reorganization became effective on May 13, 2002, for financial reporting purposes, the effective date of our plan of reorganization is considered to be April 30, 2002.

A black line has been drawn between the accompanying financial statements to distinguish for accounting purposes between the Successor Company and the Predecessor Company.

We have included goodwill amortization and in-process research and development within the research and development and special charges categories, respectively, of the Predecessor Company statements of operations, respectively, whereas these items are each disclosed separately in the Successor Company's statements of operations. The 2002 Consolidated Statements of Operations have been combined as a matter of convenience. The combined results are not meant to be a presentation in accordance with generally accepted accounting principles due to the change in basis resulting from the completion of the reorganization plan and the application of fresh-start accounting during the period.


(in millions, except per share data)                             Successor |                       Predecessor Company
                                                   Combined       Company  |
                                                 --------------------------|-------------------------------------------------------
                                                                  Eight    |
                                                                  Months   |Four Months
                                                  Year Ended       Ended   |   Ended                Years Ended December 31,
                                                   Dec. 31,      Dec. 31,  |  April 30,  ------------------------------------------
                                                     2002          2002    |    2002        2001        2000       1999      1998
                                                 -----------    ---------  |---------    ---------- ----------  --------- ---------
Consolidated Statement of                                                  |
   Operations Data:                                                        |
Net sales.......................................  $   139.6     $    93.6  |$    46.0    $    172.3  $   239.2  $   245.1  $  204.7
Cost of sales...................................       77.3          51.2  |     26.1         130.1      151.7      158.7     163.3
                                                                           |
Cost of sales - amortization of fresh-start                                |
   inventory adjustment.........................        3.9           3.9  |       --            --         --         --        --
                                                 -----------    ---------  |---------    ---------- ----------  --------- ---------
Gross margin....................................       58.4          38.5  |     19.9          42.2       87.5       86.4      41.4
                                                                           |
                                                                           |
Research and development........................       17.9          11.1  |      6.8          28.7       36.9       32.8      28.9
Selling, general and administrative.............       33.4          22.6  |     10.8          46.1       54.5       59.1      54.3
Special charges and reorganization items (1)....        9.7           2.8  |      6.9          54.3       17.5        4.7      38.6
Amortization of intangible assets...............        7.9           7.9  |       --            --         --         --        --
                                                                           |
In-process research and development.............       18.7          18.7  |       --            --         --         --        --
                                                 -----------    ---------  |---------    ---------- ----------  --------- ---------
Operating Loss..................................      (29.2)        (24.6) |     (4.6)        (86.9)     (21.4)     (10.2)    (80.4)
                                                                           |
Other income (expense):                                                    |
                                                                           |
    Fresh-start adjustments.....................       83.7            --  |     83.7            --         --         --        --
    Net gain on discharge of debt ..............      205.7            --  |    205.7            --         --         --        --
                                                                           |
    Interest income.............................        0.3           0.2  |      0.1           1.1        2.8        2.6       3.8
                                                                           |
    Interest expense (3)........................       (5.5)         (0.5) |     (5.0)        (33.7)     (29.1)     (29.0)    (24.4)
                                                                           |
    Other, net..................................        0.6           0.5  |     0.1          (0.8)      (0.8)      (0.3)     (0.8)
                                                 -----------    ---------  |---------    ---------- ----------  --------- ---------
Total other income (expense): ..................      284.8           0.2  |    284.6         (33.4)     (27.1)     (26.7)    (21.4)
                                                 -----------    ---------  |---------    ---------- ----------  --------- ---------
Income (loss) before reorganization items,                                 |
   provision (benefit) for income taxes, equity                            |
   method investment loss and cumulative effect                            |
   of change in accounting principle............      255.6         (24.4) |    280.0        (120.3)     (48.5)     (36.9)   (101.8)
                                                                           |
Reorganization items............................        4.0            --  |      4.0            --         --         --        --
Provision (benefit) for income taxes............        1.7           1.6  |      0.1           0.5        0.3        1.0     (14.3)
Equity method investment loss...................         --            --  |       --           7.2        0.9         --        --
Cumulative effect of change in accounting                                  |
   principle.                                            --            --  |       --            --       (8.5)        --        --
Net income (loss)...............................      249.9         (26.0) |    275.9        (128.0)     (58.2)     (37.9)    (87.5)
                                                 -----------    ---------  |---------    ---------- ----------  --------- ---------
Less: preferred stock dividends accrued.........        1.9            --  |      1.9           5.1        4.5        4.0       3.0
                                                 -----------    ---------  |---------    ---------- ----------  --------- ---------
Net income (loss) attributable to common                                   |
   stockholders................................. $    248.0     $   (26.0) | $  274.0    $   (133.1)  $  (62.7) $   (41.9) $  (90.5)
                                                 ===========    =========  |=========    ========== ==========  ========= =========
Basic and diluted net loss per share (2)........                $   (0.91) |
Weighted averages shares outstanding-basic and                  =========  |
   diluted......................................                     28.6  |
                                                                =========  |
                                                                           |


(1) Special charges consist of asset impairments, restructuring charges and debt restructuring fees in 2002 and 2001; asset impairments; Restructuring charges and purchased in-process R&D charge in 2000; asset impairments and purchased in-process R&D charge in 1999; and recapitalization and restructuring charges in 1998. See Note 7 of Notes to Consolidated Financial Statements.
(2) Loss per share for the Predecessor Company not presented as the common stock was not traded on an established trading market.
(3) Excludes contractual interest of $4.2 million in the four months ended April 30, 2002 which was not recorded during the reorganization.



The following table provides summary consolidated financial data for the three month periods ended March 31, 2003 and March 31, 2002.

    (in millions, except per share data)                   Successor       |  Predecessor
                                                            Company        |    Company
                                                        -------------------|------------------
                                                           Three Months    |  Three Months
                                                              Ended        |      Ended
                                                          Mar.  31, 2003   |  Mar. 31, 2002
                                                        -------------------|------------------
    Consolidated Statement of                                              |
       Operations Data:                                                    |
    Net sales.......................................     $    25.2         | $    36.0
    Cost of sales...................................          14.9         |      20.3
                                                        -------------------|------------------
    Gross margin....................................          10.3         |      15.7
                                                                           |
    Research and development........................           3.9         |       5.2
    Selling, general and administrative.............           6.2         |       8.1
    Special charges and reorganization items (1)....           1.2         |       5.6
    Amortization of intangible assets...............           1.7         |        --
                                                        -------------------|------------------
    Operating loss..................................          (2.8)        |      (3.2)
                                                                           |
    Other income (expense):                                                |
        Interest income..............................          0.1         |       0.1
        Interest expense (3).........................         (0.1)        |      (5.0)
        Other, net...................................           --         |       0.1
                                                        -------------------|------------------
    Total other income (expense): ...................           --         |      (4.8)
                                                        -------------------|------------------
    Loss before reorganization items and provision                         |
       for income taxes..............................         (2.8)        |      (8.0)
    Reorganization items.............................           --         |       3.8
    Provision for income taxes......................           0.1         |       0.1
                                                        -------------------|------------------
    Net loss........................................          (2.9)        |     (11.9)
    Less: preferred stock dividends accrued.........            --         |       1.4
                                                        -------------------|------------------
    Net loss attributable to common stockholders....     $    (2.9)        |  $  (13.3)
                                                        ===================|==================
    Basic and diluted net loss per share (2)........     $    (0.10)       |
                                                        ===================|
    Weighted averages shares outstanding-basic and                         |
       diluted......................................          28.7         |
                                                        ===================|
                                                                           |

    (3) Special charges consist of asset impairments, restructuring charges and debt restructuring fees for the three month period ended March 31, 2003; asset impairments and restructuring charges for the three month period ended March 31, 2002. See Note 7 of Notes to Consolidated Financial Statements.
    (4) Loss per share for the Predecessor Company not presented as the common stock was not traded on an established trading market.
    (4) Excludes contractual interest of $2.1 million for the three month period ended March 31, 2002 which was not recorded during the reorganization.



(in millions, except per share data)
                                                Successor Company Company    |                            Predecessor
                                         ------------------------------------|-----------------------------------------------------
                                                                             |                         As of December 31,
                                                                             |                         ------------------
                                            As of        As of        As of  |   As of
                                           Mar. 31,     Dec. 31,      May 1, | April 30,
                                             2003         2002         2002  |    2002       2001       2000       1999       1998
                                         ----------- ------------- ----------|---------- ---------- ---------- ---------- ---------
Consolidated Balance Sheet Data                                              |
Cash and cash equivalents................$   23.0    $   29.4      $  18.8   |$   18.8   $    30.7  $    40.7  $    60.8  $    50.9
Working capital (deficiency)..............   18.3        19.1         12.5   |     7.5      (306.9)      23.6       55.6       46.8
Total assets..............................  160.0       168.8        181.9   |    94.5       115.7      239.7      284.3      297.1
Total assets excluding MOD III, Inc.......  130.0       138.8        151.9   |      --          --         --         --         --
Current liabilities.......................   30.1        35.1         41.8   |    44.1       375.5       88.0       78.5       59.0
Liabilities subject to compromise.........    -            --           --   |   325.7          --         --         --         --
Total liabilities.........................   65.7        72.0         61.9   |   383.9       389.8      382.6      374.1      345.3
Stockholders' equity (deficiency).........   64.3        66.8         90.0   |  (289.4)     (274.1)    (142.9)     (89.8)     (48.2)
                                                                             |


A black line has been drawn between the accompanying financial statements to distinguish for accounting purposes between the Successor Company and the Predecessor Company.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors including those set forth in the section entitled "Risk Factors" and in other sections of this prospectus.


Overview

The following is management's discussion and analysis of financial condition and results of operations of the Company and its subsidiaries for the years ended December 31, 2002, 2001 and 2000 and the three month periods ended March 31, 2003 and March 31, 2002. This discussion and analysis should be read in conjunction with the section entitled "Selected Consolidated Financial Data" and the consolidated financial statements and notes thereto included elsewhere herein. Management's discussion and analysis provides information concerning our business environment, consolidated results of operations and liquidity and capital resources.

We prepare and release quarterly unaudited financial statements prepared in accordance with generally accepted accounting principles or GAAP. We also disclose and discuss EBITDA as a measure of liquidity in our filings with the Securities and Exchange Commission, earnings releases and investor conference calls. We believe the disclosure of such information helps investors more meaningfully evaluate the results of our ongoing operations. However, we recommend that investors carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our quarterly earnings releases, compare GAAP financial information with the pro forma financial results disclosed in our quarterly earnings releases and investor calls, and read the associated reconciliation.

Our interim results are based on fiscal quarters of thirteen weeks in duration ending on the last Sunday of each calendar quarter. However, for ease of reading our financial reports, we have labeled our interim fiscal periods as ending on calendar month-end. The operating results for any interim period are not necessarily indicative of results for any subsequent period or the full fiscal year, which ends on December 31 of each year.

2002 Financial Restructuring and Reorganization

Prior to February 1998, our common stock had been publicly traded on the New York Stock Exchange under the symbol "ZLG." On February 27, 1998, we consummated a merger with an affiliate of Texas Pacific Group, and in connection with that transaction, we issued $280.0 million of senior secured notes and we ceased having publicly traded equity. Since 2000, our business and financial growth had been negatively affected by the extremely difficult business climate in which we have been operating. We explored a number of strategic alternatives with the assistance of our financial advisor, Lazard Freres & Co., LLC, and an informal group of holders of our senior notes who collectively held or managed approximately $165.0 million in principal amount of our senior notes.

During the course of discussions, we concluded that the best vehicle to achieve a restructuring of our senior notes was through consummation of a voluntary pre-packaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code. On January 28, 2002, we commenced solicitation of acceptances of a joint plan of reorganization, which set forth a plan to reorganize our company and our subsidiary, ZiLOG MOD III, Inc.

We solicited acceptances of this joint plan from the holders of our senior notes and preferred stock. As permitted by bankruptcy court rules, we did not solicit votes from holders of our old common stock. In connection with this solicitation, we entered into lock-up agreements with members of the informal group of our noteholders. Under the lock-up agreements, the members of the informal group agreed, among other things and subject to certain conditions, to vote to accept the plan of reorganization.

The voting period for the solicitation ended on February 26, 2002. Holders of approximately $221.0 million of our senior notes accepted the plan of reorganization and none rejected the plan. All of the holders of our preferred stock who voted also accepted the plan of reorganization.

On February 28, 2002, we and our subsidiary, ZiLOG-MOD III, Inc., which we call MOD III, Inc., filed voluntary petitions with the United States Bankruptcy Court for the Northern District of California for reorganization under Chapter 11. The bankruptcy court subsequently confirmed MOD III, Inc.'s and our joint reorganization plan by its order entered on April 30, 2002. The joint plan of reorganization became effective on May 13, 2002, but for financial reporting purposes we use May 1, 2002, as the date of emergence from bankruptcy. We refer to the company prior to emergence from bankruptcy as the "Predecessor Company" and to the reorganized company as the "Successor Company."

Pursuant to the joint reorganization plan, we extinguished $325.7 million of liabilities, which included $280.0 million principal amount of our 9.5% Senior Secured Notes due 2005, $27.2 million in accrued interest due on the notes and $18.5 million of dividends payable on our former series A preferred stock. The former noteholders received substantially all of our new common stock and a liquidation preference in the net proceeds on the sale of the assets held by MOD III, Inc. The former equity holders received an aggregate $200,000 in cash. All debt and equity securities of the Predecessor Company were cancelled. As a consequence of these events, the Predecessor Company recorded a $205.7 million net gain on discharge of debt.

On May 1, 2002, we adopted "fresh-start" reporting proscribed by the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7. Fresh-start reporting was appropriate because our former noteholders received substantially all of our new common stock and the reorganization value of the assets of the Successor Company were less than the total pre-petition liabilities plus post-petition liabilities.

SOP 90-7 required us to establish a reorganization value upon our adoption of fresh-start reporting. With the assistance of our independent financial advisor, Lazard Freres & Co., LLC, we estimated our reorganization value using discounted projected cash flows, precedent transactions and public company comparisons. These valuations indicated a range of reorganization values between $70 million and $109 million, based on the underlying assumptions and limitations set forth in their analysis.

These assumptions include: the successful reorganization of our business and finances in a timely manner; the implementation of our business plan as a reorganized entity; the accuracy of information supplied by management about our business and our prospects; achievement of forecasted projections; market conditions as of December 31, 2001 continuing through an assumed effective date of March 31, 2002; and the plan of reorganization becoming effective in accordance with the estimates and assumptions upon which the valuation was based. In agreement with the informal committee of noteholders and with the approval of the bankruptcy court, we established a reorganization equity value of $90.0 million as of May 1, 2002 for purposes of applying fresh-start reporting. The projections we and our advisors used for estimating the Company's reorganization value were based on an adjusted EBITDA measure of liquidity (see Liquidity and Capital Resources section below). For the year ended December 31, 2002, our adjusted EBITDA exceeded the projections we and our advisors used to determine the recapitalization value of the Successor Company. We believe that our projections to date for purposes of determining the recapitalization value have been reasonable and consistent with actual performance.

Fresh-start reporting requires that we also record our assets at fair value upon adoption. Consequently, we engaged Key Assets as independent appraisers to assist management in valuation of our tangible assets and we engaged another independent appraisal firm to determine the fair value of our intangible assets and inventories. Key Assets was selected for the MOD II appraisal based on their expertise as resellers and appraisers of used semiconductor manufacturing equipment. The Key Assets appraisal resulted in a $13.1 million increase in property, plant and equipment related to our five-inch wafer fabrication facility. The valuation undertaken by Key Assets for fresh-start reporting included a physical inspection of the assets and assigned fair value to property, plant and equipment in Nampa, Idaho related to our five-inch wafer fabrication facility (MOD II) and our data center, as well as an adjacent 20 acre parcel of undeveloped land assuming a willing buyer and a willing seller and not under distressed sale conditions. Fair value was determined based on the current replacement cost for similar wafer fabrication capacity, considering the age, condition and other pertinent factors of the MOD II assets. Replacement cost was determined for most of the MOD II assets based on a market approach and considering such factors as recent sales prices for similar used equipment, dealer listings, and interviews with dealers who specialize in the sale of used semiconductor manufacturing equipment. For those pieces of equipment where a used-asset market does not exist, replacement cost was estimated based on the new asset cost, less estimated accumulated depreciation to reflect physical deterioration, functional obsolescence and economic obsolescence.

Although MOD II represents a unique group of assets that would only have utility to a select number of semiconductor manufacturing companies, we believe that MOD II could be sold for its current carrying amount as determined by the Key Assets appraisal. Previously, our five-inch wafer fabrication facility had been separately held for sale at a negotiated selling price of $3.0 million, based on a non-binding purchase offer received from a potential buyer in December 2000. Management agreed to the terms of the December 2000 purchase offer for several reasons including: monetary and human cost savings compared with closing and decommissioning the facility, as well as terminating the employees; and the acquirer was also willing to assure an uninterrupted source of supply of wafers manufactured in the MOD II facility until alternative sources could be qualified. Following a change in strategy, the MOD II assets were put back into service in June 2001. In June, 2001, management determined that the fair value of the MOD II assets was $3.0 million. We did not obtain an independent appraisal of MOD II in June of 2001, but determined that the fair value of MOD II had not changed materially during the six-month period between the non-binding purchase offer received in December 2000 and the decision to place MOD II back into service in June of 2001. This decision was made after consideration of the shift in our strategy to refocus on our core 8-bit micrologic business developed under the leadership of our new chief executive officer, as well as financial difficulties the Company was experiencing at the time, and the relatively short period of time between receiving the non-binding purchase offer and our decision to place MOD II back into service.

The appraisal process also resulted in a $3.9 million increase in inventories held by us and our distributors to reflect fair value at May 1, 2002. We also identified several separable intangible assets that were valued and recorded as part of our fresh-start reporting as follows (in millions):

                                  Asset                                Value
            -------------------------------------------------     ------------

            Existing technology..............................      $     17.0
            In-process research and development..............            18.7
            Brand name.......................................             9.2
                                                                  ------------
            Total separable intangible assets................      $     44.9
                                                                  ============

We recorded a gain of $83.7 million in the Predecessor Company's financial statements in connection with the fresh-start adjustments referred to above. Additionally, we recorded goodwill, with an indefinite life, in the aggregate amount of $26.7 million.

The in-process research and development was expensed on May 1, 2002. The inventory was amortized over two months consistent with the turnover of our inventory. The brand name and existing technology was amortized using the pattern-of-use method consistent with underlying discounted cash flows supporting the assets. The goodwill will not be amortized but will be subject to ongoing impairment reviews consistent with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." See the section entitled "Recent Accounting Pronouncements" below for more information on SFAS No. 142.

With the assistance of professional appraisers, our current technology was valued using the "Income Approach." Under the Income Approach, fair value reflects the present value of the projected cash flows that are expected to be generated by the products incorporating the current technology. The projected revenues and expenses used in the Income Approach are based upon what our management expects the technology to generate over the life of its products. The cash flows earned by the products represent a return on all of the assets purchased with the technology and employed in the generation of those cash flows, including tangible assets as well as identifiable intangible assets. The total return earned by the products must provide a return on each acquired asset that is consistent with the value and the relative risk of that asset. To separately value the current technology, the value and required rate of return for other identifiable assets must be determined. The required returns on these other assets are "charged to" (deducted from) the cash flow in the model to determine the returns specifically earned by the current technology. The residual return is earned by the technology. As part of this analysis, we determined individual rates of return applicable to each fresh-start assets or asset classes, and estimated the effective "capital charge" to be applied to the cash flows generated by the acquired current technology. Capital charges were made for returns related to the following: current assets of 6%; fixed assets of 10%; and workforce-in-place of 15%.

We believe that the ZiLOG trade name is well known within the semiconductor industry and that we will realize economic benefit from the name and it is considered separable in accordance with SFAS 141. Our appraisers utilized the Relief from Royalty, or RFR, approach in the valuation of the ZiLOG trade name. To determine the appropriate royalty rate, we:

   o  considered prevailing rates for similar properties; and
   o  relied on the experience of our professional appraisers.

The analysis indicated an appropriate pre-tax royalty rate of 1.5%. The avoided royalty cost was determined by applying this rate, adjusted for tax affects, to the Company's expected revenue. Therefore, the royalty rate was applied to five years of management's revenue forecasts. The avoided royalty costs were discounted to find the present value of avoided cash flows from royalties. In identifying the discount rate to be used to calculate the present value of the avoided royalties we considered the variability of the projected royalties. We applied a discount rate of 20% to the projected royalties.

As with the current technology, our appraisers used an Income Approach to value in-process research and development, or IPR&D. Under the income approach, fair value reflects the present value of the projected free cash flows that will be generated by the products, incorporating the technologies under development, assuming they will be successfully completed. The projected revenues used in the income approach are based upon the revenues expected to be generated upon completion of the projects and the beginning of commercial sales, as estimated by ZiLOG's management. The projections assumed that the technologies would be successful, and that the product's development and commercialization will meet management's time schedule. As with current technology, the cash flows generated by the IPR&D technologies represent a return on all of the assets purchased with the technologies and employed in the generation of those cash flows, including tangible as well as identifiable intangible assets. The total return earned by the new technologies must provide a return on each asset purchased that is consistent with the value and the relative risk of that asset. The returns required by each asset have been shown previously in "Current Technology," which is a separable intangible asset included in the consolidated balance sheet. We determined the applicable discount rates to be used in the valuation of the in-process technologies based on the risks of an investment in ZiLOG. The discount rate applicable to ZiLOG as a whole is not necessarily the rate that is applicable to the current technology or to the IPR&D when considered in isolation. The rate of return required by in-process technology typically has a higher risk profile than current technology and depends upon the stage of completion. An overall after tax discount rate of 35% was therefore applied to the cash flows expected to be generated by these products incorporating technology currently under development.

Stock Repurchase Program

On April 17, 2003, the Company's Board of Directors approved a stock repurchase program authorizing the repurchase of up to one million shares of its common stock.


The Company's common stock trades on the OTC bulletin board with a ticker symbol of "ZILGE" (upon effectiveness of the registration statement relating to this prospectus, we expect our ticker symbol to change to "ZILG"). Purchases under the program may be made, from time-to-time, in the open market, through block trades or otherwise. Depending upon market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice by the Company.


On May 1, 2003, the Company repurchased 250,000 shares at $2.00 per share. On May 30, 2003, the Company repurchased a block of shares from Michael D. Burger, the Company's President, at a purchase price of $3.25 per share which was the closing price on the OTCBB on the date of the repurchase net of the repayment of certain loans to Mr. Burger that were secured against the restricted stock. These shares will be reflected in the financial statements of the Company as treasury stock in the period ending June 30, 2003.

Critical Accounting Policies

We believe our critical accounting policies are as follows:

           o     fresh-start reporting;

           o     estimating sales returns and allowances;

           o     estimating allowance for doubtful accounts;

           o     estimating write-downs of excess and obsolete inventories;
                 and

           o     asset impairments.

A brief description of each of these policies is set forth below.

On an on-going basis, we evaluate our estimates, including those related to sales returns, allowance for doubtful accounts, inventory write-downs and asset impairments. We base our estimates on historical trends and various other assumptions that we believe to be reasonable at the time the estimates are made. Actual results could differ from those estimates.

Fresh-start reporting. Upon emerging from Chapter 11 proceedings, we adopted fresh-start reporting in accordance with SOP 90-7. Accordingly, for financial reporting purposes, we valued our assets and liabilities at fair value. With the assistance of our independent financial advisor, Lazard Freres & Co., LLC, and in reliance upon various valuation methods, and other applicable ratios and economic industry information relevant to our industry and through negotiations with various creditor parties in interest, we estimated our equity value to be $90.0 million. This estimate of equity value was derived from a weighted average of three valuations results based on comparable public company, precedent transaction and discounted cash flow analyses. For the purposes of the comparable public company analysis, Lazard analyzed the trading multiples of numerous public companies in the semiconductor industry, including Semtech, Globespan and Mitel, amongst others. The comparable public company analysis yielded a valuation range of $70 - $87 million; Lazard weighted this analysis 35% in its estimated valuation. The precedent transaction analysis yielded a valuation range of $88 - $109 million; Lazard weighted this analysis 30% in its estimated valuation. The discounted cash flow analysis yielded a valuation range of $82 - $106 million; In determining the discounted cash flow valuation range, Lazard considered three years of financial projections based on management's best estimates, with terminal values ranging from 6 to 8 times the final year's cash flow, and utilizing a discount factor of 28%. Lazard weighted this analysis 35% in its estimated valuation. These valuations were based on the underlying assumptions and limitations set forth in their report. These assumptions include: the successful reorganization of our business and finances in a timely manner; the implementation of our business plan as a reorganized entity; the accuracy of information supplied by management about our cash flow projections; achievement of forecasted projections; market conditions as of December 31, 2001 continuing through an assumed effective date of March 31, 2002; and the plan of reorganization becoming effective in accordance with the estimates and assumptions upon which the valuation was based.

In connection with the overall revaluation of the Company, described above, we recorded increases in the carrying value of our assets of $83.7 million to reflect the fair value of those assets under SOP 90-7. These increases in the carrying value of our intangible assets were based on three valuation approaches, depending on the specific intangible asset to be valued: the income approach, the cost approach and the market approach. These increases in carrying value of our tangible assets were based on physical inspections and written appraisals that included market data and cost approaches. Results would have varied under different assumptions or conditions.

Estimating sales returns and allowances. Our net sales from OEM customers consist of gross product sales reduced by expected future sales returns and allowances. To estimate sales returns and price allowances, we analyze historical returns and allowance activity to establish a baseline reserve level. Then we evaluate whether there are any underlying product quality or other customer specific issues that require additional specific reserves above the baseline level. Because the reserve for sales returns and allowances is based on our judgments and estimates, our reserves may not be adequate to cover actual sales returns and other allowances. If our reserves are not adequate, our net revenues and accounts receivable could be adversely affected.

Allowance for doubtful accounts. We maintain an allowance for losses we may incur as a result of our customers' inability to make required payments. Any increase in the allowance results in a corresponding increase in our selling, general and administrative expenses. In establishing this allowance, and then evaluating the adequacy of the allowance for doubtful accounts, we consider the aging of our accounts receivable, historical bad debts, customer concentrations, customer credit-worthiness and, to a lesser extent, current economic trends and changes in our customer payment terms. Historically, we have not experienced material bad debt write-offs. If the financial condition of one or more of our customers unexpectedly deteriorated, resulting in their inability to make payments, or if we otherwise underestimate the losses we incur as a result of our customers' inability to pay us, we could be required to increase our allowance for doubtful accounts which could adversely affect our operating results.

Estimating write-downs of excess and obsolete inventories. Each inventory component is assessed for excess or obsolescence by using an algorithm that we established. This algorithm is based on historical trends, demand forecasts and inventory age. We review the result of this algorithm and generally write-off all work-in-process inventory more than one year old and finished goods inventory quantities in excess of our current backlog. Write-offs of excess and obsolete inventories are reflected as a reduction to inventory values in the accompanying consolidated balance sheets, and an increase in cost of sales. If actual market conditions or customer demand patterns are less favorable than, or inconsistent with our assumptions, we may be required to take further write-downs of our inventory value, which could adversely impact our cost of sales and operating results.

Asset impairments. We apply the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

           o significant changes in the manner of our use of the acquired assets;

           o     significant changes in the strategy for our overall business;
                 and

           o     significant negative industry or economic trends.

When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying value, the carrying value of the assets are reduced to their estimated fair value. The estimated fair value is usually determined based on an estimate of future discounted cash flows. Asset impairments are recorded as a reduction in the asset value in our consolidated balance sheets and as special charges in our consolidated statements of operations.

The intangible assets created by the adoption of fresh-start accounting on our emergence from bankruptcy consist of existing technology, brand name as well as excess enterprise value, or goodwill. The existing technology and brand name are being amortized based on a pattern-of-use method in proportion to the discounted cash flows from such assets. The goodwill is not subject to amortization.

We evaluate the existing technology and brand name at each reporting period to determine whether events and circumstances continue to support the current carrying value as well as the remaining useful life. Additionally, goodwill is tested for impairment at least annually and more often if events and circumstances indicate that its fair value may be less than its carrying value. We expect to perform the annual impairment test for goodwill in the third quarter of 2003, unless the existence of triggering events indicates that an earlier review should be performed.

Adjustments to record impairment of long-lived assets or intangible assets could have a material adverse impact on our financial condition and results of operations in the period or periods in which such impairment is identified.

Reporting Segments

Beginning in May 2002, we have consolidated our business segments into one reportable segment to reflect the manner in which our chief operating decision-maker allocates resources and assesses the performance of our business.

Period Comparisons

Our results of operations after April 30, 2002 and our consolidated balance sheets at December 31, 2002 and May 1, 2002 are not comparable to the results of operations prior to April 30, 2002 and the historical balance sheet at December 31, 2001, due to our adoption of "fresh-start" reporting upon our emergence from bankruptcy. However, such differences in our results of operations relate to depreciation of property, plant and equipment, amortization of intangible assets, interest expense and restructuring and reorganization expenses. Additionally, these differences in our balance sheets relate to inventory, in-process research and development, property, plant and equipment, intangible assets, conversion of senior notes to common stock, and minority interest. Certain figures, such as net sales and certain expenses were not affected by our adoption of fresh-start accounting and, accordingly, we believe them to be comparable. To provide a more meaningful analysis, in the following discussion we have compared combined results of our predecessor and successor company's operations for fiscal year 2002 to the predecessor company's results for fiscal year 2001. The combined results are not meant to be a presentation in accordance with generally accepted accounting principles.

Results of Operations

Our net sales by region, by channel, and by business line are summarized in dollars and as a percentage of total net sales for each period indicated, as follows (in millions):

                                                      Combined               Predecessor              Successor      Predecessor
                                                     ---------- ---------------------------   -------------------  --------------
                                                               Year Ended December 31,                    Three Months Ended
                                                     --------------------------------------   -----------------------------------
                                                        2002         2001            2000       Mar. 31, 2003      Mar. 31, 2002
                                                     ----------   -----------   ------------  ------------------   --------------
Net sales by region:
      Americas.....................................   $81.1        $   87.0       $   137.2           $  13.8        $  19.8
      Asia.........................................    40.6            64.6            80.4               7.3           10.9
      Europe.......................................    17.9            20.7            21.6               4.1            5.3
                                                     ----------   -----------   ------------  ------------------   --------------
                                                     $139.6        $  172.3       $   239.2           $  25.2        $  36.0
                                                     ==========   ===========   ============  ==================   ==============
Net sales by channel:
      OEM..........................................   $78.5        $  105.4       $   142.7           $  13.1        $  19.9
      Distribution.................................    61.1            66.9            96.5              12.1           16.1
                                                     ----------   -----------   ------------  ------------------   --------------
                                                     $139.6        $  172.3       $   239.2           $  25.2        $  36.0
                                                     ==========   ===========   ============  ==================   ==============
Net sales by business line:
      Embedded control products include:...........
         Core 8-bit microprocessors and
        microcontrollers:..........................  $ 90.3        $   98.2       $   134.9           $  18.4        $  23.2
      Standard products include:

         Serial communications Controllers:........    10.5            18.3             6.4               3.4            3.7
         Modems:...................................    15.4            20.0            37.8               0.4            3.7
         IrDA transceivers:........................     2.8             5.6             2.7               0.6            0.3
         Television, PC peripheral products and
        foundry services::.........................    20.6            30.2            57.5               2.4            5.1
                                                     ----------   -----------   ------------  ------------------   --------------
Net sales:                                           $139.6         $ 172.3       $   239.2          $   25.2        $  36.0
                                                     ==========   ===========   ============  ==================   ==============

During the past two years, we have implemented a series of business restructuring programs aimed at refocusing on our core 8-bit micrologic product portfolio. In connection with these actions, we have eliminated a significant amount of fixed costs from our business operations. Additionally, pursuant to our plan of reorganization, which became effective on May 13, 2002, we extinguished $280.0 in million principal value of our 9.5% Senior Secured Notes due 2005, which required $13.3 million in interest payments each March 15 and September 15. Based in part on these restructurings, our current break-even operating cash flow revenue level is less than an average of $25.0 million per quarter, compared with over $100 million per quarter during the first three quarters of 2001.

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

Net Sales. Overall, similar to the semiconductor industry as a whole, we have experienced reduction in demand for many of our products that has persisted into the first quarter of 2003. Our net sales of $25.2 million in the three months ended March 31, 2003 represents a decrease of 30% from net sales of $36.0 million in the same period of 2002.

Net sales of our embedded control products declined 21% to $18.4 million in the three months ended March 31, 2003 compared to $23.2 million in the three months ended March 31, 2002. This decrease reflects lower unit shipments in both our microprocessor and microcontroller product families. The decline reflects the overall lower market demand as well as continued conversion of our older Z80 microprocessors and Z8 microcontrollers to alternative technologies, primarily microcontrollers with embedded flash technology. In November 2002 and February 2003 we released our new Z8 Encore! and eZ80 Acclaim! products that are focused on the embedded flash market, with a strategy of recapturing sales to these customers and entering new markets. We believe that sales of development tool kits are a leading indicator of future customer product designs utilizing our products, and ultimately may translate into future customer orders and sales. During the three months ended March 31, 2002 we sold approximately 700 development tool kits, compared to approximately 2,600 development tool kits sold during the three months ended March 31, 2003. This increase in sales of development tool kits relates entirely to our new flash-based microcontroller product offerings.

Net sales of our standard products for the three months ended March 31, 2003 decreased $6.0 million or 47% to $6.8 million from $12.8 million in the same period of 2002. This decrease reflects:

           1) a $3.3 million decrease in net sales of modem products, primarily reflecting technology migration by our largest modem OEM customer from a hardware driven solution to an internally developed software operated modem. This customer accounted for $7.2 million of sales in 2002. We expect minimal net sales from this customer with respect to modems in 2003; and

           2) a $2.7 million decrease in net sales of our de-emphasized television and peripheral products. These products were de-emphasized prior to 2001 and have continued a steady decline as customers have migrated to alternative solutions.

Gross Margin. Our cost of sales primarily represents manufacturing costs relating to wafer fabrication, package assembly and product testing operations. Cost of sales fluctuates, depending on materials and services prices from our vendors, manufacturing productivity, product mix, equipment utilization and depreciation. Gross margin as a percent of net sales was 41% in the three months ended March 31, 2003, down from 44% in the same period of 2002. During the first quarter of 2003 our gross margin was adversely impacted by underutilization of our MOD II wafer manufacturing facility, reflecting lower demand for wafer capacity consistent with our decline in net sales. We have continued to rationalize our manufacturing cost structure in response to these lower demand requirements, which included a reduction in force of approximately 55 positions in our MOD II facility in February 2003. We continue to purchase our wafer requirements for 0.35 micron wafer technologies from our foundry partners primarily in Taiwan including our new embedded flash based Z8 Encore! and eZ80 Acclaim! products.

Research and Development Expenses. Research and development expenses were $3.9 million in the three months ended March 31, 2003, reflecting a 25% decrease from the $5.2 million of research and development expenses reported in the three months ended March 31, 2002. The decrease in research and development expense primarily reflects lower payroll-related costs as a result of headcount reductions in connection with the closing of our Austin, Texas design center and the related termination of all product development activities in connection with our CarteZian line of 32-bit network communications microprocessors. Subsequent to January 2002, the primary focus of our research and development has been product design efforts relating to our Z8Encore! and eZ80Acclaim! flash-memory enabled microcontrollers offered in our core micrologic business.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased to $6.2 million in the three months ended March 31, 2003 from $8.1 million in the three months ended March 31, 2002. The decrease in our selling, general and administrative spending reflects lower payroll-related costs as a result of lower headcount and reduced incentive compensation and commissions commensurate with lower sales levels.

Special Charges. Special charges for each period indicated were as follows (in millions):

                                                           Successor       |  Predecessor
                                                           Company         |    Company
                                                          -----------------|-----------------
                                                            Three Months   |   Three Month
                                                                Ended      |      Ended
                                                            Mar. 31,2003   |  Mar. 31, 2002
                                                          -----------------|-----------------
Asset impairments:                                                         |
    Austin, Texas assets                                  $        --      |  $       1.7
    Internal use software                                          --      |          0.8
    Nampa, Idaho assets                                           0.2      |           --
                                                          -----------------|-----------------
                                                                  0.2      |          2.5
                                                          -----------------|-----------------
Restructuring of operations:                                               |
    Employee severance and termination benefits                   0.6      |          1.2
    MOD III closure costs                                         0.3      |          1.9
                                                          -----------------|-----------------
                                                                  0.9      |          3.1
                                                          -----------------|-----------------
Professional fees for debt restructuring                          0.2      |           --
                                                          -----------------|-----------------
                                                          $       1.3      | $        5.6
                                                          =================|=================



The following table summarizes activity in accrued special charges (in millions):

                                                             Severance and
                                                               Termination        MOD III       Debt
                                                Total            Benefits      Closure Costs    Restructuring
                                              ----------     -------------     -------------    -------------
   Balance at December 31, 2002............   $      0.6     $       0.5       $       0.1      $        --

   Total charge to special charges.........          1.1             0.6               0.3              0.2
   Cash paid...............................   $     (1.5)           (1.1)             (0.4)              --
                                              ----------     -------------     -------------    -------------
   Balance at March 31, 2003...............   $      0.2     $        --       $        --      $       0.2
                                              ==========     =============     =============    =============

During the three months ended March 31, 2003, special charges totaled $1.3 million, which was comprised of $0.9 million of restructuring of operations expenses, asset impairments of $0.2 million and professional fees of $0.2 million. The restructuring of operations relates to severance and benefit costs in connection with the reduction of approximately 56 positions that were eliminated during the quarter in our MOD II wafer fabrication facility and the ongoing costs of maintaining our MOD III facility which is being held for sale.

During the three months ended March 31, 2002, special charges totaled $5.6 million, which were comprised of $2.5 million of asset impairments and $3.1 million of restructuring of operations expenses. In connection with the closure of our Austin, Texas design center in the first quarter of 2002, we surrendered to the lessor in partial exchange for lease termination considerations, furniture, fixtures and equipment with a book value of approximately $1.7 million. Also in connection with this action and the streamlining of our sales force, we paid severance and termination benefits of approximately $1.2 million in the first quarter of 2002. Approximately $0.8 million of computer aided design software was impaired in the first quarter of 2002 as a result of our decision to cancel development of the Cartezian family of 32-bit RISC microprocessors. Additionally, we incurred $1.9 million in special charges during the first quarter of 2002 associated with the closure of our Mod III eight-inch wafer fabrication facility in Idaho. These charges included the costs of relocation of production to alternative manufacturing sites and the closure of the facility.

Stock-Based Compensation. We classify stock-based compensation within the various operating expenses to which it relates, principally selling, general and administrative expense. Compensation expense for employee stock awards and in-the-money stock option grants are measured on the grant date. Compensation expense is recognized over the vesting period for options or over the periods that the restrictions lapse for restricted stock.

Amortization of Intangible Assets. Effective January 1, 2002, we adopted the provisions of FASB Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill and intangible assets with indefinite lives are not amortized, but are reviewed annually or more frequently if impairment indicators arise. Separable intangible assets that are deemed to have defined lives will continue to be amortized over their useful lives (but with no maximum life). Intangible assets acquired prior to July 1, 2001 were being amortized on a straight-line basis over lives ranging from three to five years. In connection with the Company's fresh-start reporting, separable intangible assets based on independent valuations were created with deemed defined lives. These intangible assets are being amortized utilizing the pattern-of-use method over their estimated useful lives of six years for existing technology and ten years for brand name.

The separable intangible assets identified in connection with fresh-start accounting and included in the consolidated balance sheet are as follows (in millions):

                                           Existing        Brand
                                          Technology        Name        Total
                                          ----------     --------      --------
Gross carrying amount....................  $   17.0      $   9.2        $ 26.2
Accumulated amortization.................       8.2          1.4           9.6
Book value at March 31, 2003.............  $    8.8      $   7.8        $ 16.6


The anticipated remaining amortization schedule for these assets is as follows (in millions):

                           Existing          Brand                 Total
          Year             Technology         Name               Amortization
   ------------------     ------------      ---------           ---------------

    2003 (nine months)     $   4.1           $   1.0                $   5.1
           2004                2.9               1.3                    4.2
           2005                1.1               1.1                    2.2
           2006                0.4               1.0                    1.4
           2007                0.2               0.8                    1.0
        Thereafter             0.1               2.6                    2.7
   ------------------     ------------      ---------           ---------------
          Total            $   8.8           $   7.8                $  16.6
                          ============      =========           ===============


Interest Expense. In the first quarter of 2002, our interest expense was primarily accrued in connection with our 9.5% senior secured notes payable, which notes and accrued interest were extinguished in connection with our reorganization effective May 13, 2002.

Income Taxes. Our provision for income taxes during the three-month periods ended March 31, 2003 and 2002 reflects the estimated income tax rate for the year, including foreign income taxes for the jurisdictions in which our business was profitable as well as foreign withholding taxes and state minimum taxes. In connection with the May, 2002 Reorganization Plan, the subsequent cancellation of debt and issuance of new common shares to primarily new stockholders, we generated significant income for book and tax purposes. This taxable income was offset by the use of all available net operating losses, both current and carryforward, with remaining taxable income offset by the reduction in tax attributes of certain of our non-current assets. Deferred tax liabilities were recorded in the year ended December 31, 2002 and reflect the net tax effect of our assets that have a book basis in excess of their tax basis. For the three months ended March 31, 2003 deferred tax liabilities of approximately $0.9 million were reclassified to current income taxes payable to reflect our estimated taxes payable for U.S. Federal and State taxes based on taxable income generated during the three-month period ended March 31, 2003.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net Sales. Overall, similar to the semiconductor industry as a whole, we have been experiencing weakness in demand for many of our products that has persisted throughout 2002. Our net sales of $139.6 million in 2002 represents a decrease of 19.0% from net sales of $172.3 million in 2001. This decrease in net sales includes reductions in both our embedded control and standard products. Net sales of our embedded control products declined 8.0% to $90.3 million in 2002 compared to $98.2 million in 2001. This decrease reflects lower unit shipments of Z80 microprocessors and lower demand for microcontrollers in the consumer market. The decline is an indication of overall weak market conditions as well as the continued conversion of our Z80 microprocessors to alternative technologies, primarily microcontrollers and microcontrollers with flash.

In 2002, net sales of our standard products decreased 33.5% to $49.3 million, compared to $74.1 million in 2001. This decrease reflects weak overall market conditions in the telecommunications and consumer sectors that resulted in lower unit shipments of modem, serial communication, TV, wireless connectivity and peripherals products. We expect continuing sales declines in our standard products group reflecting weak market conditions as well as further reductions in sales of our de-emphasized television and peripheral products. In addition, our largest customer for modem products has migrated technologies to soft modems and will no longer be purchasing these products. This customer accounted for $7.2 million of sales in 2002, and $17.7 million of sales in 2001. We expect little or no revenue from this customer with respect to modems in 2003.

Gross Margin. Our cost of sales primarily represents manufacturing costs relating to wafer fabrication, assembly and test operations. Cost of sales fluctuates, depending on materials and services prices from our vendors, manufacturing productivity, product mix, equipment utilization and depreciation. Gross margin as a percent of net sales increased to 41.8% in 2002, up from 24.5% in 2001. During the year ended December 31, 2002, our gross margin was adversely impacted by the amortization of a fresh-start reporting inventory adjustment of $3.9 million. Exclusive of this one-time charge, our gross margin, as adjusted was 44.6% of sales for the year. The improvement in our gross margin during 2002 is primarily the result of rationalizing our manufacturing cost structure. A key element of this strategy was the closure of our underutilized MOD III wafer fabrication facility in January 2002. The savings in MOD III spending were partially offset by higher spending in our five-inch manufacturing facility and from purchases of manufactured wafers from outside foundries. However, our five-inch wafer manufacturing factory utilization improved to approximately 70% of capacity in 2002, compared to approximately 27% in the same period of 2001, which also helped to improve gross margin. Additionally, during 2001 we implemented a multi-source assembly program with a number of Asian semiconductor assembly service providers, we moved our wafer probe operations from Idaho to the Philippines and we streamlined our final test operations. All actions contributed to our improved gross margin in 2002.

Research and Development Expenses. Research and development expenses were $17.9 million in 2002, reflecting a 37.6% decrease from the $28.7 million of research and development expenses reported in 2001. The decrease in research and development expense primarily reflects lower payroll-related costs as a result of headcount reductions. During 2002, research and development expense also declined as a result of closing our Austin, Texas design center and the related termination of all product development activities in connection with our CarteZian line of 32-bit net communications microprocessors. Additionally, in 2002, we renegotiated certain software license agreements and expensed other surplus tools.

Our design software suite is now more closely aligned with the forecast needs of our product development projects. During 2002 the primary focus of our research and development has been product design efforts relating to our new Z8Encore!(TM) and eZ80Acclaim!(TM) flash-memory enabled devices in our core micrologic business. The first of each of these products was introduced to the market in November 2002 and February 2003, respectively.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased to $33.4 million in 2002 from $46.1 million in 2001. The decrease in our selling, general and administrative spending in 2002 reflects lower payroll-related costs as a result of lower headcount, elimination of certain outside sales representative commissions and reduced incentive compensation and commissions commensurate with lower sales levels. Also in January 2002, we relocated our corporate headquarters to a smaller and lower-cost facility. Excluding the cost of terminating our old lease and relocation expenditures, this move resulted in savings of approximately $4.5 million in 2002 operating costs compared with 2001.


Special Charges.  Special charges for each period indicated were as follows (in millions):

                                                                  Year Ended December 31,
                                                          --------------------------------------
                                                             2002            2001          2000
                                                          ----------       --------     ---------
Asset impairments:
    Austin, Texas assets................................. $     1.7        $    --      $     --
    Internal use software................................       0.8            1.5            --
    Goodwill write-offs..................................       0.2            2.1           2.3
    Test and probe equipment written-off.................      --              1.4           6.9
    Campbell, California assets..........................      --              1.5            --
    Impairment of MOD III assets.........................      --             30.4           0.1
Restructuring of operations:
    Employee severance and termination benefits..........       2.5            6.8           4.5
    MOD III closure costs ...............................       3.2            1.4            --
    Lease termination costs..............................       0.5            3.2           0.2
    Stock-based compensation.............................        --            1.7           2.0
Professional fees for debt restructuring.................       5.0            4.3            --
Purchased in-process research and development............        --             --           1.5
Other....................................................      (0.2)            --            --
                                                          ----------       --------     ---------
                                                          $    13.7        $  54.3      $   17.5
                                                          ==========       ========     =========

In the fourth quarter of 2002, severance and termination benefits of $1.3 million were recorded for the announced reduction-in-force at ZiLOG's manufacturing facilities in Nampa, Idaho and the Philippines as well as reduction of the Company's sales and support personnel. These actions totaled approximately a 100-person reduction in force. In connection with the closure of our Austin, Texas design center in 2002, we abandoned furniture, fixtures and equipment with a book value of approximately $1.7 million. Also in connection with this action and the streamlining of our sales force, we paid severance and termination benefits of approximately $1.2 million in 2002. Approximately $0.8 million of computer aided design software was impaired in 2002 as a result of our decision to cancel development of the CarteZian family of 32-bit RISC microprocessors. Additionally, we incurred $3.2 million of special charges during 2002 in connection with the closure of our MOD III eight-inch wafer fabrication facility in Idaho, as well as $0.5 million of lease termination costs related to the closure and relocation of certain sales offices. These costs include relocation of production to alternative manufacturing sites and the cost of closing the facility. Chapter 11 reorganization-related costs of $5.0 million in 2002 relate primarily to legal and other professional service fees. Also, in the first quarter of 2003, we had a 56-person reduction-in-force in our MOD II wafer facility.

During 2001, we incurred special charges of $54.3 million for restructuring of operations comprised of severance-related expenses of $8.5 million, including $1.7 million of non-cash stock-option related expenses; fixed-asset related write-offs of $36.9 million, including planning software and surplus test equipment and $30.4 million for the impairment of MOD III assets; $4.3 million relating to financial advisors who were assisting with our reorganization and restructuring plans; lease termination costs of $3.2 million; and $1.4 million of costs associated with the closure of MOD III. In connection with the wafer fab consolidation efforts in our facilities in Nampa, Idaho, we eliminated approximately 200 positions during the third quarter of 2001.

Stock-Based Compensation. We classify stock-compensation within the various operating expenses to which it relates, principally selling, general and administrative expense. During 2002, we recognized $3.0 million of stock-based compensation expense primarily in connection with the award of restricted stock to certain employees, executives and consultants at exercise prices below their deemed fair market value for accounting purposes at the dates of grant in May 2002. Our right to repurchase these restricted shares for $0.01 per share generally lapses 25% on the award date and 25% on each of the first three anniversaries following the grant date. Compensation expense for employee stock awards was measured on the grant date and will be recognized over each of the next three years as these restrictions lapse. Charges for stock awards to consultants will be measured as the awards vest and will be recognized over the periods that the restrictions lapse. Based on the employee restricted stock and stock option awards we made during May 2002, we anticipate that we will recognize stock compensation charges of approximately $2.0 million, $1.8 million and $0.8 million for the years ended December 31, 2003, 2004 and 2005, respectively.

In-Process Research and Development. During 2002, we recorded an $18.7 million charge for in-process research and development relating to our fair value allocation computed by an independent appraiser. Our in-process research and development charge during the second quarter of 2002 relates to partially developed semiconductor product designs that had not reached technological feasibility and have no alternative future use on the date they were valued for fresh-start reporting.

As of May 1, 2002, there were four projects that satisfied the criteria listed above. These in-process research and development projects relate to next-generation products in our Z8Encore!(TM) and eZ80Acclaim!(TM) microcontroller product families, as well as a new infrared remote control device and a new IRDA transceiver targeted at the cellular telephone market. The value of the projects identified to be in progress was determined by estimating the future cash flows from the projects once commercially feasible, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value. The gross margins from sales of these new products are expected to be in the range of 45% to 60%, which is generally consistent with our current product offerings.

The percentage of completion for each project was determined based on research and development expenses incurred as of May 1, 2002 for each project as a percentage of total research and development expenses to bring the project to technological feasibility. The discount rate used was 35% for each of the projects. As noted above, the initial product offerings in our new Z8Encore!(TM) and eZ80Acclaim!(TM) flash-memory enabled micrologic product lines were launched in November 2002 and February 2003, respectively. The nature of efforts required to develop the in-process technology into commercially viable products primarily related to completion of design, prototyping and testing to ensure the products could be produced to cost effectively and meet customer design specifications, including functions, features and performance requirements. The cost of completing development of the eZ80 and Z8 projects were approximately $1.8 million and $2.3 million, respectively. The IRDA transceiver project was completed in 2002 at a cost of approximately $0.4 million and the programmable universal infrared remote control project is still in progress. There can be no assurance that the programmable universal infrared remote control products will achieve commercial viability.

Amortization of Intangible Assets. In connection with fresh-start reporting, we recorded separable intangible assets aggregating $26.2 million (excluding goodwill of $34.6 million and in-process research and development of $18.7 million) consisting of existing technology of $17.0 million and brand name of $9.2 million. We evaluate these assets for impairment at each reporting period. We are amortizing these assets based on the pattern-of-use method.

Interest Expense. Our net interest expense decreased to $5.2 million in 2002 compared to $32.6 million in 2001. Interest expense in both years relates primarily to interest on our former senior notes. The decrease in our interest expense in 2002 compared to 2001 primarily reflects cessation of further interest accruals on our notes payable subsequent to our filing of Chapter 11 bankruptcy on February 28, 2002 and the cancellation of the notes upon the effectiveness of our plan of reorganization in May 2002. We expect continued significant decreases in interest expense from prior comparable periods as the Company's debt service levels are significantly lower and interest rates have declined on borrowings under our revolving line of credit.

Income Taxes. The components of income (loss) before tax for the eight month period ended December 31, 2002, the four month period ended April 30, 2002 and for the years ended December 31, 2001 and 2000, are as follows (in millions):

                                        Eight Months          Four Months
                                           Ended                Ended                Year Ended December 31,
                                       Dec. 31, 2002         April 30, 2002          2001                2000
                                    -----------------      ----------------      ------------------------------
United States.....................  $     (24.1)           $    276.1            $  (125.7)          $   (55.4)
Foreign...........................         (0.3)                 (0.1)                (1.8)               (2.5)
                                    -----------------      ----------------      --------------   -------------
      ............................  $     (24.4)           $    276.0            $ (127 .5)          $   (57.9)
                                    =================      ================      ==============   =============

Realization of deferred tax assets is dependent on future earnings, which are uncertain. Accordingly, a valuation allowance, in an amount equal to the deferred tax assets as of December 31, 2002 has been established to reflect this uncertainty. The valuation allowance decreased by approximately $66.5 million for the year ended December 31, 2002. This net decrease was attributable to utilization of net operating losses and tax credits during 2002 relating to our bankruptcy and reorganization. As of December 31, 2002, we had essentially no remaining federal or California net operating loss carryforwards or credits.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Prior to January 1, 2002, our strategy, and as such our discussion in MD&A, included the communications market and our effort in connection with the CarteZian 32-bit microprocessor project. Since we have since discontinued this effort with respect to the CarteZian project, we will no longer be discussing it in MD&A.

Net Sales. Our net sales of $172.3 million in 2001 represents a decrease of 28% from net sales of $239.2 million in 2000. The decrease was attributable primarily to lower unit shipments of embedded control products. Overall, we experienced a significant decline in bookings and net sales during the fourth quarter of 2000, which continued throughout 2001, and adversely affected net sales for most of our product lines. We believe that this overall decline in demand for our products was reflective of general economic trends during this period, particularly in the high technology sector, and may continue for several quarters. Net sales from our communications segment declined 15.1% to $77.2 million in 2001 compared to 2000, which was primarily the result of lower unit shipments of serial communications, wireless connectivity and DSL products, related to overall weakness in the telecommunications market. These sales declines were offset partially by higher unit sales of modem products for set-top boxes relating to satellite television equipment. In 2001, net sales from our embedded control segment decreased 34.4% to $93.1 million as a result of decreased unit shipments of Z80 microprocessors and Z8 microcontrollers. We believe that these unit sales declines are reflective of the overall weak climate as well as our decision to exit certain product lines, including military products and PC peripheral products. During 1999 we began to de-emphasize our peripherals product line and in 2000, we announced the discontinuation of our military business line. Accordingly, during 2001, net sales of our peripheral products were $4.9 million compared to $15.4 million in 2000 and we had no military product sales in 2001, compared to $10.7 million in 2000. We expect continuation of the trend of declining net sales of PC peripheral products.

Net sales of our products in the Americas in 2001 decreased 36.6% from $137.2 million in 2000 to $87.0 million. Net sales of our products in Asia in 2001 decreased 19.7% to $64.6 million from $80.4 million in 2000, and net sales of our products in Europe declined by 4.2% to $20.7 million in 2001 from $21.6 million in 2000.

Gross Margin. Our cost of sales represents the cost of our wafer fabrication, assembly and test operations. Cost of sales fluctuates, depending on manufacturing productivity, product mix, equipment utilization and depreciation. Gross margin as a percent of net sales declined to 24.5% in 2001 from 36.6% in 2000. This decline in gross margin was primarily brought on by a substantial reduction in sales volume that translated into significant factory under-utilization and resulted in under-absorbed factory overhead and unfavorable manufacturing variances during 2001. As a consequence of our surplus wafer fabrication capacity, we announced in July 2001 that our wafer manufacturing plants would be consolidated. In January 2002, we closed our eight-inch MOD III wafer fabrication facility. During December 2000, we wrote-down the book value of our five-inch wafer fabrication facility, which was being held for sale until June 2001, as we describe below in the section entitled "Special Charges." After actively pursuing the sale of our five-inch wafer fabrication facility to several potential buyers, we were unable to consummate a sale and the fabrication facility was placed back into productive asset status in July 2001. During 2001, depreciation expense was reduced by approximately $2.8 million as a result of the fiscal 2000 write-down in book value of the five-inch wafer fabrication facility assets and due to holding of these assets for sale during that period. Subsequent to this, with the change in management and market focus in June 2001, we made the decision to retain the five-inch facility called MOD II, and to close and consolidate the eight-inch facility called MOD III.

Research and Development Expenses. Our research and development expenses decreased to $28.7 million in 2001 from $36.9 million in 2000. The 2001 decrease in research and development spending was due principally to lower headcount and reduced spending in our central process technology organization, elimination of goodwill amortization in connection with the write-off of our investment in the assets of Seattle Silicon Corporation, and an overall reduction in the number of product development projects.

Selling, General and Administrative Expenses. Our selling, general and administrative expenses decreased to $46.1 million in 2001 from $54.5 million in 2000, but increased as a percentage of net sales to 26.8% in 2001 from 22.8% in 2000. The decrease in our selling, general and administrative spending in 2001 was due primarily to lower payroll-related costs as a result of lower headcount, elimination of outside sales representative commissions and reduced incentive compensation and commissions. Also during 2000 we incurred a $1.1 million charge for expenses relating to our planned initial public offering of common stock, which were not recurring costs in 2001.

The following table details special charge accrual activity and ending accrual balances for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 (in millions):

                                          Severance and       Lease                          MOD III
                                           Termination     Termination        Debt           Closure
                                            Benefits         Charges      Restructuring       Costs      Total
                                        ---------------- --------------- ---------------- ----------- -----------
Balance at December 31, 1999.........      $     --        $      --      $     --        $     --      $    --
   Total special charges.............           6.5              0.2            --              --          6.7
   Cash paid.........................          (1.2)            (0.1)           --              --         (1.3)
   Deferred stock compensation.......          (2.0)              --            --              --         (2.0)
                                        ---------------- --------------- ---------------- ----------- -----------
Balance at December 31, 2000.........           3.3              0.1            --              --          3.4
                                        ---------------- --------------- ---------------- ----------- -----------
Total charge to special charges......           6.8              3.2           4.3             1.4         15.7
   Cash paid.........................          (4.5)            (0.5)         (3.2)           (1.2)        (9.4)
                                        ---------------- --------------- ---------------- ----------- -----------
Balance at December 31, 2001.........           5.6              2.8           1.1             0.2          9.7
                                        ---------------- --------------- ---------------- ----------- -----------
Total charge to special charges......           1.2              0.7           4.0             2.3          8.2
   Cash paid.........................          (6.0)            (3.0)         (2.5)           (2.3)       (13.8)
                                        ---------------- --------------- ---------------- ----------- -----------
Balance at April 30, 2002............           0.8              0.5           2.6             0.2          4.1
                                        ---------------- --------------- ---------------- ----------- -----------
Total charge to special charges......           1.3             (0.2)          1.0             0.9          3.0
   Cash paid.........................          (1.6)            (0.3)         (3.6)           (1.0)        (6.5)
                                        ---------------- --------------- ---------------- ----------- -----------
Balance at December 31, 2002.........    $      0.5        $      --      $     --         $   0.1      $   0.6
                                        ================ =============== ================ =========== ===========

Background Discussion and Summary of Special Actions. Beginning in the fourth quarter of 2000, we experienced a sharp decrease in bookings and billings in most of our product lines and this weak customer demand trend has persisted. We believe that the decline in demand for our products is reflective of global economic conditions, particularly in high technology markets.

In response to our declining net sales, and under the leadership of our chief executive officer, James M. Thorburn, we commenced a series of operational restructuring activities designed to refocus on our core micrologic business and reduce our overall cost structure. More detail of these restructuring actions and the related costs are included in the "Special Charges" captions in the sections entitled Year Ended December 31, 2002 Compared to Year Ended December 31, 2001 and Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.
The costs of these actions were recorded as special charges and included the following actions, in chronological order:

     o In December 2000, April 2001 and June 2001, we implemented a series of severance actions that resulted in elimination of over 500 positions throughout the Company. Over half of these reductions were in our manufacturing functions, particularly in our Philippine test operations and at our MOD III facility in Nampa, Idaho, and we also reduced our executive management team from 15 people down to 5 people.

     o In December 2000, we recorded a special charge for long-lived asset impairments of $9.3 million that primarily relates to the impairment of our MOD II facility based on our intention at the time to sell the facility.

     o In the first quarter of 2001, we engaged Lazard Freres & Co., LLC as our independent financial advisor to begin evaluating various strategic alternatives, including a possible sale or reorganization of the company.

     o During June 2001, we announced plans to consolidate our two Nampa, Idaho manufacturing facilities and to transfer wafer probe operations from Nampa to the Philippines. The wafer probe transfer was completed in October 2001 and the Nampa consolidation was finalized in January 2002.

     o In September 2001, we did not make the scheduled interest payment on our notes payable and announced that we had entered into discussions with an informal group of our noteholders to restructure our indebtedness.

     o In December 2001, we recorded a $30.4 million charge for impairment of our MOD III wafer fabrication facility that is being held for disposal. We also accrued contractual bonuses for the MOD III employees that stayed-on with us to close the factory and make it ready for sale.

     o Also in December 2001, we negotiated a buy-out of our Campbell, California headquarters facility lease and entered into a new lease in San Jose, California that is expected to save us $4.5 million in operating expenses for 2002 versus 2001, excluding one-time costs. The one-time expenditures associated with relocating our headquarters totaled $5.0 million, comprised of: $2.8 million special charge for the lease buy-out; $1.5 million special charge for non-cash loss on disposal of fixed assets; $0.2 million special charge for moving expenses; and $0.5 million capital expenditures relating to our new facility.

     o In the first quarter of 2002, we filed a prepackaged Chapter 11 plan of reorganization with the United States Bankruptcy Court for the Northern District of California and we announced the discontinuation of all product development activities related to our CarteZian line of 32-bit RISC microprocessors. We also closed our Austin, Texas design center and several domestic and international sales offices.

     o   On May 13, 2002, our plan of reorganization became effective.

2001 Special Charges Analysis. Our 2001 special charges, as summarized above, are described below.

During 2001, we had asset impairment charges totaling $36.9 million. This charge includes a $30.4 million write-down in the carrying value of our MOD III eight-inch wafer fabrication facility in Nampa, Idaho to its estimated fair value of $30.0 million. The write-down of MOD III was predicated on idling the facility and the fair value was determined as follows:

o MOD III machinery and equipment were determined with the assistance of an appraiser who specializes in semiconductor industry, and

o MOD III land and building was determined based on market comparison with similar properties and based on consultation with a commercial real estate agent.

MOD III completed its final manufacturing in January 2002. The property, plant and equipment of MOD III were idled in January 2002, and are being held for sale. We have engaged a company who specializes in the disposition of semiconductor manufacturing equipment and facilities to actively market the MOD III facility for sale. Our desire is to sell MOD III as expeditiously as possible, although given weak current market conditions and the high level of excess manufacturing capacity in the semiconductor industry, we are unable to determine when or if we will be able to sell MOD III. As described in the section titled "Financial Restructuring and Reorganization," in accordance with the reorganization plan, we transferred the assets of MOD III to a new subsidiary that we own jointly with our former noteholders.

We had additional asset impairments in 2001, totaling $6.5 million, which were comprised of:

     o $2.9 million of various surplus assets in the second quarter of 2001 relating to a purchased internal use materials planning software that was never deployed and surplus test equipment;

     o $1.5 million of abandoned furniture, fixtures and building improvements that were transferred to our landlord in connection with the early termination of our headquarters lease in Campbell, California; and

     o $2.1 million impairment of goodwill associated with the business we acquired from Calibre, Inc. in July 2000. We determined that the Calibre goodwill was impaired based on the under-performance of this product group compared to the original acquisition business case on which the goodwill was based.

During 2001, we recorded $6.8 million of employee retention bonuses, severance pay and termination benefits that were payable in cash. In addition, we incurred $1.7 million of stock-based compensation associated with executives of the pre-reorganization's management team who received accelerated vesting and extended exercise terms on stock options in connection with their severance packages. We accrued involuntary termination costs after management has approved a plan of termination, including identification of specific job functions to be eliminated, and the termination benefits have been communicated to those employees that may be affected by the action. The $6.8 million of cash costs consisted of:

     o $4.5 million for employee retention bonuses, severance, and termination benefits to the employees who were terminated in connection with our reduction in force due to the closure of our eight-inch wafer fabrication facility in Nampa, Idaho. Employees who were terminated in connection with the closure of MOD III entered into contracts pursuant to which they received termination benefits including stay-on bonuses, severance and medical benefits payable on their termination concurrent with the fab closure. We accrued the $4.5 million contracted termination benefits expense ratably over the employee's service period during the six months ended December 31, 2001. This action resulted in the reduction of approximately 150 employees. At December 31, 2001, approximately $4.2 million was accrued for these payments, which amount was paid primarily in the first quarter of 2002. Also at December 31, 2001 we had $1.4 million of severance accruals relating to the final payments of 2002, due in connection with the termination of the employment contracts with certain pre-reorganization executives.

     o $2.3 million for the reduction of severance benefits were accrued in the second quarter of 2001. These actions primarily related to approximately 65 manufacturing positions in our Philippine test facility, elimination of approximately 50 engineering and other domestic personnel largely in our central technology group in Nampa, Idaho, and elimination of four senior executive positions in our corporate headquarters.

     o At December 31, 2001, we had approximately $5.6 million of severance accruals relating to these and previous actions. We paid approximately $4.5 million of this amount in the first quarter of 2002 upon the closure of MOD III and the balance of $1.1 million was paid in 2002 over the remaining periods left under the terminated employment agreements of certain pre-reorganization executives.

We incurred contract termination charges of $3.2 million in 2001, which related to:

     o In November 2001, we negotiated an agreement with the owner of our Campbell, California headquarters facility to terminate our lease. We agreed to pay termination charges of approximately $2.8 million in cash and transfer title to certain assets and leasehold improvements in return for cancellation of approximately $10.0 million in future lease commitments on our 108,000 square foot headquarters facility. We finalized our headquarters relocation in January 2002 and, at that time, paid the $2.8 million settlement to our former landlord.

     o During the fourth quarter of 2001, we reached a settlement agreement with our equity investment partner, Qualcore Group, Inc. in which we paid Qualcore a termination charge of $450,000, and returned all the shares representing our 20% equity ownership in Qualcore to the former owners of Qualcore. In return, Qualcore cancelled its right to "put" approximately 11% of Qualcore's common stock to us for an aggregate cost of $5.2 million. All future design services from Qualcore, if any, will be purchased under standard pay-for-performance-and-delivery contracts.

We incurred other special charges in 2001 totaling $1.4 million that related primarily to manufacturing consolidation and relocation costs associated with moving our wafer probe operation from Nampa, Idaho to the Philippines. These costs were expensed as incurred, primarily during the fourth quarter of 2001. Approximately $0.2 million was accrued for payment in connection with these consolidation costs at December 31, 2001.

We incurred $4.3 million of professional fees for financial advisors that assisted us in connection with our debt restructuring. We recorded the special charges for these fees as the services were performed throughout the year. At December 31, 2001, approximately $1.1 million was accrued for future payments in connection with these professional fees incurred during 2001, which fees were paid in 2002.

Interest Expense. Interest expense increased to $33.7 million in 2001 from $29.1 million in 2000. Interest expense in both years relates primarily to our senior notes issued in conjunction with our recapitalization merger in February 1998. The increase in our interest expense in 2001 compared to 2000 relates primarily to interest on borrowings under our revolving credit facility and a $4.2 million dollar write off of all remaining unamortized net debt issuance cost in the fourth quarter of 2001, as a result of the default on our senior notes.

Income Taxes. Our provision for income taxes in both 2001 and 2000 reflects foreign income taxes for the jurisdictions in which we were profitable as well as foreign withholding taxes.

Equity in Loss of Qualcore Group, Inc. In March 2000, we acquired a 20% equity stake in Qualcore Group, Inc. for approximately $8.1 million. We accounted for this investment under the equity method. During the fourth quarter of 2001, we terminated our agreement with Qualcore. As a result of this transaction, we recorded a $5.8 million charge to write off the book value of our equity investment in Qualcore. The loss in equity of Qualcore Group, Inc. also includes the amortization of goodwill associated with our equity investment.

Quarterly Results (Unaudited)

The following table presents unaudited quarterly financial information (in millions) for each of the quarters in the nine-quarter period ended March 31, 2003. The financial information presented for the first quarter of 2002 is that of the "Predecessor Company" only; the second quarter of 2002 is the combined results of the "Predecessor Company" and the "Successor Company"; the third and fourth quarters of 2002 and the first quarter of 2003 are the "Successor Company" only. This combined presentation for the quarter ended June 30, 2002 is not a presentation under generally accepted accounting standards. The Company's year-end is December 31, with interim results based on fiscal quarters of thirteen weeks of duration ending on the last Sunday of each quarter. However, for financial reporting purposes interim fiscal periods are labeled as ending on calendar-month end.


                                                                         Quarter Ended (Unaudited)
                                         ------------------------------------------------------------------------------------------
                                          Mar. 31,   Dec. 31,   Sep. 30,  June 30,  Mar. 31,  Dec. 31,  Sep. 30,  June 30,  Mar. 31,
                                            2003       2002       2002      2002      2002      2001      2001      2001      2001
                                         --------- ---------- ---------- --------- ---------- --------- --------- --------- --------
Net sales............................... $  25.2   $  29.5    $  36.0    $  38.1   $   36.0   $  41.4   $  42.7   $  44.0   $  44.2
Cost of sales...........................    14.9      15.8       19.9       21.3       20.3      27.0      29.4      35.5      38.2
Cost of sales- fresh-start inventory
adjustment..............................      --        --        3.9         --         --        --        --        --        --
                                         --------- ---------- ---------- --------- ---------- --------- --------- --------- --------
Gross margin............................    10.3      13.7       16.1       12.9       15.7      14.4      13.3       8.5       6.0
Gross margin in %.......................     41%       46%        45%        34%        44%       35%       31%       19%       14%
Operating Expenses:



                                         ------------------------------------------------------------------------------------------
                                          Mar. 31,   Dec. 31,   Sep. 30,  June 30,  Mar. 31,  Dec. 31,  Sep. 30,  June 30,  Mar. 31,
                                            2003       2002       2002      2002      2002      2001      2001      2001      2001
                                         --------- ---------- ---------- --------- ---------- --------- --------- --------- --------
  Research and development..............     3.9       3.9        4.1        4.7        5.2       6.5       5.9       7.2       9.1
  Selling, general & administrative.....     6.2       7.2        8.2        9.9        8.1      10.1       9.6      12.9      13.5
Special charges & reorganization
  items (See Note 7)....................     1.3       1.7        0.8        1.6        5.6      41.7       4.5       8.1        --
Amortization of intangible assets.......     1.7       2.9        3.0        2.0         --        --        --        --        --
In-process research & development.......      --        --         --       18.7         --        --        --        --        --
                                         --------- ---------- ---------- --------- ---------- --------- --------- --------- --------
Operating loss..........................    (2.8)     (2.0)        --      (24.0)      (3.2)    (43.9)     (6.7)    (19.7)    (16.6)
                                         --------- ---------- ---------- --------- ---------- --------- --------- --------- --------
Other income (expense):
   Fresh-start adjustments..............      --        --         --       83.7         --        --        --        --        --
   Net gain on discharge of debt........      --        --         --      205.7         --        --        --        --        --
   Interest income......................     0.1       0.1        0.1         --        0.1       0.1       0.2       0.3       0.5
   Interest expense.....................    (0.1)     (0.1)      (0.1)      (0.3)      (5.0)    (11.8)     (7.3)     (7.3)     (7.3)
                                         --------- ---------- ---------- --------- ---------- --------- --------- --------- --------
   Other, net...........................      --        --        0.4        0.1        0.1      (0.1)     (0.5)      0.1      (0.3)
Income (loss) before
reorganization      items, income taxes
and equity       method investment loss.    (2.8)     (2.0)       0.4      265.2       (8.0)    (55.7)    (14.3)    (26.6)    (23.7)
Reorganization items....................      --        --         --        0.2        3.8        --        --        --        --
Provision for income taxes..............     0.1       0.8        0.2        0.6        0.1       0.3        --       0.1       0.1
Income (loss) before equity  method
investment loss.........................    (2.9)     (2.8)       0.2      264.4      (11.9)    (56.0)    (14.3)    (26.7)    (23.8)
Equity method investment loss...........      --        --         --         --         --      (6.1)     (0.4)     (0.4)     (0.3)
                                         --------- ---------- ---------- --------- ---------- --------- --------- --------- --------
Net income (loss).......................   ($2.9)    ($2.8)      $0.2     $264.4     ($11.9)   ($62.1)   ($14.7)    ($27.1)  ($24.1)
                                         ========= ========== ========== ========= ========== ========= ========= ========= ========

Liquidity and Capital Resources

As a result of the economic downturn and decline in our results of operations that began in 2000, we became unable to continue servicing the interest on our debt. As noted previously, on February 28, 2002, we filed a voluntary prepackaged plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. The bankruptcy court confirmed our reorganization plan on April 30, 2002. The plan of reorganization became effective on May 13, 2002 and resulted in the extinguishment of $325.7 million of liabilities.

Cash used by operating activities was $3.8 million for the three months ended March 31, 2003, compared to $9.5 million of cash used by operating activities in the first quarter of 2002.

Upon emergence from bankruptcy, we entered into a new credit facility with the same commercial lender as our previous credit facility. The new facility is a three-year $15.0 million senior secured revolving credit facility. The new facility is on substantially similar terms as our previous revolving credit facility, except that borrowings bear interest at a rate per annum equal, at our option, to the commercial lender's stated prime rate or LIBOR, plus 2.5%. We have elected the LIBOR interest rate option, which, as of December 31, 2002 was 4.4%. The previous revolving credit facility and capital expenditure line was cancelled. As of March 31, 2003, we had outstanding borrowings of $5.0 million and standby letters of credit of $0.2 million. Our ability to borrow under the facility is based on a monthly borrowing base calculation that is determined as a percentage of eligible accounts receivable. If we decide to pay the necessary fee to qualify certain foreign accounts receivable in our borrowing base, we could borrow up to an additional $2.6 million under our revolving credit facility as of March 31, 2003. For the year ended December 31, 2002, we made repayments on our revolving credit facility totaling $5.9 million. We are subject to certain financial covenants under this facility, including tangible net asset balance and fixed charge coverage ratios only if the total of our cash, cash equivalents and availability on the revolving credit facility are less than $7.5 million at any month end.

At March 31, 2003, we had cash and cash equivalents of $23.0 million, compared to $29.4 million at December 31, 2002 and $29.4 million at March 31, 2002.

During the three-month period ended March 31, 2003, cash used by operating activities of $3.8 million primarily reflects our net loss of $2.9 million offset by non-cash charges of $3.8 million. Non-cash charges include $1.7 million for amortization of Fresh Start Intangible assets, $1.5 million in depreciation and other amortization charges, impairment of long lived assets of $0.2 million and stock-based compensation expense of $0.4 million. The primary use of cash for operating activities was a result of changes in working capital driven by:

     o   payout of the 2002 annual employee incentive bonuses of $3.3 million;
     o payments pertaining to prior quarter accrued special charges of $0.5 million; and
     o payment of vacation accruals reflecting shut-downs and mandatory time-off taken by employees during the quarter totaling $0.7 million.

The use of cash by operating activities in the first quarter of 2002 primarily reflects our net loss of $11.9 million, adjusted for depreciation and amortization of $1.9 million. During the three-month period ended March 31, 2002, our significant use of operating cash included cash payments for special charges of $10.1 million.

Cash used by investing activities was $0.7 million and $0.9 million for the three-month periods ended March 31, 2003 and 2002, respectively. Cash used for investing activities in both the 2003 and 2002 first quarter periods reflects capital expenditures.

Cash used by financing activities was $1.9 million and $2.8 million for the three-month periods ended March 31, 2003 and 2002, respectively. Cash used for financing activities in both periods reflects repayments of borrowings under our revolving line of credit.

Cash provided by operating activities was $7.0 million for the year ended December 31, 2002, compared to $18.8 million of cash used by operating activities in the 2001. Cash provided by operating activities in 2002 primarily reflects our adjusted net loss of $39.5 million (excluding the non-cash gain on discharge of debt of $205.7 million and fresh-start adjustments of $83.7 million), adjusted for the following non-cash items: depreciation and amortization of $14.8 million; in-process research and development of $18.7 million; fresh-start inventory charge of $3.9 million; impairment of long-lived assets of $2.7 million; $3.0 million of stock-based compensation; and $0.1 million on the loss from the disposal of equipment. During 2002, our significant use of operating cash included cash payments for special charges of $20.3 million.

During the year ended December 31, 2001, our operating activities used net cash of $18.8 million, which was primarily attributable to our overall net loss of $128 million adjusted for the following non-cash items: $37.9 million of depreciation and amortization; $36.9 million of impairments of long-lived assets and goodwill; $1.9 million stock based compensation, and $7.2 million equity in loss of Qualcore Group, Inc., which includes a write-off of equity assets of $5.8 million. Reductions in inventories, accounts receivable and prepaid and other assets totaled $35.4 million and contributed to 2001 operating cash flow, as did a $13.6 million increase in accrued interest expense. Decreases in accounts payable, accrued compensation and employee benefits and other accrued and non-current liabilities used a total of $24.4 million of operating cash during 2001.

During the year ended December 31, 2000, our operating activities provided net cash of $8.5 million, which was primarily attributable to our overall net loss of $58.2 million adjusted for the following non-cash items: $41.9 million of depreciation and amortization; $9.3 million write-down of long-lived assets; $8.5 million cumulative change in accounting principle; $2.6 million stock option compensation; $1.5 million of purchased in-process research and development expense, and $0.9 million equity in loss of Qualcore Group, Inc. Cash used by investing activities was $2.3 million for the year ended December 31, 2002 and was $4.1 million for 2001. Cash used for investing activities in both periods reflects capital expenditures. In 2002, capital expenditures related primarily to furniture and fixtures for our new San Jose headquarters and replacements of manufacturing equipment. Capital expenditures in 2001 primarily related to equipment in our MOD III wafer manufacturing facility. During the year ended December 31, 2000, our investing activities used cash of $30.3 million consisting of $21.9 million of capital expenditures and $8.4 million, including expenses, for the acquisition of a 20% equity investment in Qualcore with an option to purchase the remaining 80% interest. During 2000, our capital expenditures primarily related to enhancements to our 0.35-micron wafer manufacturing capability.

Cash used for financing activities in 2002 was $6.0 million, primarily representing repayments on our revolving line of credit. During the year ended December 31, 2001, cash provided from financing activities totaled $12.9 million and represented $12.8 million of borrowings on our revolving credit facility and $0.1 million of proceeds received from issuance of common stock pursuant to stock option exercises. During the year ended December 31, 2000, cash provided from financing activities totaled $1.7 million and related primarily to $2.6 million of proceeds received from issuance of common stock pursuant to stock sales and stock option exercises, which were offset by principal payments under capital leases of $0.9 million.

On April 17, 2003, the Company's Board of Directors approved a stock repurchase program authorizing the repurchase of up to one million shares of its common stock. The Company's common stock trades on the OTC bulletin board with a ticker symbol of ZiLG. Purchases under the program may be made, from time-to-time, in the open market, through block trades or otherwise. Depending upon market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice by the Company. On May 1, 2003, the Company repurchased 250,000 shares at $2.00 per share. On May 30, 2003, the Company repurchased a block of shares from Michael
D. Burger, the Company's President, at a purchase price of $3.25 per share which was the closing price on the OTCBB on the date of the repurchase net of the repayment of certain loans to Mr. Burger that were secured against the restricted stock. These shares will be reflected in the financial statements of the Company as treasury stock in the period ending June 30, 2003.

The EBITDA figures presented below reflect a non-GAAP measure of our liquidity. These figures reflect our net income adjustment for non-cash items, interest and income taxes. Our management uses separate "adjusted EBITDA" calculations for purposes of determining certain employees' incentive compensation and, subject to meeting specified adjusted EBITDA amounts, for accelerating the vesting of EBITDA-linked stock options. This measure of adjusted EBITDA was approved as part of our plan of reorganization. Adjusted EBITDA, as we define it, excludes interest, income taxes, effects of changes in accounting principles and equity adjustments and non-cash charges such as depreciation, amortization, in-process research and development, and stock-based compensation expense. It also excludes cash and non-cash charges associated with reorganization items and special charges, which represent operational restructuring charges, including asset write-offs, employee termination costs, and lease termination costs. The differences between the EBITDA figures below and our adjusted EBITDA relate to the following cash-settled reorganization and special items that are added-back in our adjusted EBITDA computations:

     o   Employee retention bonuses, severance pay and termination benefits;
     o   Professional fees for debt restructuring;
     o   Lease termination costs;
     o   Termination and exit charges, and
     o   MOD III closure costs.

Our EBITDA, reconciled to cash provided (used) by operations (the most directly comparable measure of liquidity under generally accepted accounting principles) for each year presented, is as follows (in millions):

                                                           Year Ended December 31,            Three Months Ended Mar.  31,
                                                ----------------------------------      ------------------------------------------
                                                              Predecessor Company        Successor Company     Predecessor Company
                                                 2002 (1)        2001       2000               2003                 2002
                                                ----------   ---------------------      ------------------     -------------------
Reconciliation of cash provided (used)
by operations to EBITDA:
      Cash flow from operations............     $    7.0     $  (18.8)    $     8.5          $  (3.8)             $   (9.5)
      Interest paid........................          0.9         14.4          26.9              0.1                   0.1
      Income taxes paid....................          0.4          0.5           0.2              0.1                   0.1
      Change in operating assets
           and liabilities.................          2.2         (7.1)         (2.5)             4.6                   6.9
                                                ---------    ----------   ----------         --------             ---------
EBITDA.....................................     $   10.5     $  (11.0)    $    33.1          $   1.0              $   (2.4)
                                                =========    ==========   ==========         ========             =========

(1): Amounts for the year ended December 31, 2002 reflect combined results of the Predecessor Company and the Successor Company. Figures for the years ended December 31, 2001 and 2000 reflect only the Predecessor Company.


Our cash needs for 2003 include working capital, professional fees in connection with the finalization of our registration statement on Form S-1 and capital expenditures. In March 2003, we announced and completed a further restructuring of our MOD II wafer fabrication operations that resulted in the elimination of approximately 70 positions and cost approximately $0.6 million in severance benefits. This action was intended to more closely align our production output capacity with current customer demand. We may also use cash to repurchase shares of our common stock in accordance with our board of directors' authorization in April 2003 to repurchase up to one million shares. The 2003 business climate is expected to continue to be difficult. However, we currently anticipate that available cash and cash provided by operating activities will be adequate to satisfy our cash requirements for at least the next twelve months.

We expect fiscal 2003 capital expenditures will total approximately $2.0 million, primarily for test equipment, building improvements and internal use software. Decisions related to how much cash is used for investing are influenced by the expected amount of cash to be provided by operations.

Effects of Inflation and Changing Prices

We believe that inflation and/or deflation had a minimal impact on our overall operations during the periods presented in this prospectus.

Seasonality

Sales typically increase in the second quarter and peak in the third quarter driven by increased holiday demand from our customers in the home entertainment and consumer products markets. Our revenues are generally lower in the first and fourth quarters compared to the rest of the year. We believe that this historical seasonal trend could be impacted by general economic conditions and reduction in sales of our previously de-emphasized products.

Recent Accounting Pronouncements

In accordance with the early adoption provisions of SOP 90-7, on May 1, 2002, we adopted the following Statements of Financial Accounting Standards: SFAS No. 143, "Accounting for Asset Retirement Obligations;" SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections Business Combinations; and SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." We adopted SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. The adoption of these statements had no material impact on our consolidated financial statements.

The principal provisions of SFAS No. 142 require that goodwill and other intangible assets deemed to have an indefinite useful life not be amortized but rather tested annually for impairment. Under SFAS No. 142, intangible assets that have finite useful lives will continue to be amortized over their useful lives. SFAS No. 142 requires companies to test intangible assets that will not be amortized for impairment at least annually by comparing the fair value of those assets to their recorded amounts.

The principal provisions of SFAS No. 143 address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and for the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and or normal use of the assets. The enterprise also is to record a corresponding increase to the carrying amount of the related long-lived asset (i.e., the associated asset retirement costs) and to depreciate that cost over the life of the asset. The liability is changed at the end of each period to reflect the passage of time (i.e., accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement.

SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.

SFAS No. 146 revises the accounting for specified employee and contract terminations that are part of restructuring activities. Companies will be able to record a liability for a cost associated with an exit or disposal activity only when the liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only management's intended future actions and therefore, does not meet the requirement for recognizing a liability and related expense. This statement only applies to termination benefits offered for a specific termination event or a specified period. It will not affect accounting for the costs to terminate a capital lease. We adopted this statement for exit or disposal activities initiated on or after May 1, 2002.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of the requirements of FIN 45 did not have a material impact on the Company's financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. As the Company did not make a voluntary change to the fair value based method of accounting for stock-based employee compensation in 2002, the adoption of SFAS No. 148 did not have a material impact on the Company's financial position and results of operations.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," which addresses consolidation by a business of variable interest entities in which it is the primary beneficiary. The Interpretation is effective immediately for certain disclosure requirements and variable interest entities created after January 31, 2003, and in fiscal 2004 for all other variable interest entities. The Company is reviewing the provisions of the Interpretation and complies with the disclosure requirements, but does not expect the Interpretation to have a material impact on the Company's financial statements.

Effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003, Emerging Issues Task Force ("EITF") Issue 00-21, "Revenue Arrangements with Multiple Deliverables," addresses the accounting, by a vendor, for contractual arrangements in which multiple revenue-generating activities will be performed by the vendor. In some situations, the different revenue-generating activities (deliverables) are sufficiently separable and there exists sufficient evidence of fair values to account separately for the different deliverables (that is, there are separate units of accounting). In other situations, some or all of the different deliverables are interrelated closely or there is not sufficient evidence of fair value to account separately for the different deliverables. EITF Issue 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. The Company has not yet determined the impact of the adoption of EITF Issue 00-21 on its consolidated financial statements

                                   BUSINESS

Our Business

We are a worldwide supplier of 8-bit micrologic semiconductor products. We design, develop, manufacture and market various families of products in support of this semiconductor market segment. Using proprietary technology that we have developed over our 27-year operating history, we continue to provide semiconductor integrated circuit devices that our customers design into their end products. Our devices, which often include related application software, typically combine a microprocessor and/or digital signal processor, memory, and input and output functions on a single device. Our embedded control devices enable a broad range of consumer and industrial electronics manufacturers to control the functions and performance of their products. For example, some typical applications include devices that control such functions as the speed of a motor, an infrared remote control, security systems and battery chargers. Similarly, our standard products have a wide variety of uses including the processing and transmission of information for data communications, telecommunications and consumer electronics companies. These devices include serial communication controllers, modems, IrDA transceivers, television display controllers and personal computer peripheral devices. Standard products also include wafer fabrication foundry services for third-party integrated circuit designs.

Our Industry

The semiconductor market is comprised of five broad product segments: micrologic, other logic, memory, analog and discrete devices. We compete in the micrologic device segment.

Micrologic devices are processor-based semiconductors that include microprocessors, microcontrollers and digital signal processors that typically process information, output data or control signals according to programmed instructions and various external inputs. Micrologic devices also include microperipherals that operate in conjunction with these processor-based devices to provide systems support or to control communications, graphics and images, mass storage, voice and other user input systems.

Semiconductor manufacturers target the micrologic market through both application specific standard products, which we call ASSPs, tailored for a specific application but are not proprietary to a single customer, and general-purpose products, which are neither application nor customer specific. We design, manufacture and market both ASSPs and general-purpose micrologic products.

Microcontrollers typically include a system-on-a-chip, which we call SOC, consisting of a central processing unit, non-volatile program memory, random access memory for data storage and various input/output capabilities. The microcontroller is a complete embedded control solution because it incorporates application-specific software and may include specialized peripheral device controllers and internal or external non-volatile memory components to enable the storage and access of additional program software. Microcontrollers are generally segmented by word length, which is measured in bits, and are characterized as follows (references to dollar amounts are from Semico Research Corporation Market Data Update dated January 2003):

           4-bit microcontrollers
           o are relatively inexpensive, with a typical resale value of less than $1.00 per device
           o generally lack the minimum performance and features required for product differentiation
           o     are typically used only to produce basic functionality in
                 products
           o have a minimum memory availability o have a general market size estimated to have been approximately $0.5 billion in 2002

           8-bit microcontrollers
           o     typically sell for a approximately $1.50 per device
           o are generally perceived as the most cost-effective embedded control solution for high volume requirements
           o are used broadly in as many as 200 market categories for both ASSP and general purpose applications
           o general market size is estimated to have been in the range of $4.0 billion in 2002

           16-bit microcontrollers
           o     provide high performance
           o     strong graphic and audio applications use
           o typically sell for an average price of around $4.00 per device
           o general market size is estimated to have been in the range of $2.7 billion in 2002

           32-bit microcontrollers
           o     provide very high performance
           o     favored use in intensive graphic applications
           o     focused on use in the networking and communications market
           o expensive for most high-volume embedded control applications, typically selling for around $7.00 each
           o general market size is estimated to have been in the range of $2.1 billion in 2002

As consumer and industrial product manufacturers seek to enhance the value of their products by increasing functionality, performance and ease of use, they are embedding more advanced control devices into their designs. One way for manufacturers to meet these market requirements is to use integrated circuit devices such as embedded controllers. Embedded control devices can enable customers to:

           o     improve their product differentiation;

           o     improve their product functionality;

           o     assist in the emergence of new classes of products and markets;

           o transition products from electromechanical to electronic control;

           o     provide remote access control via the Internet; and

           o     generally reduce costs.

Embedded control devices continue to provide extremely cost effective solutions for manufacturers in a broad range of existing and new markets and as such continue to be one of the largest segments of the semiconductor market. An embedded control solution includes both the microcontroller and microprocessor categories of products. Today, embedded control devices are used in a broad range of everyday products such as personal digital assistants, known as PDA's, telephones, televisions, thermostats, battery chargers, garage door openers, heaters, air conditioners and a variety of other consumer and industrial products.

In addition to embedded control devices, our industry is also focused on producing digital signal processors and other micrologic devices used in the communications market. These products include serial communications for voice and data transmission in the telecommunications market and low speed modems for a broad range of markets including point of sale and set-top box applications. They also include IrDA transceivers for use in PDAs, cellphones, and laptop computers and computer peripheral devices.

Our Competitive Strengths

We have over 27 years of experience in designing, manufacturing and selling micrologic semiconductor devices. As a pioneer in this industry, we believe that our brand name is respected and well recognized in our markets. We have established strong, long-standing relationships with numerous customers that are leaders in their respective markets. Our extensive experience as a supplier of micrologic devices has allowed us to develop the following key competitive strengths, which we believe differentiate us from many of our competitors:

Globally-Recognized 8-bit Architecture. Our embedded control products are known worldwide for providing versatile, highly customizable design solutions for use in a variety of consumer products and industrial equipment. We introduced our first Z80 microprocessor in 1974 and subsequently introduced our first Z8 microcontroller, each of which continue to enjoy strong sales. We offer a broad line of 8-bit microcontrollers designed to provide increased functionality, performance and ease of use in the products in which they are embedded. Our Z8 microcontroller was ranked as the third most recognized 8-bit microcontroller worldwide by engineers and engineering management surveyed by EDN and Electronics Business Magazine in 2000.

Extensive Product Portfolio. In 2002, we shipped hundreds of different products, including field programmable microcontrollers for consumer and industrial devices, modems used in satellite television, alarm controllers for security systems, universal and multi-brand remote controls and infrared keyboards. Our devices feature a variety of memory configurations, low voltage and power, small packaging and ease of use that allow electronics manufacturers to differentiate their products, add product functionality and reduce product costs. Our products are supported by an extensive set of Windows-based development tools and proven application assistance. Our proprietary library of reusable intellectual property facilitates our ability to rapidly develop new products to meet the needs of our customers.

Established Customer Base. We have developed relationships with over 5,000 original equipment manufacturers and end-users, many of which are leaders in their respective markets. By collaborating with customers in an interactive product design and development process, we have been able to establish longstanding strategic relationships, which solidify our customer base and help us to define our next generation products. In our embedded control segment, we have collaborated with such customers as Echostar (under the Dish Satellite TV brand), Emerson, Hypercom, Philips, Samsung, Thomson Consumer Electronics under the GE and RCA brands), and Tyco.

Industry-Seasoned Management Team. We have assembled a seasoned management team at both the administrative and operating levels. Our Chairman and Chief Executive Officer, James M. Thorburn, joined us in March 2001, having served as a consultant for Texas Pacific Group, our former majority stockholder, and prior to that, he served as the Senior Vice President and Chief Operating Officer of ON Semiconductor; Our President, Michael D. Burger, has been with us since 1998, with responsibility for both sales and marketing. He was previously with QuickLogic and National Semiconductor. In November 2002, Bruce Diamond joined the Company as Chief Operating Officer with primary responsibility for manufacturing and research and development. Previously, he was with Sipex, Anadigics and National Semiconductor. Federico Faggin has recently joined us as a consultant and a member of our board of directors. Mr. Faggin co-founded ZiLOG in 1974 and has a long history in the semiconductor field including his work for Fairchild Semiconductor where led the development of the original MOS Silicon Gate Technology and designed the world's first commercial integrated circuit to use such technology. Richard L. Sanquini joined our board of directors in July 2002. Mr. Sanquini worked at National Semiconductor for over 20 years including serving as Senior Vice President and General Manager of its Consumer and Commercial Group.

Our Strategy

Our objective is to be a key provider of micrologic devices. Our key business strategies include:

Focusing on Our Core 8-bit Micrologic Business. We are dedicating increased resources to developing new applications and relationships with previous and new customers for our existing and future 8-bit micro-logic products. Our extensive database of code and reusable application software developed over long years of service in these markets facilitates our customers' ability to design in our products.

Delivering Complete Solutions to Our Customers. We are focused on providing advanced semiconductor solutions that assist our customers in adding functionality and enhancing the performance of their products. Our efforts in this regard include:

           o Collaborating Closely with Customers. We work closely with our customers to jointly define our next generation products. We believe that our strong relationships are a competitive advantage, enabling us to target our research and development investments more effectively and to maximize the quality of our decisions on the function, features, performance, market timing and pricing requirements of our devices.

           o Integrating System Functionality into Our Solutions to Enhance Performance and Reduce Costs. High levels of integration can enable our customers to significantly reduce the number of individual components used with our semiconductor solutions, which can improve system assembly yields, reduce required board space, enhance performance and reduce costs. We achieve high levels of integration by actively developing advanced intellectual property that we integrate into our semiconductors and thereby increase the value we are able to provide to our customers.

           o Providing State-of-the-Art Development Tools. We enable our customers to quickly design our new products into their systems by providing advanced, intuitive development tools such as our newly- released ZiLOG Developer's Studio, or ZDS II, and the ZPAK II emulator, a debug tool which features a networked device with an Ethernet interface and an RS-232 console port. In addition, we are working with suppliers of third party development tools to facilitate compatibility of their systems with our devices. We are increasing the number of application notes, reference designs and sample software applications that we make available to our customers in order to facilitate the initiation of their design processes. Through our web site, our customers may download ZDS and development tool documentation and may access a search engine that helps them to quickly select the best product for their specific needs. For high volume original equipment manufacturers, we provide extensive worldwide field applications engineering support, which further decreases time-to-market for our customers.

Utilizing Efficient Manufacturing. We continue to manufacture wafers in our own five-inch wafer fabrication facility in Nampa, Idaho, and to augment that production by using external foundries primarily to produce wafers with circuit geometries below .65 micron. At the same time, we have been able to reduce our capital and operating infrastructure requirements. As part of our manufacturing strategy, we intend to continue to utilize third party contractors to assemble and package our products, which has enabled us to lower our costs and improve our cycle times and quality. It has also allowed us to focus greater resources on product design, systems and software development and customer support.

Products and Applications

We currently offer approximately 550 products that are sold in a wide selection of configurations to almost 6000 original equipment manufacturers and end-users worldwide in the embedded control and communications markets. We operate in one operating segment that is engaged primarily in the design, development, manufacture and marketing of semiconductor products. The following table represents our products, their sample uses and the revenues for each for the periods indicated (dollars in millions):

                                                                                          Years Ended December 31,
                                                                                -----------------------------------------
Products                                       Sample Uses                           2002           2001          2000
-------------------------------------------    ----------------------------     -----------       ---------     ---------
Embedded control products include:             Security system, battery
                                               charger, OS terminal, motor
      Core 8-bit microprocessors and           control, consumer products,
      microcontrollers.....................    remote controls.                  $    90.3         $   98.2      $  134.8
Standard products include:
      Serial Communications
      Controllers..........................    Telephone switch                       15.4             18.3          37.8
                                               Satellite TV, POS card
        Modems.............................    validation                             10.5             20.0           6.4
      IrDA transceivers....................    PDA's, cell phones                      2.8              5.6           2.7
      Television, PC peripheral
      products and foundry services            TV, keyboard, pointing device          20.6             30.2          57.5
                                                                                ------------       --------     ---------
Total Revenues for Periods Indicated.........................................    $   139.6         $  172.3     $   239.2
                                                                                ============       ========     =========





                                                     Successor             Predecessor
                                                     Company                 Company
---------------------------------------------     ---------------        ----------------
                                                   Three Months            Three Months
                                                  Ended March 31,         Ended March 31,
---------------------------------------------     ---------------        ----------------
Products                                                2003                    2002
---------------------------------------------     ---------------        ----------------
Embedded control products include:
      Core 8-bit microprocessors and
      microcontrollers.......................      $    18.4                  $  23.2
Standard products include:
      Serial Communications
      Controllers............................            3.4                      3.7
        Modems...............................            0.4                      3.7
      IrDA transceivers......................            0.6                      0.3
      Television, PC peripheral
      products and foundry services                      2.4                      5.1
                                                  ---------------        ----------------
      Net Sales..............................      $    25.2                  $  36.0
                                                  ===============        ================

Embedded Control Products. Our embedded control products are designed using our globally recognized and proprietary Z8 and Z80 architectures that enable a broad range of market manufacturers to develop products that control their functionality and performance. These devices can be used for a multitude of functions depending on the specific customer needs from controlling the speed of a motor, to monitoring the charging cycle of a battery charger.

Our embedded control product focus centers on our proprietary 8-bit microcontroller and microprocessor architectures. Our microcontroller products include a broad range of standard products for use in hundreds of embedded control applications. We have also developed more vertically targeted microcontroller products for markets including infrared and home and office security applications.

The integration of our 8-bit Z8 based microcontroller with our database of code from manufacturers of consumer appliances such as televisions, VCR's and DVD players makes us an independent leader in the market for the supply of up-to-date code based Universal Infrared Remote Control (UIR) devices

Our microprocessor products are higher performance products addressing the high-end 8-bit microprocessor and microcontroller markets. These products are available with integrated software that enables the devices to communicate across public and private networks. In these applications the device can function as a stand-alone embedded web server, providing monitoring and control functionality to a remote site, using a standard web browser interface.

In November 2002, we launched our first embedded flash-based platform of products. Semico Research has identified the flash market as the fastest growing segment of the 8-bit market. The Z8Encore! (TM) microcontroller is an extension of our traditional architecture with many up-do-date features. The current Z8Encore!(TM) products offer 16k, 32k and 64k flash memory capabilities and will be expanded in 2003 to offer many other memory sizes. A total of approximately 50 products are currently available from this platform.

We launched the first product in our eZ80 family of high performance 8-bit microprocessors in summer, 2002. We introduced the eZ80Acclaim!(TM) microcontroller, which is the first microcontroller of this family with, embedded flash memory in February 2003. The eZ80Acclaim!(TM) products function as high-performance microcontrollers, and have web-server capabilities when they are equipped with various communication interfaces and protocols.

Standard Products. We call our products that are not our strategic micrologic-based devices our standard products. Our standard products are primarily focused on serial communications for voice and data transmission in the telecommunications market and low speed modems for a broad range of markets including point of sale and set-top box applications. Additionally, standard products include IrDA transceivers for use in PDAs, cell phones, and laptop computers.

A significant percentage of our research and development efforts are focused on our flash embedded, flash-based products. We also continue to invest in IrDA, with a focus on the growing opportunities in the cell phone market.

Development Tools

Our Developer Studio, which we call ZDS, is a stand-alone software development environment that provides a comprehensive development solution for embedded designers and incorporates our sophisticated line of development tools. ZDS integrates a language-sensitive editor, project manager, highly optimizing ANSI C-compiler, assembler, linker and symbolic source-level debugger that supports our entire line of Z8, Z8Plus, eZ80, Z80S180 and DSP processors. ZDS provides an industry standard user interface running under all Windows(R)-based operating systems, and features an integrated set of windows, document views, menus and toolbars that enable developers to create, test and refine applications in a familiar and productive environment.

ZDS II is the next generation descendant of ZDS that has been enhanced to meet the challenges of our more sophisticated developers. ZDS II supports a scripting engine for more flexible user-configuration and automated regression testing. ZDS II also supports a new communication layer allowing it to be interface with third-party emulation products as well as our new ZPAK II high-speed emulation and evaluation hardware interface.

Many independent companies develop and market application development tools and systems that support our standard product architectures. Although we do not generate significant revenues from the sale of development tools, we believe that familiarity with, and adoption of, development systems offered by ourselves as well as third-party vendors will be an important factor when considering ZiLOG as the vendor of choice by new product developers.

Customers, Sales and Marketing

We use a total marketing approach to build relationships with key original equipment manufacturers, OEM's, distributors and end-users in a broad array of end markets. Our top OEM customers, determined by shipment dollars for 2002, include Echostar (under the Dish Satellite TV brand), Hypercom, Emerson Appliance Controls, Philips, Ruwido, Chamberlain, Samsung, Thomson Consumer Electronics (under the GE and RCA brands), Tyco and Globespan.

To market our products to our customers, we utilize a well-trained and highly-skilled direct sales and distribution sales force, a customer-centric website, technical documentation that includes product specifications and application notes, development tools and reference designs, sales promotional materials, targeted advertising and public relations activities, and involvement in key trade shows and technical conferences in North America, Europe and Asia. During 2002, we derived approximately 56% of our net sales from direct sales to original equipment manufacturers, compared to 61% in 2001 and 60% in 2000. Accordingly, net sales through our distribution channel represented, 44%, 39% and 40% in 2002, 2001 and 2000, respectively. In the past 9 months, we have engaged 14 independent sales representatives to further augment our own direct sales force. These sales representatives cover various geographic locations in the United States and the Americas.

Our direct sales force of 48 people as of March 31, 2003 focuses on four geographic areas: Americas, Europe, Asia and Japan. We have sales offices located in the metropolitan areas of Chicago, El Paso, Irvine, Philadelphia, San Jose, Beijing, Hong Kong, Kuala Lumpur, London, Munich, Seoul, Shanghai, Shenzhen (China), Singapore, Taipei and Toronto.

We provide direct customer support through our field application engineers, who are located in our sales offices around the world and work directly with local customers in close consultation with our factory-based technical specialists. Field application engineers typically develop technology expertise in a market segment that is most prominent in their geographic areas. These engineers provide significant aid to the customer throughout the design process. Customer support in the Americas is being provided by our American-based personnel. Our local area sales offices handle customer service functions for Asia and Europe.

In 2000, we announced an exclusive full-service distribution agreement with Pioneer-Standard in North America and we terminated our existing relationships with our three then-largest distributors in North America: Arrow Electronics, Future Electronics and Unique Technologies. Our distribution agreement with Pioneer permits either party to terminate without cause upon thirty days' prior notice. By letter dated September 19, 2002, we notified Pioneer of our intent to terminate the distribution, and the termination became effective as of October 23, 2002. Pioneer-Standard accounted for approximately 12.9%, 12.6% and 11.5% of our net sales during the years ended December 31, 2002, 2001 and 2000, respectively.

We then entered into a distributor agreement with Future Electronics, effective October 23, 2002. This agreement provides that Future Electronics will be our exclusive full-service distributor within North America and will also serve as a non-exclusive distributor for the rest of the world. During that 18 month period, we can only terminate the agreement or the exclusivity for cause; after the first 18 months, we may terminate the exclusive nature of the relationship upon 30 days' prior written notice. Future Electronics may terminate the agreement without cause upon 30 days' written notice at any time. Either party may terminate for cause if a breach is not cured within the required cure period. In connection with the agreement, we issued a warrant to Future Electronics to purchase up to 120,000 shares of common stock upon the attainment of certain performance goals, at an exercise price of $3.20 per share. Future Electronics is a private Canadian-based company with an extensive and well-integrated international distribution infrastructure.. Their ability to cover a broad spectrum of market opportunities, especially in embedded flash-based products, is expected to provide significant value and opportunities to our new flash portfolio. Future's Electronics' value-add services to us are not expected to increase our costs, but will include a significant number of sales representatives focused on our business, co-operative trade advertising, seminars and workshops to train design engineers about our products, direct mail advertising, collateral materials and web site pages dedicated to our products. These reasons, among others, provided the basis for replacing Pioneer-Standard with Future Electronics as our exclusive North American distributor.

Manufacturing and Sourcing

We operate one five-inch semiconductor wafer fabrication facility in Nampa, Idaho. Currently our five-inch wafer fabrication facility is primarily producing wafers with circuit geometries of 0.65, 0.8 and 1.2 microns. Our products that have circuit sizes below 0.65 microns are being produced at outside foundries in Taiwan. Approximately 18% of revenue, or approximately $25 million, was generated from these foundry wafers in 2002. We conduct most of our final test operations at our facility in the Philippines and outsource our assembly operations to subcontractors located primarily in Indonesia and the Philippines.

We closed our eight-inch wafer fabrication facility, which we call MOD III, in January 2002. In May 2002, upon the effectiveness of the plan of reorganization, the assets of MOD III were transferred to our new subsidiary, ZiLOG-MOD III, Inc., which we call MOD III, Inc. MOD III, Inc. is holding this facility for sale. The holders of our former senior notes will receive the first $30 million of net proceeds (plus dividends accruing on $30 million of preferred stock at a rate of 9.5% per annum) from the sale of the assets, and the proceeds above this are split evenly between them and us.

The National Standards Authority of Ireland granted ISO 9001 and 9002 certifications to our facilities in Idaho. The SGS International Certification Services AG of Zurich, Switzerland granted an ISO 9002 certification to our Philippines test facility. ISO certifications reflect the stringent quality standards to which all of our products are manufactured. We believe that these certifications enhance the reputation and quality of our products.

Research and Development

Expenditures for research and development during 2002 were $17.9 million, representing 13% of net sales and were $28.7 million in 2001, representing 17% of net sales. Expenditures for research and development in 2000 were $36.9 million and represented 15% of net sales. In 2002, our research and development expenditures were focused largely on new product development of our Z8Encore!(TM) and eZ80Acclaim!(TM) product families within our embedded control group. During 2001, our research and development activities were focused largely on communications product development relating to our eZ80 and CarteZian products. In January 2002, we announced the discontinuation of our CarteZian product development efforts and the closure of our Austin, Texas design center. As a result of these actions, our research and development spending in 2002 declined compared to 2001 levels.

In 2003, we expect our research and development expenditures will be focused largely on new product development and enhancements within our core micrologic business as we continue to expand our portfolio of flash-based microcontrollers, including our Z8Encore!(TM) and eZ80Acclaim!(TM) family of products. Significant efforts will be directed towards accelerating our time to market for our new products as well as broadening our capabilities by adding new and improved features.

Competition

The semiconductor industry is characterized by price erosion, rapid technological change and heightened competition in many markets. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater resources than ours with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also expected to increase their participation in the semiconductor market.

We compete with other micrologic device manufacturers who target the same specific market segment. We believe the primary bases for competition in this market include: price, technological sophistication, customer relationships, support tools, familiarity with micrologic architecture, and existing customer investment in system software based on a particular architecture. In many instances our competitors have similar competitive strengths to us and they have significantly more resources than we do. However, most of our competitors are much larger than we are with broad product offerings in many sectors and are therefore not as singly focused on the 8-bit micrologic sector as we are. Our strategy to provide complete, integrated solutions to our customers is designed to reduce our customers' costs by providing product innovation, technical support, application support and software support all from a single source.

Our current and future products compete with, or may compete with, products offered by Advanced Micro Devices, ARM, Atmel, Conexant, Intel, Lucent Technologies, Microchip, Motorola, NEC, Philips, Sharp, ST Microelectronics, Texas Instruments and Toshiba, among others. However, we believe that no single competitor addresses exactly the same set of products or markets as we do.

Backlog

Our total backlog of cancelable customer orders was $12.0 million at March 31, 2003 and $10.6 million as of December 31, 2002, as compared to $23.4 million as of December 31, 2001 and $25.4 million as of March 31, 2002. Our sales are generally made pursuant to short-term purchase orders rather than long-term contracts. As a result, our backlog may not be an accurate measure of net sales or operating results for any period. Additionally, during times of economic downturn there tends to be excess capacity in the marketplace, driving shorter lead time expectations which often results in a higher percentage of book-ship (or turns) business in the quarters.

Patents and Licenses

As of December 31, 2002, we held 132 U.S. and 10 foreign patents and had 41 U.S. and 36 foreign patent applications pending. We have more than 80 U.S. mask work registrations on our products. We hold copyright registrations to protect proprietary software employed in many of our products. We have 17 U.S. registered trademarks, 3 foreign registered trademarks, 8 pending U.S. trademarks and 5 pending foreign trademarks. In addition, we have various active licenses for product or technology exchange. The purpose of these licenses has, in general, been to provide second sources for standard products or to convey or receive rights to valuable proprietary or patented cores, cells or other technology. None of our patents and licenses are material to our core business.

Employees

As of the periods stated the company had a total number of full time employees as follows:

                      December 31, 2001.................948
                      December 31, 2002.................781
                      March 31, 2003....................674

In order to reduce our costs and improve our operating efficiency, we have reduced our worldwide headcount in each of the last three years. Significant headcount reductions occurred in connection with our outsourcing of assembly operations in January 1999 and in connection with the closures in the first quarter of 2002 of our MOD III wafer fabrication facility in Nampa, Idaho and our engineering design center in Austin, Texas. In addition to these actions, we have also had various other voluntary and involuntary reductions in force during the last three years. Most recently, we implemented a 56-person reduction-in-force in our MOD II wafer manufacturing facility, effective March 9, 2003. Severance benefit payments in connection with this action totaled approximately $0.6 million, and were made in March 2003. We consider our relations with our employees to be good and believe that our future success will depend, in large part, upon our ability to attract, retain, train and motivate our employees. None of our employees are represented by labor unions.

Environmental

Our manufacturing processes require substantial use of various hazardous substances, and, as a result, we are subject to a variety of governmental laws and regulations related to the storage, use, emission, discharge and disposal of such substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Clean Air Act and the Water Pollution Control Act. We believe we have all the material environmental permits necessary to conduct our business.

In February 1999, our facilities in Idaho received ISO 14001 certification by the National Standards Authority of Ireland, an independent auditor of environmental management systems. We believe that ISO 14001 certification is widely recognized as the global standard for measuring the effectiveness of a company's environmental management.

To qualify, companies must implement an environmental management system, comply with all relevant regulations, commit to prevent pollution, adopt a program of continual improvement, and submit to periodic outside audits of their environmental management system. Our environmental management system controls and monitors all of the ways in which we impact the environment, including air quality, water use, conservation, waste disposal and chemical handling.

Properties

On January 25, 2002, we moved our headquarters from Campbell, California to a 41,000 square foot facility in San Jose, California, which we have leased through January 31, 2007. Excluding the cost of terminating our old lease and relocation expenditures, this move resulted in savings of approximately $4.5 million in 2002 in annual operating costs versus 2001.

We currently own and perform wafer fabrication at our 118,000 square foot building located on a 53-acre site in Nampa, Idaho. In January 2002, we closed our MOD III facility, which is approximately 158,000 square feet. In connection with our plan of reorganization, we transferred the assets of the MOD III facility to MOD III, Inc. MOD III, Inc. is holding this facility for sale, and the holders of our former senior notes will enjoy most of the expected economic benefit from this facility's sale or lease.

A majority of our final testing, inventory warehousing and logistics reside in a 54,000 square foot facility located in the Philippines. We have occupied this site since 1979 and the lease is presently due to expire March 31, 2004. We recently completed the closure of our 17,000 square foot customer support and engineering design center in Austin, Texas. In 1999, we opened a design center in Bangalore, India and have entered into a lease agreement for approximately 10,000 square feet. In addition, we have short-term leases for its sales offices located in the U.S., Canada, England, Germany, Korea, Malaysia, the People's Republic of China (including Hong Kong), Singapore and Taiwan. We believe that these properties currently are adequate to meet our needs.

Legal Proceedings

On July 29, 1996, we filed an action in the Superior Court of the State of California in and for Santa Clara against Pacific Indemnity Company, Federal Insurance Company and Chubb & Son Inc. In that action, we sought a declaration that our former insurers, Pacific and Federal, had an unconditional duty to defend and indemnify us in connection with two lawsuits brought in 1994: (1) in Santana v. ZiLOG and, (2) in Ko v. ZiLOG. Our complaint in the Santa Clara County action also alleged that Chubb, which handled the defense of Santana and Ko on behalf of Pacific and Federal, was negligent. Pacific cross-complained against us, seeking reimbursement of defense costs for both underlying lawsuits and a payment it contributed to the settlement of Ko. According to its cross-complaint, Pacific sought a total of approximately $6,300,000, plus interest and costs of suit.

On February 26, 2002, we agreed to make a payment of $300,000 to fully settle these lawsuits which payment has been made. We are participating in other litigation and responding to claims arising in the ordinary course of business. We intend to defend ourselves vigorously in these matters. Our management believes that it is unlikely that the outcome of these matters will have a material adverse effect on our financial statements, although there can be no assurance in this regard.

On June 14, 2002, Gemplus SA filed a proof of claim under the Company's Chapter 11 proceedings in the Bankruptcy Court of Northern California for approximately $1.5 million based on an alleged breach by the Company under a Development Agreement dated July 27, 2000. Management intends to vigorously contest Gemplus's claim which is still in the early stages and the probability of a material adverse outcome of this matter cannot be determined at this time. However, if this matter is resolved in a manner adverse to the Company, it could have a material adverse effect on the Company's financial condition.

Financial Restructuring and Reorganization

We filed a pre-packaged Chapter 11 reorganization plan with the United States Bankruptcy Court for the Northern District of California on February 28, 2002. The court confirmed the plan on April 30, 2002 and it became effective on May 13, 2002.

Pursuant to our reorganization plan, we extinguished $325.7 million of liabilities, which included $280.0 million principal amount of our former 9 1/2% Senior Secured Notes due 2005, $27.2 million in accrued interest due on the notes and $18.5 million of dividends payable on our former series A preferred stock. Each holder of senior notes received, in exchange for its senior notes, its pro rata share of:

           o 28,000,000 shares of our newly issued common stock. As of December 31, 2002, this represented approximately 86% of our outstanding equity on a fully diluted basis.

           o 100% of the newly issued series A preferred stock issued by our subsidiary, ZiLOG-MOD III, Inc., which we call MOD III, Inc. Holders of MOD III, Inc. series A preferred stock are entitled to receive an aggregate liquidation preference of $30 million plus any accrued but unpaid dividends on the MOD III, Inc. series A preferred stock from the net proceeds from the sale of one of our wafer fabrication plants located in Nampa, Idaho. We transferred this plant to MOD III, Inc. upon effectiveness of our reorganization plan. Dividends accrue on the MOD III, Inc. series A preferred stock at 9 1/2% per annum and these dividends increase the aggregate liquidation preference accordingly.

           o 50% of MOD III, Inc.'s newly issued series B preferred stock. We retained the remaining 50% of the new MOD III, Inc. series B preferred stock, as well as 100% of the common stock. Holders of the new MOD III, Inc. series B preferred stock are entitled to receive the net sale proceeds from any sale of MOD III, Inc.'s assets in excess of the series A preferred stock liquidation preference.

Our previously outstanding common stock and preferred stock, and all related options and warrants, were also cancelled pursuant to the terms of the reorganization plan, and all accumulated dividends and any other obligations with respect to such shares were extinguished. Each holder of common stock received a pro rata share of $50,000. Each holder of preferred stock received a pro rata share of $150,000. As a result of this reorganization, we expect to save more than $26.6 million in annual interest payments on the extinguished senior notes.

Historical Background to the Plan of Reorganization

We issued our senior secured notes in connection with our going-private transaction in 1998. Since then, our business and financial growth have been negatively affected by the extremely difficult business climate in which we have been operating.

In March 2001, we retained Lazard Freres & Co., LLC as our independent financial advisor to assist us in exploring a number of strategic alternatives. Also in March 2001, Lazard began the process of soliciting bids for the sale of all or parts of our business. While we received a number of proposals, each of these contained significant financing or due diligence contingencies. After consultation with our financial advisor, we determined that these contingencies could seriously jeopardize the likelihood that a strategic transaction could be consummated.

In July 2001, holders of senior notes who collectively held or managed approximately $165.0 million in principal amount of our senior notes formed an informal group to discuss and negotiate the terms of a possible restructuring with us. All members of this group executed confidentiality agreements and on July 13, 2001, members of our management met with these holders and their counsel to discuss a possible restructuring.

Discussions continued over the course of the summer and fall of 2001. During the course of these discussions, we concluded that the best vehicle to achieve a restructuring of our senior notes was through consummation of a voluntary pre-packaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code. On November 27, 2001, we reached a non-binding agreement regarding the terms of the reorganization plan with this informal group of our noteholders.

On January 28, 2002, we commenced solicitation of acceptances of the plan of reorganization from the holders of our senior notes and preferred stock. As permitted by bankruptcy court rules, we did not solicit votes from holders of our old common stock. In connection with this solicitation, we entered into lock-up agreements with members of the informal group. Under the lock-up agreements, the members of the informal group agreed, among other things and subject to certain conditions, to vote to accept the plan of reorganization.

The voting period for the solicitation ended on February 26, 2002. Holders of approximately $221.0 million of our senior notes accepted the plan of reorganization. None of the holders rejected the plan. All of the holders of preferred stock who voted also accepted the plan of reorganization.

On February 28, 2002, MOD III, Inc. and we filed voluntary petitions with the United States Bankruptcy Court for the Northern District of California for reorganization under Chapter 11. The bankruptcy court confirmed the reorganization plan by its order entered on April 30, 2002 and the reorganization plan became effective on May 13, 2002.

We believe that the reorganization will substantially reduce uncertainty with respect to our future and better position us to develop new products and maintain and expand our customer base by focusing on our core business. ZiLOG is a pioneer in the semiconductor industry and we have a well-recognized brand. We believe that the elimination of our senior notes, the accrued interest due on the notes, as well as the cancellation of our former preferred stock, will allow us to devote more resources towards developing and expanding our core business. We believe that completion of the plan has provided us with a stronger financial base upon which we can focus and execute to develop a successful business.

                                  MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding individuals who currently serve as our directors or executive officers. Each director will hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. Officers are appointed by the Board of Directors and serve at the Board's discretion. The executive officers listed below serve on our Executive Council, which meets periodically to advise the CEO concerning certain matters.


               Name                  Age                       Position
               ----                  ---                       --------
Michael D. Burger............         45          President and Director
Joseph Colonnetta............         41          Director
Bruce Diamond................         43          Executive Vice President and Chief Operating Officer
Federico Faggin..............         61          Director
Perry J. Grace...............         46          Vice President and Chief Financial Officer
Richard L. Sanquini..........         68          Director
James M. Thorburn............         47          Chairman, Chief Executive Officer and Director

James M. Thorburn. James M. Thorburn was appointed Chief Executive Officer, Chairman of the Board, and a director in January 2002. Between March 2001 and January 2002, Mr. Thorburn was appointed as our acting Chief Executive Officer and President in connection with a consulting agreement between Mr. Thorburn and Texas Pacific Group, an affiliate of our former principal stockholder. From August 1999 to March 2001, Mr. Thorburn was Senior Vice President and Chief Operating Officer of ON Semiconductor. From May 1998 until August 1999, Mr. Thorburn served as our Senior Vice President and Chief Financial Officer. Prior to May 1998, Mr. Thorburn was the Vice President of Operations Finance at National Semiconductor. During his 17-year career at National Semiconductor, Mr. Thorburn held various executive positions. Mr. Thorburn holds a Bachelor of science degree in Economics from the University of Glasgow, Scotland and is a qualified accountant with the Institute of Chartered Management Accountants. Mr. Thorburn is a Group III director subject to re-election in 2005.

Michael D. Burger. Michael D. Burger was appointed President and a director in January 2002. Between March 2001 and March 2002, Mr. Burger served as Executive Vice President and General Manager of our Connecting Technology Business Unit. Mr. Burger joined ZiLOG in November 1998 as Senior Vice President of Worldwide Sales. From December 1997 to October 1998, Mr. Burger was Vice President of Worldwide Marketing and Sales at QuickLogic Corporation. Prior to QuickLogic, Mr. Burger was the Vice President and Managing Director for National Semiconductor Asia based in Hong Kong. Mr. Burger holds a Bachelor of Science degree in Electrical Engineering from New Mexico State University. Mr. Burger is a graduate of Stanford's Executive Management Program. Mr. Burger is a Group II director and subject to re-election in 2004.

Joseph Colonnetta. Joseph Colonnetta was appointed as a director by the informal committee of certain of the holders of our cancelled senior notes upon effectiveness and pursuant to the terms of our plan of reorganization on May 13, 2002. Mr. Colonnetta has served as a Principal of Hicks, Muse, Tate & Furst Incorporated since January 1999. From 1995 to 1998, Mr. Colonnetta served as a Managing Principal of a management affiliate of Hicks, Muse, Tate & Furst Incorporated. From 1994 to 1995, Mr. Colonnetta was an Operating Partner and Chief Executive Officer of Triangle FoodService and StarMark Foods. From 1989 to 1994, Mr. Colonnetta was the Chief Financing Officer of TRC, a company specializing in repositioning and growing food-related companies. Mr. Colonnetta is also a Director of Cooperative Computing, Inc., Home Interiors & Gifts, Grupo Minsa, Safeguard Systems and Talon Automotive, Inc. Mr. Colonnetta holds a Bachelor of Science degree in finance from the University of Houston. Mr. Colonnetta is a Group III director subject to re-election in 2005.

Federico Faggin. Federico Faggin was appointed as a director upon effectiveness of our plan of reorganization on May 13, 2002. Mr. Faggin co-founded Synaptics and has served as the Chairman of the Board of Synaptics since January 1999. Mr. Faggin served as a director and the President and Chief Executive Officer of Synaptics from March 1987 to January 1999. Mr. Faggin also co-founded Cygnet Technologies, Inc. in 1982 and ZiLOG, Inc. in 1974. Mr. Faggin served as Department Manager in Research and Development at Intel Corporation from 1970 to 1974 and led the design and development of the world's first microprocessor and more than 25 integrated circuits. In 1968, Mr. Faggin was employed by Fairchild Semiconductor and led the development of the original MOS Silicon Gate Technology and designed the world's first commercial integrated circuit to use such technology. Mr. Faggin is also a director of Integrated Device Technology, Inc., a publicly-traded producer of integrated circuits; Avanex Corp., a publicly-traded producer of fiber optic-based products, known as photonic processors; Foveon, Inc., a privately-held company; and Blue Arc Corporation, a privately-held corporation. Mr. Faggin is the recipient of many honors and awards including the 1988 International Marconi Fellowship Award, the 1994 IEEE W. Wallace McDowell Award, and the 1997 Kyoto Prize. In addition, in 1996, Mr. Faggin was inducted in the National Inventor's Hall of Fame for the co-invention of the microprocessor. Mr. Faggin holds a doctorate in physics, summa cum laude, from the University of Padua, Italy. Mr. Faggin also holds an honorary doctorate degree in computer science from the University of Milan, Italy. Mr. Faggin is a Group II director subject to re-election in 2004.

Richard L. Sanquini. Richard L. Sanquini was elected as a director in August 2002. Mr. Sanquini is currently a consultant for Synaptics Incorporated, Foveon, Inc., National Semiconductor, and several privately held companies. From January 1999 to November 1999, Mr. Sanquini served as Senior Vice President and General Manager of the Consumer and Commercial Group of National Semiconductor; from April 1998 to December 1998, he served as Senior Vice President and General Manager of the Cyrix Group of National Semiconductor; from November 1997 to March 1998, he served as Senior Vice President and General Manager of the Personal Systems Group of National Semiconductor; from April 1996 to October 1997, he served as Senior Vice President and Chief Technology Officer of the Corporate Strategy, Business Development, and Intellectual Property Protection Group of National Semiconductor; and from December 1995 to March 1996, he served as Senior Vice President of the Business Development and Intellectual Property Protection Group of National Semiconductor. Prior to National Semiconductor, he was with RCA where he directed its memory and microprocessor businesses. Mr. Sanquini also has been a director of Foveon, Inc. since August 1997. Mr. Sanquini holds a Bachelor of Science degree in electrical engineering from the Milwaukee School of Engineering, Wisconsin. Mr. Sanquini is a Group I director subject to re-election in 2006.

Bruce Diamond. Bruce Diamond was appointed Executive Vice President and Chief Operating Officer in November 2002. From January 2001 to October 2002, Mr. Diamond served as President and Chief Operating Officer for Sipex, Inc., an analog semiconductor company. From October 1997 to December 2000, Mr. Diamond served as Sr. Vice President Operations for ANADIGICS, Inc., an RF-based semiconductor IC company. From June 1982 to October 1997, Mr. Diamond held various senior positions within National Semiconductor including engineering, and operations positions. Mr. Diamond holds a Bachelor of Science degree in electrical engineering from the University of Illinois at Champaign-Urbana.

Perry J. Grace. Perry J. Grace was appointed as our Vice President and Chief Financial Officer in July 2001. From June 1999 to January 2001, Mr. Grace served as Controller and then Vice President of Finance and Chief Financial Officer for Ramp Networks, an Internet security appliance provider acquired by Nokia in January 2001, for whom he assisted in the post-merger integration through May 2001. Prior to Ramp Networks, Mr. Grace was employed by National Semiconductor from 1987 to 1999, where he held several finance and controller positions and by PriceWaterhouse from 1980 to 1987 in Melbourne, Australia, London, England, and San Jose, California, where he served as an audit manager. Mr. Grace holds a Bachelor of Science degree in Accounting and Finance, Commercial Law, and Computer Science from Deakin University in Geelong, Australia, and was admitted to the Institute of Chartered Accountants in Australia in 1983.

Classified Board of Directors

Our Amended and Restated Certificate of Incorporation provides for a classified board of directors, each serving staggered three-year terms. As a result, a portion of our board of directors is elected each year. Our Class I directors' terms will expire at our annual meeting of stockholders to be held in 2006; our Class II directors' terms will expire at our annual meeting of stockholders to be held in 2004; and Class III directors' terms will expire at our annual meeting of stockholders to be held in 2005. Mr. Sanquini has been designated as a Class I director; Messrs. Burger and Faggin have been designated Class II directors; and Messrs. Thorburn and Colonnetta have been designated Class III directors. There are no family relationships between any of our directors or executive officers.

Pursuant to our plan of reorganization, the informal group of noteholders was entitled to designate one director to our board. Mr. Colonnetta is such group's designee. This informal committee, however, no longer exists and has no continuing right to designate Mr. Colonnetta's replacement, specifically, or other directors, in general.

Board Committees

Our audit committee currently consists of Mr. Colonnetta and Mr. Sanquini. The audit committee's purpose is to provide assistance to the board in fulfilling its legal and fiduciary obligations with respect to matters involving our accounting, auditing, financial reporting, internal control and legal compliance function, as well as those of our subsidiaries.

Our compensation committee currently consists of Mr. Colonnetta and Mr. Sanquini. The compensation committee's purpose is to approve the compensation arrangements for senior management and directors, to adopt compensation plans in which employees, directors, advisors and consultants are eligible to participate, and to make grants under such plans.

Our nominating committee consists of Messrs. Colonnetta and Thorburn. The nominating committee's purpose is to consider the qualifications of and to recommend candidates and incumbents for election as our directors and members of the committees of the board.

Director Compensation

Each of our non-employee directors receives, as compensation for his or her service as a director:

           o $30,000 per year, which may be paid, at the election of such director, in any combination of cash and options to purchase shares of our common stock equal to $30,000 divided by the fair market value of a share of our common stock at the time of grant which will vest quarterly over one year;

           o $1,000 for each regularly scheduled meeting of the board of directors at which the member appears in person, and a nominal amount for each meeting that is held telephonically, which may be paid, at the election of such director, in any combination of cash or options to purchase shares of our common stock equal to the amount of such cash fee divided by the fair market value of a share of our common stock at the time of grant;

           o options to purchase 5,000 shares of our common stock on each anniversary of his or her appointment or election as a director, as the case may be; and

           o options to purchase 20,000 shares of our common stock upon appointment or election as a director, as the case may be.

All stock options granted in 2002 had an exercise price of between $2.03 and $2.76 per share.

Compensation to the directors for their service as directors is not paid pursuant to consulting contracts. We have entered into a separate consulting arrangement with Mr. Faggin, however, pursuant to which Mr. Faggin will devote approximately 20% of his business time (i.e. one day per week) providing services to us which may include strategy guidance, assistance with project roadmaps, management counseling and participation in customer and internal service reviews. As consideration for these consulting services, our board of directors granted 145,000 restricted shares of common stock to Mr. Faggin, on which the restrictions lapse pro rata over a period of 24 months, pursuant to our 2002 Omnibus Stock Incentive Plan. See "2002 Omnibus Stock Incentive Plan" below.

Our employee directors currently do not receive any compensation for their service on our board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. During the fiscal year ended December 31, 2001, none of our executive officers served as a member of our board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Employment Contracts, Termination of Employment and Change-In-Control
Arrangements

In connection with our plan of reorganization, we entered into a two-year employment agreement, dated January 7, 2002, with our Chief Executive Officer and Chairman, James M. Thorburn. This agreement provides that: (1) Mr. Thorburn will be employed as our Chairman and Chief Executive Officer and will be paid an annual salary of $800,000; (2) Mr. Thorburn will be eligible to earn an annual incentive payment in an amount between 25% and 200% of his annual base salary based on our annual EBITDA; (3) on the effective date of the plan of reorganization, Mr. Thorburn will be eligible to receive up to 4% of the shares of our common stock in options and restricted stock; and (4) Mr. Thorburn will receive a signing bonus of $650,000 upon the fulfillment of certain conditions. These conditions were met as of February 28, 2002 and the signing bonus was paid to Mr. Thorburn on March 8, 2002.


In connection with the grant of shares of restricted shares of common stock, we loaned Mr. Thorburn $241,911 to pay the income taxes due on the 176,465 shares granted on May 23, 2002 pursuant to a full-recourse promissory note. Mr. Thorburn pledged the 176,465 shares of restricted stock as collateral for this loan pursuant to a stock pledge agreement. We intended to loan Mr. Thorburn the funds to pay the income taxes due with respect to the grants of restricted stock, as we have done with other employees that received grants of restricted stock. In July, 2002, however, Congress enacted the Sarbanes-Oxley Act of 2002, which prohibits these loans. As a result of this development, we have entered into an oral agreement to amend the terms of our employment agreement with Mr. Thorburn to cancel the sale of 176,465 shares of restricted stock to which Mr. Thorburn would have been entitled under this employment agreement, which shares would have been fully vested upon grant and would have had a purchase price of $0.01 per share, and grant in lieu thereof an immediately exercisable non-EBITDA-Linked option to purchase 229,418 shares of common stock. The option expires on April 24, 2013, has an exercise price of $1.00 per share and otherwise has the same terms and conditions as other non-EBITDA-Linked employee stock options. We expect that this agreement will be documented shortly. We also anticipate amending other aspects of Mr. Thorburn's employment agreement to extend his term and revise his future stock grants, but the terms have not yet been established.

Mr. Thorburn's employment agreement automatically terminates on the second anniversary of the Effective Date. In the event that, before such second anniversary, we terminate Mr. Thorburn's employment without cause, or Mr. Thorburn resigns at any time for good reason, we shall pay to Mr. Thorburn the greater of (a) 180% Mr. Thorburn's base salary, or (b) Mr. Thorburn's base salary for the balance of the term of the agreement plus an additional amount equal to 80% of Mr. Thorburn's base salary for the balance of the term of the agreement. For the purposes of this employment agreement, "cause" means one or more of the following: (i) Mr. Thorburn's material breach of the agreement;
(ii) Mr. Thorburn's failure to reasonably and substantially perform his duties under the agreement; (iii) Mr. Thorburn's willful misconduct or gross negligence which materially injures us; or (iv) Mr. Thorburn's conviction or plea of nolo contendere to (A) a felony, or (B) other serious crime involving moral turpitude. Also for the purposes of this agreement, "good reason" means a material diminution in Mr. Thorburn's duties and responsibilities set forth in his employment agreement.

If Mr. Thorburn decides to terminate his employment with us, with or without good reason, within thirty days following a change of control, we shall pay Mr. Thorburn the balance of his then current base salary for the remainder of the term of his employment agreement plus an amount equal to 80% of Mr. Thorburn's then current base salary. In addition, we will accelerate the vesting on all stock, stock options and other stock awards held by Mr. Thorburn.

Other Executive Officers. We entered into three-year employment agreements with each of our other executive officers. Our employment agreements with Gerald J. Corvino (Mr. Corvino resigned effective November 1, 2002), Perry J. Grace and Daniel M. Jochnowitz (Mr. Jochnowitz's employment relationship with the Company terminated on May 2, 2003), were entered into on April 9, 2002. Each of these agreements was subject to the approval of the board of directors and provided for the immediate termination of the agreement if our plan of reorganization was not confirmed. Our plan of reorganization was confirmed by the bankruptcy court on April 30, 2002 and each of these agreements was ratified by the board of directors. These agreements therefore became effective as of April 9, 2002. Our employment agreement with Michael D. Burger was entered into and was effective on May 14, 2002. Each of these employment agreements will continue for a term of three years and will be automatically renewed for additional terms of one year, unless we or the executive provides written notice of no less than six months prior to the end of the term of intent not to renew, and unless otherwise terminated as set forth below. We are in the process of finalizing an employment agreement with Mr. Diamond.

We have entered into employment agreements with each of our named executive officers. These employment agreements, and the loans we made to them to pay the income taxes due on the restricted shares of common stock that we granted to them pursuant to the employment agreements, are described under the section entitled "Management - Employment Contracts, Termination of Employment and Change-in-Control Arrangements." We also made loans to officers other than our named executive officers for an amount equal to the income taxes due on the restricted shares of common stock that we granted to them. Pursuant to full-recourse promissory notes, we loaned the following amounts to the following officers, employees and consultants on June 14, 2002: $61,689 to Edward Bradley; $68,544 to Roy Douglass; $68,544 to Norman Sheridan; $78,059 to Tom Vanderheyden; $16,727 to David Fritz; $20,563 to Thomas Hamilton; $13,709 to John Kros; $13,709 to John Rodman; $59,833 to Richard White; and $55,000 to David Bauman, a contractor. Each of these loan recipients pledged their shares of restricted stock as collateral for these loans pursuant to stock pledge agreements. These loans provide full recourse to us and bear interest at 5.5% per annum, which interest is payable annually by February 28 for the preceding period ending each December 31 during the term of the loans. All principal and accrued interest on these loans becomes due and payable to us on May 15, 2007. In the future, loans we make with respect to restricted stock, if any, will be made only to non-executive officer and non-director participants in compliance with the Sarbanes-Oxley Act of 2002.

As set forth in the following table, each employment agreement provides that the executive is entitled to a base salary, and a bonus equal to a range of his annual base salary based on our annual adjusted EBITDA, a specified number of shares of restricted stock and EBITDA-linked stock option grants under our 2002 Omnibus Stock Incentive Plan. Also as set forth in the table, in June 2002, each executive received a loan from us for an amount equal to the income taxes due on shares of restricted shares of common stock granted to them pursuant to a full-recourse promissory note. The executives, in turn, pledged the shares of restricted stock as collateral for this loan pursuant to a stock pledge agreement.


                                               Employment Agreement      Summary
             Name             Annual Salary     Annual Bonus (1)     Restricted Stock      Options          Loan
-------------------------    ---------------   ------------------   ------------------    ---------    ------------
Michael D. Burger               $ 400,000          0 / 25 / 75            500,000          120,000       $ 685,438
Gerald J. Corvino (2)           $ 350,000          0 / 25 / 75            283,000           90,000       $ 387,958
Perry J. Grace                  $ 225,000          0 / 20 / 60            200,000           90,000       $ 274,175
Daniel M. Jochnowitz (3)        $ 205,000          0 / 20 / 60            130,000           20,000       $ 178,214


--------------------------------
(1) Annual bonus expressed as a percentage of annual salary to which the executive will be entitled to receive in the event that the company reaches adjusted EBITDA milestones for the relevant year of: less than $18 million / $18 million / $34 million or higher. For purposes of illustration, if the company has $20 million of annual adjusted EBITDA (as defined in the plan), Mr. Grace will earn 20% of his annual salary, or $45,000, as a bonus. These percentages and milestones apply for each of the first two years of the agreement term; after the first two years, the milestones will be set by the board.
(2) As set forth below under the section entitled "Corvino Resignation," Mr. Corvino resigned his position effective November 1, 2002. Pursuant to the letter agreement between the company and Mr. Corvino, Mr. Corvino retained 141,500 shares of restricted stock. The remaining 141,500 shares were repurchased by the Company and the 90,000 options were cancelled.
(3) Mr. Jochnowitz's employment relationship with the Company terminated on May 2, 2003.


Each employment agreement also provides to the executive: all rights and benefits for which he is eligible under the terms of benefits and compensation plans which may be in effect from time to time, such as our 401(k) plan; four weeks' vacation; and reimbursement of reasonable business expenses.

Under these employment agreements, if we terminate the executive's employment for Cause or as a result of his death or Disability, on the date of termination, such executive's salary and benefits will cease and all stock options and other stock awards held by such executive will cease vesting and will be exercisable only pursuant to the terms of the applicable stock option plans and agreements.

In the event that we terminate one of these executive's employment without cause, or such executive resigns at any time for good reason, we will be obligated to pay such executive an amount equal to 100% of his base salary. For the purposes of these employment agreements, "cause" means one or more of the following: (i) the executive's material breach of his agreement; (ii) the executive's failure to reasonably and substantially perform his duties under his agreement; (iii) the executive's willful misconduct or gross negligence which materially injures us; (iv) the executive's conviction or plea of nolo contendere to (A) a felony or (B) another serious crime involving moral turpitude. Also for purposes of these agreements, "good reason" means a material diminution in such executive's duties and responsibilities set forth in his employment agreement.

In the event that one of these executives terminates his employment with us, with or without good reason, within 30 days following a change in control, we will be obligated to pay such executive an amount equal to his then-current base salary. In addition, we will accelerate the vesting on all stock, stock options and other stock awards held by the executive.

Corvino Resignation. Effective November 1, 2002, Mr. Corvino resigned as Executive Vice President, Chief Operating Officer and Chief Information Officer. Pursuant to the terms of a letter agreement between Mr. Corvino and the company, Mr. Corvino was paid as a consultant to the company between November 1 and December 31, 2002. Pursuant to the terms of this agreement, Mr. Corvino was paid $13,461.54 each two-week pay period, plus out-of-pocket consulting expenses and will receive full benefits. We also paid Mr. Corvino a lump sum of $350,000 and an incentive bonus due pursuant to the terms of his employment agreement. Also pursuant to the letter agreement: Mr. Corvino retained 141,500 of the 283,000 restricted shares of common stock granted to him pursuant to his employment agreement, to which the company waives its repurchase right; the company repurchased the remaining 141,500 shares for a price of one-half the balance of the loan made to him in connection with the grant of such shares; Mr. Corvino repaid the remaining one-half of the balance of the loan made to him in connection with the grant of the 283,000 shares of restricted stock; and the 90,000 options to purchase shares granted to Mr. Corvino were cancelled.

Executive Compensation

The following table sets forth the compensation earned by our Chief Executive Officers and the four other most highly compensated executive officers (although Gerald J. Corvino resigned from ZiLOG on November 1, 2002, his compensation data is included in the table below as Bruce Diamond was not appointed to his position until November 5, 2002, and his compensation was minimal, and Daniel Jochnowitz's compensation data is included even though his employment relationship terminated on May 2, 2003), who were serving as executive officers as of December 31, 2002, 2001, and 2000, (collectively, the "Named Executive Officers"):

                                                                                               Long-Term
                                                     Annual Compensation                 Compensation Awards
                                         ----------------------------------------     ---------------------------
                                                                                                     Securities
                                                                                       Restricted    Underlying
                                                                      Other Annual        Stock       Options/        All Other
Name and Principal Position     Year      Salary           Bonus      Compensation     Awards (2)      SARs (#)     Compensation (4)
---------------------------    ------    --------      -------------  ------------    ------------   -----------   -----------------
James M. Thorburn               2002    $  769,235   $   650,000(14)     $    --      $   485,279       209,140       $   3,000
   Chairman and Chief           2001       574,000            --              --               --            --           8,743 (5)
   Executive Officer            2000            --            --              --               --            --              --

Michael D. Burger               2002       386,539       225,000(1)           --        1,375,000       120,000              --
   President and Director       2001       281,087       204,416              --               --        54,500(3)          828 (8)
                                2000       217,493            --              --               --            --              --

Gerald J. Corvino (6)           2002       352,696       180,000(1)           --          389,125        90,000(6)        3,000
   Executive Vice President     2001       280,074       204,316(13)          --               --        49,500(3)      293,663 (9)
   and Chief Operating          2000       222,778            --              --               --            --         133,650 (7)
   Officer

Perry  J. Grace (10)            2002       225,000        67,500(1)           --          550,000        90,000              --
   Vice President and Chief     2001        88,702        95,950(11)          --               --            --              --
   Financial Officer            2000            --            --              --               --            --              --

Daniel M. Jochnowitz  (12)      2002       200,100        54,000 (1)          --          375,500        20,000           3,000
   Vice President, General      2001        92,977        47,760 (13)         --               --        30,000 (3)       1,523
   Counsel and Secretary        2000            --            --              --               --            --              --

---------------------------------
(1)  Represents a retention bonus.
(2) Represents gain on purchase of restricted stock; the excess of fair market value over the purchase price. During 2002, the Named Executive Officers were granted the following shares of restricted stock: Mr. Thorburn, 176,465; Mr. Burger, 500,000; Mr. Corvino, 283,000; Mr. Grace, 200,000; Mr. Jochnowitz, 130,000. With the exception of Mr. Thorburn's grant of restricted stock, each grant was 25% vested on the grant date, and vests an additional 25% on each of the following three anniversaries of the grant date. Mr. Thorburn's grant was fully vested on the grant date. As of December 31, 2002, the Named Executive Officers held the following number of shares of restricted stock: Mr. Thorburn, 176,465; Mr. Burger, 500,000; Mr. Corvino, 141,500; Mr. Grace, 200,000; Mr.
     Jochnowitz, 130,000. The value of restricted stock held by the Named Executive Officers (net of the purchase price) as of December 31, 2002 was as follows: Mr. Thorburn, $485,279; Mr. Burger, $1,375,000; Mr. Corvino, $389,125; Mr. Grace, $550,000; Mr. Jochnowitz, $375,500. Holders of restricted stock are entitled to receive dividends thereon, although we do not currently intend to issue any dividends.
(3) All of these options were cancelled upon the effectiveness of our plan of reorganization on May 13, 2002.
(4)  Unless otherwise indicated, amounts
     represent our matching contributions to the 401(k) plan.
(5) Represents Deferred Compensation Plan distribution. Under our Deferred Compensation Plan, participants could elect to defer up to a maximum of 100% of their salary and bonuses. At the end of each year, we credited matching and profit sharing contributions, if any, equal to (a) the amounts that we would have made under our 401(k) plan taking into account the amounts deferred under this plan, but disregarding, for purposes of calculating our contributions, certain limitations on contributions prescribed by applicable tax law, minus (b) the amounts actually credited for the year as matching and profit sharing contributions under our 401(k) plan. Deferrals and contributions were credited to participants' accounts and were deemed to earn investment gains or losses generally based on the investment vehicles that participants selected from among those chosen for this purpose by the committee administering the plan. When the plan was terminated in April, 2001, participants' accounts were distributed to them. Had the plan not been terminated, distributions would have been made pursuant to participants' elections, upon termination of employment, attainment of a specified age or the later of the two, in the form of a lump sum or annual installments.
(6) Gerald J. Corvino resigned his position effective November 1, 2002 and his 90,000 stock options were cancelled after his right to exercise expired.
(7) Represents realized gain on the exercise of 37,500 stock options of $131,250 and matching 401(k) contribution of $2,400.
(8)  Represents Deferred Compensation Plan distribution.
(9) Represents Deferred Compensation Plan distribution of $291,063 and matching contributions to the 401(k) plan of $2,600.
(10) Mr. Grace commenced employment with us in July 2001.
(11) Represents a sign-on bonus of $55,000, and a quarterly incentive bonus of $40,950.
(12) Mr. Jochnowitz commenced employment with us in June 2001. His employment relationship with the Company terminated on May 2, 2003.
(13) Represents quarterly incentive bonus.
(14) Represents a sign-on bonus.

Option Grants in Last Fiscal Year Table

The following table presents information regarding the option grants made to each of the five executive officers named in the Summary Compensation Table above for the year ended December 31, 2001. All of the options reflected on this table were cancelled upon the effectiveness of our plan of reorganization on May 13, 2002.

                                        Individual Grants
                                  ------------------------------
                                                     Percent of
                                   Number of           Total                                        Potential Realizable Value At
                                   Securities       Options/SARs                                    Assumed Annual Rates of Price
                                   Underlying        Granted To                                     Appreciation For Option Term
                                  Option/SARs       Employees In    Exercise Of                     -----------------------------
                                    Granted         Fiscal Year      Base Price     Expiration           5%                10%
              Name                   (#)(1)              %           ($/Share)         Date              ($)               ($)
------------------------------    -----------      -------------    -----------     ----------      -----------      ------------
James M. Thorburn.............           --                --              --              --           --                  --
Curtis J. Crawford............           --                --              --              --           --                  --
Michael D. Burger.............           --                --              --              --           --                  --
Gerald J. Corvino.............           --                --              --              --           --                  --
Perry Grace...................           --                --              --              --           --                  --
Daniel M. Jochnowitz..........       30,000               12.1           6.00          6/25/11       113,201             286,874

-------------------
(1) All shares of common stock underlying these options were cancelled upon the effectiveness of our plan of reorganization on May 13, 2002.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth further information regarding option grants to each of our Named Executive Officers during 2002. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price, and appreciation of 5% and 10% from the date the option was granted to the end of the option terms.

                                                             Individual Grants                        Potential Realized Value At
                                   ----------------------------------------------------------------   Assumed Annual Rates of Stock
                                      Number of       % of Total                                      Price Appreciation For Option
                                      Securities       Options                                                   Term
                                      Underlying      Granted To                                     ------------------------------
                                        Option       Employees In     Exercise Price   Expiration        5%                10%
            Name                       Granted        Fiscal Year        ($/SH)           Date           ($)               ($)
------------------------------     -------------     -------------   ---------------   ----------    -----------------  -----------
James M. Thorburn.............       209,140 (2)          10.0%        $     2.76         5/15/12    $  363,015          $  919,950
Michael D. Burger.............       120,000 (2)           5.7%              2.76         5/15/12       208,290             527,848
Gerald J. Corvino (1).........        90,000 (2)           4.3%              2.76         5/15/12       156,217             395,886
Perry J. Grace................        90,000 (2)           4.3%              2.76         5/15/12       156,217             395,886
Daniel M. Jochnowitz (3)......        20,000 (2)           1.0%              2.76         5/15/12        34,715              87,975

-------------------
(1) Gerald J. Corvino resigned his position effective November 1, 2002, and his options were cancelled after expiration of his right to exercise.
(2)   EBITDA-linked Options.
(3) Daniel M. Jochnowitz's employment relationship with the Company terminated on May 2, 2003.

Each EBITDA-linked option will be immediately exercisable on the date of grant and cliff vest on the sixth anniversary from the date of grant. Vesting can be accelerated for EBITDA-linked options based on the "adjusted EBITDA" as defined, as follows: (i) one-third if we report twelve-month adjusted EBITDA in excess of $17.2 million; (ii) two-thirds if we report twelve-month adjusted EBITDA in excess of $25.7 million; and (iii) 100% if we report twelve-month adjusted EBITDA in excess of $30 million; provided that all options vest no later than six years after the effective date of the plan of reorganization. As of December 31, 2002, one-third of the EBITDA-linked options have vested. Vesting on options will be accelerated if there is a change of control.

Aggregated Option Exercises in the Last Fiscal Year and Option Values at December 31, 2002

The following table provides information regarding the aggregate option exercises and fiscal year-end option values for each of the Company's Named Executive Officers for the year ended December 31, 2002. Also reported are values of unexercised "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the fair value of our common stock on December 31, 2002, as determined by our board of directors to be $2.76 per share.

                                                                               Number of
                                                                          Securities Underlying         Value of Unexercised
                                                                           Unexercised Options         In-The-Money Options A
                                       Acquired                          At Fiscal Year End (#)          Fiscal Year End ($)
                                       Shares On    Value Realized     -----------------------------------------------------------
               Name                  Exercise (#)        ($)           Exercisable  Unexercisable     Exercisable    Unexercisable
----------------------------------   ------------   --------------     -----------  -------------     -----------    -------------
James M. Thorburn.................        --          $    --            69,713          134,427      $   6,274       $   12,548
Michael D. Burger.................        --               --            40,000           80,000          3,600            7,200
Gerald J. Corvino (1).............        --               --                --               --             --               --
Perry J. Grace....................        --               --            30,000           60,000          2,700            5,400
Daniel M. Jochnowitz (2)..........        --               --             6,666           13,334            600            1,200

-----------------------------------

(1) Gerald J. Corvino resigned his position effective November 1, 2002, and his options were cancelled after his right to exercise expired after expiration of his right to exercise.
(2) Daniel M. Jochnowitz's employment relationship with the Company terminated on May 2, 2003.


2002 Omnibus Stock Incentive Plan

Our 2002 Omnibus Stock Incentive Plan became effective on May 15, 2002 for the benefit of our employees, officers, directors, consultants and advisors. The plan will continue in effect until May 15, 2012, unless otherwise terminated as set forth below. The purposes of the plan are to promote our interests and our stockholders' interests by: attracting, retaining, and rewarding employees, directors, advisors and consultants; and strengthening the existing common interests between these individuals and the long-term interests of stockholders.

The plan will be initially administered by the compensation committee of our board of directors. The committee is authorized to:

         o    select the persons to whom awards will be granted;

         o determine the number of shares of our common stock are to be covered by each award;

         o    determine the terms and conditions of awards;

         o adopt, alter and repeal the administrative rules, guidelines and practices governing the plan; and

         o make all other determinations deemed necessary or advisable for the administration of the plan.

Subject to adjustment pursuant to the provisions of the plan, the plan covers an aggregate 4,558,140 shares of our common stock and provides for the issuance of incentive stock options, non-qualified stock options and restricted stock.

Restricted Stock. The compensation committee may grant up to 2,441,861 restricted shares of common stock under the plan. Generally, these shares of restricted stock:

         o entitle their holders to all the rights of a stockholder, including dividend and voting rights;

         o    are purchasable for $0.01 per share by the grantee;

         o may not be sold, transferred, pledged, hypothecated or assigned except by will or the laws of descent and distribution;

         o contain restrictions that lapse as to 25% of the shares on the date of grant and that lapse as to an additional 25% on each of the first, second and third anniversaries of such grant date;

         o may generally be repurchased by us, until the restrictions have lapsed, at $0.01 per share if the grantee ceases to be employed by us; and

         o may be repurchased by us at fair market value even after the restrictions described above lapse under certain circumstances.

The plan authorizes the committee to make loans available to participants with respect to certain restricted stock awards for the payment of any federal or state income tax attributable to the restricted stock subject to the award. As of June 30, 2002, we had loaned an aggregate $2.2 million to recipients of restricted stock grants, which included loans to executive officers, directors and consultants. Such loans that are currently outstanding provide full recourse to us and bear interest at 5.5% per annum, which interest is payable annually by February 28 for the preceding period ending each December 31 during the term of the loans. All principal and accrued interest on these loans becomes due and payable to us on May 15, 2007. In the future, loans we make with respect to restricted stock, if any, will be made only to non-executive officer and non-director participants in compliance with the Sarbanes-Oxley Act of 2002. While the committee will award restricted stock upon a participant's early exercise of an option, recipients of these shares of restricted stock are not eligible to receive loans from us.

If we undergo a Change in Control (as defined in the plan) prior to May 15, 2005, then all restrictions relating to vesting of restricted stock will lapse, but the shares may still be subject to certain market stand-off restrictions as described in the plan.

Stock Options. Subject to adjustment pursuant to the terms of the plan, the committee may grant options to purchase up to an aggregate 2,116,279 shares of common stock under the plan. Stock options granted under the plan may be: (1) incentive stock options or non-qualified stock options; (2) EBITDA-Linked options and non-EBITDA- Linked options. The vesting schedule and term of an option is determined by the committee at the time of grant, but will not exceed ten years.

Non-EBITDA Linked Options. In general, non-EBITDA-Linked options granted pursuant to the plan will be exercisable at such time or times, and subject to such other terms and conditions (including the vesting schedule, period of exercisability and expiration date) as the committee determines, in the applicable award agreements or thereafter. The exercise price per share payable upon the exercise of an option will be established by the committee, in its sole discretion, at the time of grant.

In the event of a Change in Control, unless these options are assumed or equivalent awards or rights are substituted for the options, the unvested non-EBITDA-Linked options will become fully vested and exercisable and all restrictions on the vesting or exercisability of these options will lapse as of the date of the change in control with respect to shares of restricted stock acquired upon early exercise of non-EBITDA-Linked options, unless these awards are assumed and our repurchase rights are assigned to the successor or equivalent awards or rights are substituted for these awards, all restrictions on these awards will lapse as of the date of the Change in Control.

EBITDA-Linked Options. Each EBITDA-Linked option will be immediately exercisable on the date of grant, but will vest based on the "adjusted EBITDA," as we define it, we report for the immediately preceding 12 months as follows: (1) one-third if we report adjusted EBITDA for the previous 12 months in excess of $17.2 million; (2) two-thirds if we report adjusted EBITDA for the previous 12 months in excess of $25.7 million; and (3) 100% if we report adjusted EBITDA for the previous 12 months in excess of $30.0 million. As of June 30, 2002, one-third of the EBITDA-Linked options were vested, which represent options to purchase 555,689 shares of common stock out of a total 1,668,736 EBITDA-Linked options granted. In no event will any EBITDA-Linked options vest later than May 15, 2008, even if these adjusted EBITDA thresholds have not been satisfied. The per share exercise price of shares purchasable under an EBITDA-Linked option is $2.76 and each such option will be exercisable for ten years after the date such option is granted, unless earlier terminated.

In the event of a change in control, the vesting and exercisability and lapsing of restrictions on such options will depend on a value equal to the aggregate sale price realized upon the change of control divided by a ratio of the median enterprise value to adjusted EBITDA of certain comparable companies: (1) if this value exceeds $17.2 million, one-third of the unvested EBITDA-Linked options will become fully vested and exercisable as of the date of the change in control; (2) if this value exceeds $25.7 million, two-thirds of the unvested EBITDA-Linked options will become fully vested and exercisable as of the date of the change in control; and (3) if this value exceeds $30.0 million, all of the unvested EBITDA-Linked options will become fully vested and exercisable as of the date of the change in control.

Transferability. In general, options may not be assigned, pledged, sold or otherwise transferred or encumbered, except by will or the laws of descent and distribution. Shares of common stock issued upon exercise of an option or with respect to which restrictions have lapsed continue to be subject to a market stand-off provision, as well as drag-along rights and first refusal rights, as described below.

The drag-along rights and rights of first refusal apply until the earliest of a Change in Control, the first underwritten public offering of our common stock after the effective date of the plan and the third anniversary of the effective date of the plan. The drag-along rights will apply if the holders representing at least a majority of our outstanding common stock execute a binding agreement to transfer all of their shares of common stock to a Person (as defined in the plan) making an irrevocable and unconditional bona fide offer to purchase the shares. In that event, participants must transfer all of the shares of common stock acquired by them upon exercise of options or upon the lapse of restrictions on restricted stock under the plan to that Person in exchange for the highest per share consideration to be paid to any holder of our common stock in that transaction. In addition, the closing of any transaction effected pursuant to these drag-along rights will be conditioned on the simultaneous purchase of not less than a majority of the outstanding shares of our common stock.

If a participant wants to sell shares of our common stock acquired upon exercise of options or upon the lapse of restrictions on restricted stock under the plan, and an offeror has made an offer for these shares that the participant wants to accept, then the participant must give us written notice with appropriate information and documentation regarding the details of the offer. We may then purchase any or all of the shares specified in the notice by giving the participant a written counter-notice. If we elect to purchase these shares, the participant will be obligated to sell them to us at the price and under the terms indicated in the offer. We may assign these purchase rights. If we do not elect to purchase these shares, then the participant may sell these shares pursuant to the terms of the offer, but these shares will still remain subject to the terms of the plan.

Amendment; Termination. Our board of directors, with the approval of Joseph Colonnetta as the member of the board appointed by an informal committee of certain of our cancelled senior notes, may amend, alter or discontinue the plan, but no amendment, alteration or discontinuation may be made that would impair the rights of a participant under any award without such participant's consent. The total number of shares reserved for issuance of grants under the plan, however, may not be increased without prior approval by a two-thirds vote of our board of directors. In addition, unless the board of directors determines otherwise, the board will obtain stockholder approval for any amendment that would require stockholder approval in order to satisfy the requirements of certain tax laws, stock exchange rules or other applicable law. The committee may amend the terms of any award, prospectively or retroactively, with the approval of the informal committee designee as long as such amendment does not impair the rights of any participant without his or her consent.

Grants Under the Plan. The following table presents information regarding the grants of restricted stock and stock options made to our directors and named executive officers pursuant to the plan, as well as the total number of shares of restricted stock and stock options outstanding under the plan and the total number of shares available for issuance as of March 31, 2003.


                                    EBITDA-Linked      Non-EBITDA                                                Total Options and
             Name                      Options         Linked Options      Total Options     Restricted Stock    Restricted Stock
--------------------------------    -------------      ---------------     -------------     ----------------     ---------------
James M. Thorburn...............      209,140                --               209,140            705,860 (1)           915,000
Michael D. Burger...............      120,000                --               120,000            500,000               620,000
Joseph Colonnetta...............        --                 30,870              30,870                --                 30,870
Federico Faggin.................        --                 30,870              30,870            145,000               175,870
Richard L. Sanquini.............        --                 34,778              34,778                --                 34,778
Gerald J. Corvino (3)...........        --                   --                  --              141,500               141,500
Perry Grace.....................       90,000                --                90,000            200,000               290,000
Daniel M. Jochnowitz (7)........       20,000                --                20,000            130,000               150,000
Other Grants....................      979,760             736,920           1,716,680            398,000             2,114,680
                                    -------------       -------------     -----------         --------------      ------------
Total, net of cancellations.....    1,418,900 (4)         833,438 (5)       2,252,338          2,220,360 (6)         4,472,698
                                    ============        =============     ===========         ==============      ============
Total Available for Issuance....        --                 85,442              85,442                --                 85,442
                                    =============       =============    =============        =============      =============

--------------------------------
(1) Total of 705,860 shares of common stock to be granted to Mr. Thorburn pursuant to his employment agreement, of which 176,465 shares were granted on May 23, 2002; an additional 176,465 are to be granted on each of May 13, 2004 and May 13, 2005 and are therefore reserved for issuance under the plan.
(2) Each of our non-employee directors is entitled to receive 20,000 options upon appointment and may choose to receive their remaining cash compensation all in the form of stock options or in a combination of cash and stock options.
(3) As set forth above under the section entitled "Corvino Resignation," Mr. Corvino resigned his position effective November 1, 2002. Pursuant to the letter agreement between the company and Mr. Corvino, Mr. Corvino retained 141,500 shares of restricted stock. The remaining 141,500 shares were repurchased by the company and the 90,000 non-EBITDA-Linked options were cancelled.
(4) As of March 31, 2003, 472,967 of the total 1,418,900 EBITDA-Linked options granted had vested.
(5) As of March 31, 2003, 95,147 of the total issued 833,438 non-EBITDA-Linked options granted had vested.
(6) As of March 31, 2003, 579,257 of the total 2,220,360 shares of restricted stock granted had vested. As per Note 1 above, 529,395 shares of restricted stock reserved but not yet granted to Mr. Thorburn are included in the total 2,220,360 shares of restricted stock.
(7) Mr. Jochnowitz's employment relationship with the Company terminated effective May 2, 2003.



401(k) Plan

We have an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. We may make matching contributions on behalf of each participating employee in an amount equal to 100% of the participant's deferral contribution, up to 1.5% of the participant's compensation on a quarterly basis. We may also make additional discretionary contributions to the 401(k) Plan. Matching contributions to the 401(k) Plan were approximately $0.5 million, $0.6 million, and $0.8 million in 2002, 2001, and 2000, respectively. There were no discretionary contributions made for 2002, 2001 or 2000.


                          RELATED PARTY TRANSACTIONS

Over the past three years, we have entered into several contracts with affiliates of Texas Pacific Group, which is an affiliate of our former majority stockholder. We believe that all of these contracts have been on arms'-length terms. Since our reorganization became effective, we are no longer affiliated with Texas Pacific Group.

In January 1999, we entered into an agreement with P.T. Astra Microtronics Technology, now known as Advanced Interconnect Technologies, pursuant to which, AIT provides us with semiconductor assembly and test services through January 2003. AIT is owned by Newbridge Asia, an affiliate of Texas Pacific Group. We purchased services from AIT totaling approximately $1.1 million and $3.4 million during the four-month periods ended April 30, 2002 and April 30, 2001, respectively, and approximately $6.3 million, $17.4 million, and $23.1 million for the years ended December 31, 2001, 2000, and 1999, respectively. We had payments due to AIT of approximately $0.4 million at April 30, 2002 and approximately $0.5 million, $1.5 million and $3.8 million at December 31, 2001, 2000 and 1999, respectively. Our payment terms with AIT are net 30 days.

We sell products and engineering services to GlobeSpan, of which Texas Pacific Group is a significant stockholder. Our net sales to GlobeSpan totaled approximately $0.8 million and $3.7 million during the four-month periods ended April 30, 2002 and April 30, 2001, respectively, and approximately $6.0 million, $9.2 million and $0.9 million for the years ended December 31, 2001, 2000, and 1999, respectively. Our receivables from GlobeSpan were approximately $0.7 million and $0.3 million at April 30, 2002 and at April 30, 2001, respectively and approximately $0.3 million, $2.6 million and $0.5 million for the years ended December 31, 2001, 2000, and 1999, respectively. Payment terms between GlobeSpan and us are net 30 days.

During 2001, our present Chief Executive Officer, Jim Thorburn, was functioning as our Acting Chief Executive Officer pursuant to a consulting agreement with Texas Pacific Group. Under the agreement, Mr. Thorburn was paid $3,000 per day, plus out-of-pocket expenses. In 2001, we paid Mr. Thorburn consulting fees of $574,000 pursuant to this agreement.

In connection with our plan of reorganization, we entered into three agreements with TPG Partners II, L.P., a Texas Pacific Group affiliate, each of which was dated January 28, 2002. First, we entered into a mutual release agreement pursuant to which we and MOD III, Inc. released TPG and its affiliates, and TPG and its affiliates released us and MOD III, Inc., from any respective claims that one may have against the other which arose prior to the effective date of our plan of reorganization and which relate to our relationship. Second, we entered into a non-solicitation and non-hire agreement with TPG Partners II with respect to James M. Thorburn, our Chairman and Chief Executive Officer. Third, we entered into a tax agreement in which TPG Partners II made acknowledgments and covenants that preclude it from taking actions that could result in their recognizing certain tax losses until 2002, such as selling their stock.

In addition to these agreements with Texas Pacific Group affiliates, we have entered into employment agreements with each of our named executive officers. These employment agreements, and the loans we made to them to pay the income taxes due on the restricted shares of common stock that we granted to them pursuant to the employment agreements, are described under the section entitled "Management - Employment Contracts, Termination of Employment and Change-in-Control Arrangements." We also made loans to officers other than our named executive officers for an amount equal to the income taxes due on the restricted shares of common stock that we granted to them. Pursuant to full-recourse promissory notes, we loaned the following amounts to the following officers, employees and consultants on June 14, 2002: $61,689 to Edward Bradley; $68,544 to Roy Douglass; $68,544 to Norman Sheridan; $78,059 to Tom Vanderheyden; $16,727 to David Fritz; $20,563 to Thomas Hamilton; $13,709 to John Kros; $13,709 to John Rodman; $59,833 to Richard White; and $55,000 to David Bauman, a contractor. Each of these loan recipients pledged their shares of restricted stock as collateral for these loans pursuant to stock pledge agreements. These loans provide full recourse to us and bear interest at 5.5% per annum, which interest is payable annually by February 28 for the preceding period ending each December 31 during the term of the loans. All principal and accrued interest on these loans becomes due and payable to us on May 15, 2007. In the future, loans we make with respect to restricted stock, if any, will be made only to non-executive officer and non-director participants in compliance with the Sarbanes-Oxley Act of 2002.

On May 17, 2002, we sold 90,580 shares of our common stock to Federico Faggin, a member of our board of directors, for $2.76 per share, or an aggregate $250,000. On the date of this sale, the Over-the-Counter Bulletin Board quoted the closing sale at $6.25 per share. We do not believe that this quoted price reflected the common stock's fair market value because the our common stock, at that time, was thinly traded and we had just emerged from bankruptcy.

On April 24, 2003, the employment with Jim Thorburn was modified to provide for a number of options to purchase common stock in lieu of a sale of 176,465 shares obligated on May 13, 2003.

On May 30, 2003, we repurchased 100,000 shares of common stock from our president, Michael D. Burger, for a purchase price of $3.25 per share which was the closing price on the OTCBB on the date of repurchase net of repayment of certain loans to Mr. Burger that were secured against the restricted stock. The amount of debt that was repaid was $161,245 with interest accruing at a rate of 5.5% per year.

                            PRINCIPAL STOCKHOLDERS

Our certificate of incorporation, as amended to date, authorizes the issuance of capital stock consisting of 40,000,000 shares of common stock.

The following table presents information regarding the beneficial ownership of our common stock by our principal stockholders as of May 1, 2003. This information has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 with respect to:

         o each person known to us to be the owner of more than 5% of any class of voting securities;

         o    each of our directors and named executive officers; and

         o    all directors and executive officers, as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o ZiLOG, Inc., 532 Race Street, San Jose, California, 95126. The column labeled "Number of Shares Subject to Options" in the table below reflects the number of shares issuable upon the exercise of options that are exercisable within sixty (60) days of May 1, 2003. Asterisks represent beneficial ownership of less than 1% of our common stock.



                                                                                Number of Shares
                                                        Number of Shares      Beneficially Owned               Percentage of
                  Beneficial Owner                     Beneficially Owned      Subject to Options         Outstanding Shares (1)
-----------------------------------------------------  ------------------     -------------------         ----------------------
Capital Research and Management Company (2), (3).....       7,320,000                  --                         24.8%
PW Willow Fund, L.L.C. (4), (5)......................       4,435,000                  --                         15.0%
Michael D. Burger....................................         500,000 (6)(7)        40,000                         1.8%
Joseph Colonnetta....................................            --                 11,575                          *
Gerald J. Corvino....................................         141,500 (6)               --                          *
Federico Faggin......................................         235,580 (8)           11,575                          *
Perry Grace..........................................         200,000 (6)           30,000                          *
Daniel M. Jochnowitz.................................         130,000 (6)            6,666                          *
Richard L. Sanquini..................................            --                     --                          *
James M. Thorburn....................................         176,465 (6)          299,131 (10)                     1.6%
All executive officers and
directors, as a group, as of May 1, 2003(8 persons)..       1,383,545 (9)          398,947                          6.0%




-------------------------------


(1) In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after May 1, 2003 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Percentage of beneficial ownership is based on 29,531,545 shares of our common stock outstanding as of May 1, 2003. Unless otherwise indicated in the footnotes below, the persons and entities named in the above table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)   333 South Hope Street -- 55th Floor
      Los Angeles, CA 90071
      Attn: Michael J. Downer
(3) Capital Research and Management Company acts as investment advisor, registered under Section 203 of the Investment Advisors Act, to each of the record holders of the shares of common stock: (i) American High Income Trust, which owns 3,315,000 shares; (ii) The Bond Fund of America, which owns 2,555,000 shares; (iii) The Income Fund of America, which owns 910,000 shares; and (iv) American Funds Insurance Series, High-Income Bond Fund, which owns 445,000 shares; and (v) American Funds Insurance Series, Bond Fund, which owns 95,000 shares. Capital Research and Management Company and the respective record holders may be deemed to have shared beneficial ownership of these shares. Each of the record holders is a mutual fund registered under the Investment Company Act of 1940.
(4)   c/o UBS Paine Webber Inc.
      1285 Avenue of the Americas, 18th Floor
      New York, NY 10019
      Attn:  Mark Goldstein
(5) PW Willow Fund, L.L.C., Bond Street Capital, L.L.C., PW Willow Management, L.L.C., PW Fund Advisor, L.L.C., PW Alternative Asset Management, Inc. and Sam S. Kim may be deemed to have shared beneficial ownership of 4,435,000 shares.
(6)   Restricted shares of common stock.
(7) This amount includes 100,000 shares which were repurchased from Michael Burger by the Company on May 30, 2003.
(8)   145,000 of these shares are restricted shares of common stock.
(9)   1,292,965 of these shares are restricted shares of common stock.
(10)  Includes 229,415 options granted on April 24, 2003.


                             SELLING STOCKHOLDERS

The table below sets forth certain information regarding the selling stockholders as of May 1, 2003. The shares are being registered to permit resales of their shares, and the selling stockholders may offer the shares for resale from time to time. See the section entitled "Plan of Distribution." The selling stockholders may offer all, some or none of the common stock listed below.

Our selling stockholders, PW Willow Fund, L.L.C. and funds managed by Capital Research and Management Company were holders of our previously outstanding senior notes. We issued $280 million in principal amount of these notes in 1998 to fund our recapitalization in which we merged with an affiliate of Texas Pacific Group. In connection with this recapitalization and merger, we ceased having publicly traded equity. Interest on these former senior notes accrued at the rate of 9.5% per annum and was payable semi-annually in arrears on March 1 and September 1, to holders of record on the immediately preceding February 15 and August 15, respectively.

Pursuant to our reorganization plan, which became effective on May 13, 2002, holders of senior notes received, among other things, 100 shares of our new common stock per $1000 of principal amount of notes. The $44,350,000 principal amount of senior notes purchased by PW Willow Fund purchased a total of $44,350,000 in principal amount of senior notes in a series of transactions beginning on May 9, 2001, and thereby received 4,435,000 shares of our new common stock. Funds managed by Capital Research and Management Company purchased a total of $73,200,000 in principal amount of senior notes in a series of transactions beginning on September 18, 1998 and thereby received 7,320,000 shares of our new common stock. Each of PW Willow Fund and funds managed by Capital Research and Management Company purchased the securities in the ordinary course of its business and at the time of its purchase, there were no agreements or understandings, directly or indirectly, with any person regarding distribution of securities. Neither PW Willow Fund, nor Capital Research and Management Company or any of the funds they manage which are selling stockholders is a broker-dealer.

Pursuant to terms of our plan of reorganization, we are required to provide holders of our new common stock who are deemed issuers under Section 2(11) of the Securities Act of 1933 or underwriters under Section 1145 of the U.S. Bankruptcy Code with the right to register their shares on a shelf registration statement. PW Willow Fund and Capital Research and Management Company are the only two holders of our common stock who have informed us that they have determined that they may be deemed to be such issuers or underwriters.

Bond Street Capital, L.L.C. manages the PW Willow Fund, and served as a member of the informal group of our noteholders with which we consulted regarding our plan of reorganization. Sam S. Kim is the managing member and controlling principal of Bond Street Capital, L.L.C. and served as a member of our board of directors from the effective date of our plan of reorganization on May 13, 2002 through June 27, 2002. Capital Research and Management Company also served as a member of the informal group of noteholders. Each of PW Willow Fund and funds managed by Capital Research and Management Company own shares of series A preferred stock and series B preferred stock issued by our subsidiary, MOD III, Inc., which they also received in connection with our recent reorganization. Neither of these selling stockholders has otherwise been employed by us or otherwise had a material relationship with us in the past three years.

The table below sets forth the names of the selling stockholders and the number of shares owned, directly and beneficially, by such stockholders. If all the shares are sold pursuant to this prospectus, then the selling stockholders will sell 11,755,000 shares of our common stock, or 37.0% of our common stock outstanding. Asterisks represent beneficial ownership of less than 1% of our common stock.

                                                                                                                    Percentage of
                                                                                            Number of Shares of      Common Stock
                                                                    Number of Shares of        Common Stock          Beneficially
                                             Number of Shares of        Common Stock        Beneficially Owned       Owned After
                                              Common Stock Held     Registered for Sale     After Completion of   Completion of the
               Selling Stockholder            Prior to Offering          Hereby (1)            the Offering          Offering (2)
------------------------------------------   -------------------    -------------------     -------------------   ----------------
PW Willow Fund, L.L.C.....................       4,435,000              4,435,000                   --                      *
American High Income Trust (3)............       3,315,000              3,315,000                   --                      *
The Bond Fund of America (3)..............       2,555,000              2,555,000                   --                      *
The Income Fund of America (3)............         910,000                910,000                   --                      *
American Funds Insurance Series,
High-Income Bond Fund (3).................         445,000                445,000                   --                      *
American Funds Insurance Series,
Bond Fund (3).............................          95,000                 95,000                   --                      *

--------------------------------------------------
(1) Consists of the number of shares of common stock issued to the selling stockholder that are registered for sale hereby.
(2) Percentage ownership is based on 29,531,545 shares of our common stock. Unless otherwise indicated in the footnotes below, the persons and entities named in the above table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(3) Capital Research and Management Company, an investment advisor registered under Section 203 of the Investment Advisors Act, is the investment advisor to this trust or fund, each of which is a mutual fund registered under the Investment Company Act of 1940, and may be deemed to have shared beneficial ownership of the shares such trust or fund is registering pursuant to this registration statement. Capital Research and Management Company has informed us that no individual has beneficial ownership of the shares such trust or fund is registering pursuant to this registration statement.


                             PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling stockholders. Unless otherwise permitted by law, if the shares are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling stockholders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b) of the Securities Act or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Over-the-Counter Bulletin Board or on any other market or quotation system on which our shares may then be trading, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or underwriters. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders have also advised us that no underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling stockholders, however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

The selling stockholders may effect sales by selling shares directly to purchasers or to or through broker-dealers and underwriters, which may act as agents or principals. These broker-dealers and underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom the broker-dealers and underwriters may act as agents or to whom they sell as principal, or both. This compensation to a particular broker-dealer or underwriter might be in excess of customary commissions.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered hereby, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or underwriters that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or underwriters and any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 of the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

All or any part of the shares offered hereby may or may not be sold by the selling stockholders.

We will file a post effective amendment to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

We have agreed to maintain the effectiveness of this registration statement until all remaining shares may be sold within any three-month period under Rule 144 of the Securities Act. We may suspend sales under the registration statement upon notice to the selling stockholders in order to update the registration statement or otherwise comply with federal securities laws.

                         DESCRIPTION OF CAPITAL STOCK

The following description summarizes information regarding our capital stock. This information is subject in all respects to applicable provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

General. Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share. The holders of outstanding shares of common stock are entitled to receive dividends or distributions as may be lawfully declared by the board of directors. In the event that the corporation is dissolved, the holders of common stock would be entitled to share ratably in all assets that may be available for distribution after the satisfaction of our liabilities. The common stock has no preemptive or conversion rights and is not subject to redemption. All outstanding shares of common stock are fully paid and non-assessable.

Voting. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of a majority of the outstanding shares of common stock must approve all matters brought before the stockholders, except as otherwise required by the Delaware General Corporation Law and except as otherwise set forth below.

Until May 13, 2005, we are required to obtain approval of at least two-thirds of our outstanding stock entitled to vote and the unanimous approval of our board to change provisions of our amended and restated certificate of incorporation which provide that we:

         o obtain approval of Joseph Colonnetta or his successor to the board of directors for us to authorize MOD III, Inc. to effect a liquidation if the proceeds are less than a certain amount as set forth in the certificate;

         o reserve 4,558,140 shares of our common stock for issuance pursuant to our 2002 Omnibus Stock Incentive Plan, which amount constitutes 14% of our equity on a fully-diluted basis, and no more than 14% of our equity securities, on a fully diluted basis, shall be issued or reserved for issuance for executive or employee incentive compensation unless approved by a majority of the outstanding stock entitled to vote and by our board of directors; and

         o reserve $3,100,000 for loans to be made pursuant to the terms of our 2002 Omnibus Stock Incentive Plan, which amount shall not be increased without the approval of two-thirds of our board of directors.

Our amended and restated certificate of incorporation also provides that its
Article V, which specifies the composition of the board and the manner in which the directors shall be elected, may not be amended until the earliest of:

         o    sale of substantially all of our operating assets;

         o consummation of an underwritten public offering of our equity securities, the aggregate proceeds of which equal or exceed $25,000,000 to us;

         o    a change in control of us;

         o    May 13, 2004; or

         o the unanimous approval of such change by our board of directors and approval by a majority of our stockholders.

Classified Board of Directors. Our certificate of incorporation divides our board into three classes, designated as Group I, Group II and Group III. Group I consists of one director, and Group II and Group III each consists of two directors. The board initially consisted of and was classified as follows:

         GROUP III: James M. Thorburn and Joseph Colonnetta
                    (the "Group Designee")

         GROUP II:  Federico Faggin (an "Independent Designee") and
                    Michael Burger

         GROUP I:   Sam S. Kim (an "Independent Designee")

The Group III directors will serve an initial three-year term and be subject to an election in 2005; the Group II directors will serve an initial two-year term and be subject to an election in 2004; and the Group I director served an initial one-year term and Richard Saquini was elected in his place in 2003. At each succeeding annual meeting of stockholders beginning in 2003, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

At least three of our five board members must be persons who are not employed by us and have not been employed by us during the prior three years. The two "Independent Designees" indicated above, Federico Faggin and Sam S. Kim, as well as their replacements, must be independent of our informal group of noteholders that selected Joseph Colonnetta for our board. Mr. Kim has been replaced by Richard Sanquini as an Independent Designee.

Delaware Anti-Takeover Law and Charter Provisions

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws, may have the effect of delaying, deferring or discouraging another person from acquiring control of us.

Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. This section prevents us from engaging in a business combination, including a merger or sale of more than 10% of our assets, with any stockholder who owns 15% or more of our voting stock, as well as affiliates and associates of the stockholder, for three or more years after the date the stockholder's ownership equaled or exceeded 15% of our voting stock unless:

         o the transaction is approved by our board of directors before the stockholder's ownership interest equaled or exceeded 15% of our voting stock;

         o upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced; or

         o on or subsequent to that date the business combination is approved by our board of directors and is approved at an annual or special meeting of our stockholders by at least two-thirds of the outstanding voting stock that is not owned by the stockholders.

Though we could have opted out of this provision by including an express provision in our original certificate of incorporation or an express provision in our certificate of incorporation, as amended, or bylaws, we have chosen not to do so. This provision of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Our Certificate of Incorporation and Bylaws. The provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. These provisions include:

         o providing for a classified board of directors with staggered terms;

         o limiting the persons who may call special meetings of stockholders; and

         o    prohibiting stockholders from taking action by written consent.

           These provisions could delay, deter or prevent a merger or acquisition.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for breach of fiduciary duty of a director, except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o    under Section 174 of the Delaware General Corporation Law; or

         o for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers, including our former directors and officers, to the fullest extent permitted by Delaware law including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and our controlling stockholders under the foregoing positions, or otherwise. We have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy is expressed in the Securities Act and therefore is unenforceable.

Transfer Agent and Registrar

EquiServe Limited Partnership will serve as transfer agent and registrar for our common stock.

                                 LEGAL MATTERS

           The validity of the shares of common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

                             CHANGE IN ACCOUNTANTS

On December 21, 2001, we dismissed Ernst & Young LLP as our independent auditors. The reports of Ernst & Young LLP on our financial statements for the years ended December 31, 1999 and 2000 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for Ernst & Young LLP's report dated January 26, 2001 on our financial statements for the year ended December 31, 2000 which refers to Notes 1 and 2 to our financial statements that noted that we changed our accounting method for recognizing revenue on shipments to our distributors in the year ended December 31, 2000.

Ernst & Young LLP's dismissal was recommended by our audit committee and approved by our board of directors. During each of the two years ended December 31, 1999 and 2000, and the subsequent interim period ended December 21, 2001, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young LLP's satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

During each of the two years ended December 31,1999 and 2000, and the subsequent interim period ended December 21, 2001, Ernst & Young LLP did not advise us of any "reportable events" as described in Item 304(a)(1)(v) of Regulation S-K.

On December 21, 2001, we engaged KPMG LLP as our principal accountant to audit our financial statements.

During each of the two years ended December 31, 1999 and 2000, and the subsequent interim period ended December 21, 2001, we did not consult KPMG LLP on any matters described in Item 304 (a)(2)(i) of Regulation S-K.

During each of the two years ended December 31, 1999 and 2000, and the subsequent interim period ended December 21, 2001, we did not consult KPMG LLP on any matters described in Item 304 (a)(2)(ii) of Regulation S-K.

We requested Ernst & Young LLP to furnish a letter addressed to the Commission, stating whether it agrees with these statements made by us and, if not, stating the respects in which it does not agree. A copy of this letter, dated as of December 27, 2001, is filed as Exhibit 16.1 to this Form S-1.

                                    EXPERTS

Our financial statements and schedules as of December 31, 2002 and 2001 and for each of the years in the two-year period then ended have been included in this prospectus and registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of ZiLOG, Inc. for the year ended
December 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and with respect to our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete; we refer you to the copy of each contract or other document filed as an exhibit to the registration statement. These statements are qualified in all respects by reference to the applicable exhibit. The registration statement, including the exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and in Chicago, Illinois and in New York, New York. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Information on the operation of the public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is http://www.sec.gov.

We are obligated to file with the Commission annual reports containing financial statements audited by an independent accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

                                  ZiLOG, INC.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


ANNUAL FINANCIAL STATEMENTS                                                Page
---------------------------                                                ----
Report of KPMG LLP, Independent Auditors................................    F-2
Report of Ernst & Young LLP, Independent Auditors.......................    F-3
Consolidated Balance Sheets as of December 31, 2002 and December
  31, 2001..............................................................    F-4
Consolidated Statements of Operations for the years ended December
  31, 2002, 2001 and 2000...............................................    F-5
Consolidated Statements of Cash Flows for the years ended December
  31, 2002, 2001 and 2000...............................................    F-6
Consolidated Statements of Stockholders'  Equity (Deficiency) for
  the years ended December 31, 2002, 2001 and 2000......................    F-7
Notes to Consolidated Financial Statements..............................    F-8

UNAUDITED INTERIM FINANCIAL STATEMENTS                                     Page
--------------------------------------                                     ----
Unaudited Condensed Consolidated Statements of Operations for the
  three months ended March 31, 2003 and March 31, 2002..................    F-38
Unaudited Condensed Consolidated Balance Sheets as of March 31,
  2003 and December 31, 2002............................................    F-39
Unaudited Condensed Consolidated Statements of Cash Flows for the
  three months ended March 31, 2003 and March 31, 2002..................    F-40
Notes to Unaudited Condensed Consolidated Financial Statements..........    F-41

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of ZiLOG, Inc.

We have audited the accompanying consolidated balance sheets of ZiLOG, Inc. and subsidiaries (the "Company") as of December 31, 2002 and December 31, 2001, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the eight months ended December 31, 2002, the four months ended April 30, 2002, and the year ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZiLOG, Inc. and subsidiaries as of December 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for the eight months ended December 31, 2002, the four months ended April 30, 2002, and the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".

As discussed in notes 1, 2, and 3 to the consolidated financial statements, the Company's plan of reorganization under Chapter 11 of the United States Bankruptcy Code became effective on May 13, 2002; however, for financial reporting purposes, the effective date of the reorganization is considered to be April 30, 2002. As a result of the adoption of "fresh-start" reporting in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," the consolidated financial statements as of and for the eight months ended December 31, 2002 are presented on a different reporting basis than the periods before the emergence from bankruptcy, and are therefore not comparable.


                                                  /s/ KPMG LLP

Mountain View, California
February 3, 2003

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
ZiLOG, Inc.

We have audited the accompanying consolidated balance sheet of ZiLOG, Inc. as of December 31, 2000 (not separately presented herein) and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ZiLOG, Inc. at December 31, 2000, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Notes 1 and 4 to the consolidated financial statements, during the year ended December 31, 2000, the Company changed its accounting method for recognizing revenue on shipments to its distributors.



                                                        /s/ ERNST & YOUNG LLP

San Jose, California
January 26, 2001


                                  ZiLOG, Inc.
                          CONSOLIDATED BALANCE SHEETS
                     (in millions, except per share data)

                                                                             Successor           Predecessor
                                                                              Company              Company
                                                                           --------------   |   ------------
                                                                            Dec. 31, 2002   |   Dec. 31, 2001
                                                                           --------------   |   ------------
ASSETS                                                                                      |
Current assets
    Cash and cash equivalents...........................................    $      29.4     |     $     30.7
    Accounts receivable, less allowance for doubtful accounts of $0.5              10.8     |
       at December 31, 2002 and $0.7 at December 31, 2001...............                    |           16.7
    Inventories.........................................................           10.6     |           17.3
    Prepaid expenses and other current assets...........................            3.4     |            3.9
                                                                           --------------   |   ------------
         Total current assets...........................................           54.2     |           68.6
                                                                           --------------   |   ------------
MOD III, Inc. assets held for sale......................................           30.0     |            --
                                                                                            |
Property, plant and equipment, net......................................           21.9     |           45.8
                                                                                            |
Goodwill................................................................           34.6     |            --
Intangible assets, net..................................................           18.3     |            --
                                                                                            |
Other assets............................................................            9.8     |            1.3
                                                                           --------------   |   ------------
                                                                            $     168.8     |     $    115.7
                                                                            =============   |   ============
Current liabilities:                                                                        |
   Short-term debt......................................................    $       6.9     |     $     12.8
   Notes payable........................................................           --       |          302.5
   Accounts payable.....................................................           10.2     |           13.4
   Accrued and other current  liabilities...............................           18.0     |           46.8
                                                                           --------------   |   ------------
     Total current liabilities..........................................           35.1     |          375.5
                                                                           --------------   |   ------------
Deferred income taxes...................................................           22.4     |            --
Other long-term liabilities.............................................           14.5     |           14.3
                                                                           --------------   |   ------------
     Total liabilities..................................................           72.0     |          389.8
                                                                           --------------   |   ------------
Commitments and contingencies                                                               |
                                                                                            |
Minority interest in MOD III assets.....................................          30.0      |           --
Stockholders' equity (deficiency):                                                          |
   Preferred stock......................................................           --       |           25.0
                                                                                            |
   Common stock, $0.01 par value; 40.0 shares authorized; 29.8 and                          |
     32.0 shares issued and outstanding at December 31, 2002 and 2001,                      |
     respectively........................................................          0.3      |            0.4
   Deferred stock compensation...........................................         (4.6)     |           (0.6)
   Additional paid-in capital............................................         97.1      |           13.2
   Accumulated deficit...................................................        (26.0)     |         (312.1)
                                                                           --------------   |   ------------
     Total stockholders' equity (deficiency).............................         66.8      |         (274.1)
                                                                           --------------   |   ------------
Total liabilities and stockholders' equity...............................        168.8      |     $    115.7
                                                                           ==============   |   ============


        See accompanying notes to the consolidated financial statements


                                  ZiLOG, Inc.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in millions except per share data)
                                                                  Successor
                                                                   Company                       Predecessor Company
                                                               ----------------| --------------------------------------------------
                                                                 Eight Months  |    Four Months          Years Ended December 31,
                                                                    Ended      |      Ended              ------------------------
                                                                Dec. 31, 2002  |   April 30, 2002          2001              2000
                                                               ----------------| ------------------  ------------------------------
Net sales....................................................     $   93.6     |    $   46.0            $  172.3           $  239.2
Cost of sales................................................         51.2     |        26.1               130.1              151.7
Cost of sales - fresh-start inventory adjustment.............          3.9     |          --                  --                 --
                                                               ----------------| ------------------  ----------------   -----------
Gross margin.................................................         38.5     |        19.9                42.2               87.5
Operating expenses:                                                            |
   Research and development .................................         11.1     |         6.8                28.7               36.9
   Selling, general and administrative ......................         22.6     |        10.8                46.1               54.5
   Special charges and reorganization items..................          2.8     |         6.9                54.3               17.5
   Amortization of intangible assets.........................          7.9     |          --                  --                 --
   In-process research and development.......................         18.7     |          --                  --                 --
                                                               ----------------| ------------------  ----------------   -----------
        Total operating expenses.............................         63.1     |        24.5               129.1              108.9
                                                               ----------------| ------------------  ----------------   -----------
Operating loss...............................................        (24.6)    |        (4.6)              (86.9)             (21.4)
Other income (expense):                                                        |
   Fresh-start adjustments...................................           --     |        83.7                  --                 --
   Net gain on discharge of debt.............................           --     |       205.7                  --                 --
                                                                               |
   Interest income...........................................          0.2     |         0.1                 1.1                2.8
   Interest expense (1)......................................         (0.5)    |        (5.0)              (33.7)             (29.1)
   Other, net................................................          0.5     |         0.1                (0.8)              (0.8)
                                                               ----------------| ------------------  ----------------   -----------
        Total other income (expense).........................          0.2     |       284.6               (33.4)             (27.1)
                                                               ----------------| ------------------  ----------------   -----------
Income (loss) before reorganization items, provision for                       |
   income taxes, equity method investment loss and                             |
   cumulative effect of change in accounting principle.......        (24.4)    |       280.0              (120.3)             (48.5)
                                                                               |
Reorganization items.........................................           --     |         4.0                --                  --
Provision for income taxes...................................          1.6     |         0.1                 0.5                0.3
                                                               ----------------| ------------------  ----------------   -----------
Income (loss) before equity method investment loss and                         |
  cumulative effect of change in accounting  principle.......        (26.0)    |       275.9              (120.8)             (48.8)
Equity method investment loss................................         --       |        --                  (7.2)              (0.9)
                                                               ----------------| ------------------  ----------------   -----------
Income (loss) before cumulative effect of change in                            |
  accounting principle.......................................        (26.0)    |       275.9              (128.0)             (49.7)
                                                                               |
Cumulative effect of change in accounting principle..........         --       |        --                  --                 (8.5)
                                                               ----------------| ------------------  ----------------   -----------
Net income (loss)............................................       (26.0)     |       275.9              (128.0)             (58.2)
Preferred stock dividends accrued............................         --       |         1.9                 5.1                4.5
                                                               ----------------| ------------------  ----------------   -----------
Net income (loss) attributable to common stockholders........    $  (26.0)     |    $  274.0           $  (133.1)          $  (62.7)
                                                               ================| ==================  ================   ===========
Basic and diluted net loss per share.........................    $  (0.91)     |
                                                               ================|
Weighted-average shares used in computing basic and diluted                    |
   net loss per share .......................................       28.6       |
                                                               ================

(1)   Excludes contractual interest of $4.2 in the four months ended April 30, 2002 not recorded during reorganization.

                                     See accompanying notes to the consolidated financial statements.


                                                ZiLOG, Inc.
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               (in millions)
                                                                              Successor
                                                                               Company             Predecessor Company
                                                                            -------------| ----------------------------------
                                                                             Eight Months| Four Months
                                                                                Ended    |    Ended        Years Ended December 31,
                                                                              Dec. 31,   |  April 30,      -----------------------
                                                                                2002     |    2002           2001          2000
                                                                             ------------| -------------   ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                    |
Net income (loss).........................................................    $  (26.0)  | $     275.9     $ (128.0)     $  (58.2)
Adjustments to reconcile net income (loss) to net cash provided                          |
(used) by operating activities:                                                          |
   Fresh-start in-process research and development........................        18.7   |         --            --            --
   Net gain on discharge of debt..........................................         --    |      (205.7)          --            --
   Fresh-start non-cash adjustments.......................................        (4.2)  |       (83.7)          --            --
   Cumulative change in accounting principle..............................         --    |         --            --           8.5
   Loss from equity method investment.....................................         --    |         --           7.2           0.9
   Loss on sale of fixed assets...........................................         0.1   |         0.0          0.7           0.1
   Depreciation and amortization..........................................        12.3   |         2.5         37.9          41.9
   Asset impairments......................................................         --    |         2.7         36.9           9.3
   Stock-based compensation...............................................         2.9   |         0.1          1.9           2.6
   Charge for purchased in-process research and development...............         --    |         --            --           1.5
   Accrued Interest on notes payable......................................         --    |         --          13.6            --
Changes in operating assets and liabilities:                                             |
   Accounts receivable....................................................         3.7   |         2.1         12.7           3.1
   Inventories............................................................         3.9   |         2.9         10.2           1.5
   Prepaid expenses and other current and non-current assets..............        (8.5)  |         0.1         12.5           2.1
   Accounts payable.......................................................        (1.8)  |        (0.1)        (3.0)         (6.0)
   Accrued and other current liabilities..................................        13.4   |        (2.0)       (21.4)          1.2
                                                                             ------------| -------------   ----------   -----------
      Net cash provided (used) by operations before reorganization items..        14.5   |        (5.2)       (18.8)          8.5
Reorganization items - professional fees paid (See Note 2)................         --    |        (2.3)          --            --
                                                                             ------------| -------------   ----------   -----------
      Net cash provided (used) by operating activities....................        14.5   |        (7.5)       (18.8)          8.5
                                                                             ------------| -------------   ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:                                                    |
   Capital expenditures...................................................        (1.3)  |        (1.0)        (4.1)         (21.9)
   Business acquisitions..................................................         --    |         --            --           (8.4)
                                                                             ------------| -------------   ----------   -----------
      Cash used by investing activities...................................        (1.3)  |        (1.0)        (4.1)         (30.3)
                                                                             ------------| -------------   ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:                                                    |
   Proceeds from (repayments of) short-term debt..........................        (2.5)  |        (3.4)        12.8             --
   Proceeds from sales (redemptions) of common stock, net of repurchases..        (0.1)  |         --           0.1            2.6
   Principle payments under capital leases................................         --    |         --            --           (0.9)
                                                                             ------------| -------------   ----------   -----------
        Cash provided (used) by financing activities......................        (2.6)  |        (3.4)        12.9            1.7
                                                                             ------------| -------------   ----------   -----------
Increase (decrease) in cash and cash equivalents..........................        10.6   |       (11.9)       (10.0)         (20.1)
Cash and cash equivalents at beginning of period..........................        18.8   |        30.7         40.7           60.8
                                                                             ------------| -------------   ----------   -----------
Cash and cash equivalents at end of period................................    $   29.4   |   $    18.8     $   30.7      $    40.7
                                                                             ============| =============   ==========   ===========
                                                                                         |
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:                                        |
   Interest paid during the period........................................    $    0.4   |   $     0.5     $   14.4      $    26.9
   Income taxes paid during the period....................................    $    0.3   |   $     0.1     $    0.5      $     0.2
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:                  |
   Issuance of common stock in connection with Calibre, Inc. acquisition..    $     --   |   $     --      $     --      $     4.3
   Preferred dividends accrued............................................    $     --   |   $     1.9     $    5.1      $     4.5


        See accompanying notes to the consolidated financial statements


                                            ZiLOG, Inc.
                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                       (dollars in millions)



                                       Preferred Stock    Common Stock Voting         Class A
                                      ----------------   --------------------  --------------------
                                       Preferred Stock    Common Stock Voting
                                      Shares    Amount      Shares     Amount     Shares     Amount
                                     -------- --------  -----------  --------  -----------  --------

Balance at December 1, 1999
(Predecessor) .....................  250,000   $  25.0   30,525,736     $0.3    10,000,000    $0.1

Issuance of Common Stock under
stock option plans.................     --        --        382,393      --         --         --
Sales of restricted stock..........     --        --        425,000      --         --         --
Issuance of common stock for
acquisition........................     --        --        629,666      --         --         --
Preferred dividends accrued........     --        --          --         --         --         --
Deferred stock compensation........     --        --          --         --         --         --
Deferred stock compensation
cancellations......................     --        --          --         --         --         --
Amortization of deferred stock
compensation.......................     --        --          --         --         --         --
Stock option compensation..........     --        --          --         --         --         --
Net loss and comprehensive loss....     --        --          --         --         --         --
                                     -------- --------  -----------  --------  -----------  --------
Balance at December 31, 2000
(Predecessor)......................  250,000      25.0   31,962,845      0.3    10,000,000    0.1

Issuance of Common Stock under
stock option plans, net............     --        --         54,427      --         --         --
Preferred dividends accrued........     --        --          --         --         --         --
Deferred stock compensation
cancellations......................     --        --          --         --         --         --
Amortization of deferred stock
compensation.......................     --        --          --         --         --         --
Stock option compensation..........     --        --          --         --         --         --
Net loss and comprehensive loss....     --        --          --         --         --         --
                                     -------- --------  -----------  --------  -----------  --------
Balance at December 31, 2001
(Predecessor)......................  250,000      25.0   32,017,272      0.3    10,000,000    0.1

Preferred dividend accrued.........     --        --          --         --         --         --
Amortization of deferred stock
compensation.......................     --        --          --         --         --         --
Net income and comprehensive income     --        --          --         --         --         --


Issuance of new common stock ......     --        --     28,000,000      0.3        --         --

Reclassifications .................  (250,000)   (25.0) (32,017,272)    (0.3)  (10,000,000) (0.1)
                                     -------- --------  -----------  --------  -----------  --------
Balance at May 1, 2002 (Successor).     --        --     28,000,000      0.3        --         --

Proceeds from sales of common
stock,  net of repurchases.........     --        --         90,580      --         --         --
Deferred stock compensation........     --        --          --         --         --         --
Deferred stock compensation
cancellations......................     --        --          --         --         --         --
Amortization of deferred stock
compensation.......................     --        --          --         --         --         --
Issuances of restricted stock......     --        --      1,862,465      --         --         --
Restricted shares repurchased......     --        --       (156,500)     --         --         --

Net loss and comprehensive loss....     --        --          --         --         --         --
                                     -------- --------  -----------  --------  -----------  --------
Balance at December 31,
(Successor)........................     --     $  --     29,796,545     $0.3        --       $  --
                                     ======== ========  ===========  ========  ===========  ========


(Table Continued)

                                                                    Retained       Total
                                        Deferred      Additional    Earnings   Stockholders'
                                         Stock         Paid-in    (Accumulated     Equity
                                      Compensation     Capital      Deficit)    (Deficiency)
                                     -------------  ------------  ------------ ------------
Balance at December 1, 1999
(Predecessor) .....................     $  --         $   1.1      $    (116.3)  $   (89.8)

Issuance of Common Stock under
stock option plans.................        --             1.0               --         1.0
Sales of restricted stock..........        --             1.7               --         1.7
Issuance of common stock for
acquisition........................        --             4.3               --         4.3
Preferred dividends accrued........        --             --              (4.5)       (4.5)
Deferred stock compensation........        (2.2)          2.2               --          --
Deferred stock compensation
cancellations......................         0.3          (0.3)              --          --
Amortization of deferred stock
compensation.......................         0.4           --                --         0.4
Stock option compensation..........        --             2.2               --         2.2
Net loss and comprehensive loss....        --             --             (58.2)      (58.2)
                                     -------------  ------------  ------------ ------------
Balance at December 31, 2000
Balance at December 31,
(Predecessor)......................        (1.5)         12.2           (179.0)     (142.9)

Issuance of Common Stock under
stock option plans, net............         --            --                --          --
Preferred dividends accrued........         --            --              (5.1)       (5.1)
Deferred stock compensation
cancellations......................         0.7          (0.7)              --          --
Amortization of deferred stock
compensation.......................         0.2           --                --         0.2
Stock option compensation..........         --            1.7               --         1.7
Net loss and comprehensive loss....         --            --            (128.0)     (128.0)
                                     -------------  ------------  ------------ ------------
Balance at December 31,
(Predecessor)......................        (0.6)         13.2           (312.1)     (274.1)

Preferred dividend accrued.........         --            --              (1.9)       (1.9)
Amortization of deferred stock
compensation.......................         0.1           --                --         0.1
Net income and comprehensive income         --            --             275.9       275.9


Issuance of new common stock ......         --           89.7               --        90.0

Reclassifications .................         0.5         (13.2)            38.1         --
                                     -------------  ------------  ------------ ------------
Balance at May 1, 2002 (Successor).         --           89.7               --        90.0

Proceeds from sales of common
stock,  net of repurchases.........         --            0.1               --         0.1
Deferred stock compensation........        (7.9)          7.9               --          --
Deferred stock compensation
cancellations......................         0.6          (0.6)              --         --
Amortization of deferred stock
compensation.......................         2.7           0.2               --         2.9
Issuances of restricted stock......        --            --                 --          --
Restricted shares repurchased......        --            (0.2)              --        (0.2)

Net loss and comprehensive loss....        --            --              (26.0)      (26.0)
                                     -------------  ------------  ------------  -----------
Balance at December 31,
(Successor)........................    $   ( 4.6)      $  97.1         $ (26.0)    $  66.8
                                     =============  ============  ============  ===========

         See accompanying notes to the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business: ZiLOG is a worldwide supplier of semiconductor products. The Company designs, develops, manufactures and markets various families of products in support of the micrologic semiconductor market segment. Using proprietary technology developed over its 27-year operating history, ZiLOG continues to provide semiconductor devices that its customers design into their end products. These devices typically combine a microprocessor and/or digital signal processor, memory, and input and output functions on a single device. ZiLOG's embedded control devices enable a broad range of consumer and industrial electronics manufacturers to control the functions and performance of their products. ZiLOG's standard products have a wide variety of uses including the processing and transmission of information for data communications, telecommunications and consumer electronics companies.

Basis of Presentation: The consolidated financial statements include the accounts of ZiLOG, Inc. and its subsidiaries. All significant transactions and accounts between the Company and these subsidiaries have been eliminated in consolidation.

The Company has incurred recurring operating losses and had a net capital deficiency as of April 30, 2002. On February 28, 2002, ZiLOG filed and received confirmation from the United States Bankruptcy Court for the Northern District of California of its and ZiLOG-MOD III, Inc.'s ("MOD III, Inc.") joint reorganization plan (the "Reorganization Plan") filed pursuant to Chapter 11 of the United States Bankruptcy Code. The Reorganization Plan became effective on May 13, 2002. (See Note 2).

As a result of the courts confirmation of ZiLOG's Reorganization Plan, the Company has been required to adjust its financial statements as prescribed by the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7). The reporting requirements of SOP 90-7 are referred to as "fresh-start" reporting, which resulted in material changes to ZiLOG's Consolidated Balance Sheet. This approach requires the recording of assets and liabilities at fair values, the valuation of equity based on the reorganization value of the ongoing business and the recording of intangible assets including goodwill. (See Note 3).

Revenue recognition: Revenue from product sales to OEM customers is recognized upon shipment net of appropriate allowances for returns and warranty costs which are recorded at the time of shipment and represent the Company's only post-sale obligations. As further explained in Note 4, commencing in 2000, revenue on shipments to distributors who have rights of return and price protection on unsold merchandise held by them, is deferred until products are resold by the distributors to end users. Although revenue is deferred until resale, title of products sold to distributors transfers upon shipment. Accordingly, shipments to distributors are reflected in the consolidated balance sheets as accounts receivable and a reduction of inventories at the time of shipment. Deferred revenue and the corresponding cost of sales on shipments to distributors are reflected in the consolidated balance sheet on a net basis as "Deferred income on shipments to distributors." Prior to fiscal 2000, revenue on shipments to distributors having rights of return and price protection on unsold merchandise held by them were recognized upon shipment to the distributors, with appropriate provisions for reserves for returns and allowances.

Through April 2001, the Company's terms of sale were FOB shipping point for almost all of its OEM and distribution sales. Accordingly, at the time of shipment, both title and risk of loss for the products transferred to the customer and ZiLOG had an enforceable claim for collection from both its OEM and distribution customers. In May 2001, the Company changed its terms of sale for most shipments to FOB destination point. The Company recognizes revenue on FOB destination shipments to OEM customers when the customer receives the products.

Foreign currency translation: All of the Company's subsidiaries use the U.S. dollar as the functional currency. Accordingly, monetary accounts and transactions are remeasured at current exchange rates, and non-monetary accounts are remeasured at historical rates. Revenues and expenses are remeasured at the average exchange rates for each period, except for depreciation expense, which is remeasured at historical rates. Foreign currency exchange gains and (losses) were included in determining results of operations and aggregated $0.2 million for the eight month period ended December 31, 2002, $(0.1) million for the four month period ended April 30, 2002 and $(0.2) million and $(0.3) million for the years ended December 31, 2001 and 2000, respectively.

Cash and cash equivalents: Cash and cash equivalents consist of financial instruments, including auction rate securities, which are readily convertible to cash and have original maturities of three months or less at the time of acquisition. ZiLOG had no outstanding auction-rate securities in cash and cash equivalents at December 31, 2002 and 2001.

Inventories: Inventories are stated at the lower of cost (which approximates actual cost on a first-in, first-out basis) or market. Provisions, when required, are made to reduce excess and obsolete inventories to their estimated realizable values. It is possible that estimates of realizable value can change in the short-term. Inventories, net of provisions, consist of the following (in millions):

                                 Successor Company   |    Predecessor Company
                                 -----------------   |    -------------------
                                 December 31, 2002   |     December 31, 2001
                                 -----------------   |    -------------------
    Raw materials..........        $        0.5      |         $        1.0
    Work-in-progress.......                 7.5      |                 10.3
    Finished goods.........                 2.6      |                  6.0
                                 -----------------   |    -------------------
                                   $       10.6      |         $       17.3
                                 =================   |    ===================


Property, plant and equipment: Property, plant and equipment were revalued at May 1, 2002 in accordance with the adoption of Fresh-Start Reporting (see Note
3). At that time, accumulated depreciation was offset against cost and the resulting net book value was adjusted to the fair values. For periods prior to this, property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated economic lives of the assets, which are generally between three and seven years for machinery and equipment and 30 years for buildings. Significant impairments of property, plant and equipment were recorded in 2001 due to the operational restructuring of the Company, and write-down of ZiLOG's eight-inch wafer fabrication facility to its expected realizable value. See Note 7 below for a further discussion. Amortization of leasehold improvements is computed using the shorter of the remaining terms of the leases or the estimated economic lives of the improvements. Depreciation expense of property, plant and equipment was $4.4 million, $2.4 million, $35.2 million and $39.4 million for the eight month period ended December 31, 2002, the four month period ended April 30, 2002 and for the years ended December 31, 2001 and 2000, respectively. Assets leased under a capital lease are recorded at the present value of the lease obligation and are primarily amortized over the shorter of the remaining term of the lease or the estimated economic life of the asset. Amortization of leased assets was approximately $0.2 million in 2001, and $0.7 million in 2000. The Company did not have any assets leased under capital leases during 2002.

Property, plant and equipment consists of the following for the periods indicated (in millions):


                                                             Successor Company     |       Predecessor Company
                                                             -----------------     |       -------------------
                                                               Dec. 31, 2002       |          Dec. 31, 2001
                                                             -----------------     |       -------------------
Property, plant & equipment at cost:                                               |
   Land, buildings and leasehold improvements:                $       9.0          |           $      6.2
   Machinery and equipment                                           17.3          |                 88.3
                                                             -----------------     |       -------------------
                                                                     26.3          |                 94.5
   Less accumulated depreciation and amortization                    (4.4)         |                (48.7)
                                                             -----------------     |       -------------------
Net property, plant and equipment                             $      21.9          |           $     45.8
                                                             =================     |       ===================



Accrued and Other Current Liabilities:


The following table further details "accrued and other current liabilities": (in millions)

                                                     Successor Company  | Predecessor Company
                                                     -----------------  | -------------------
                                                       Dec. 31, 2002    |    Dec. 31, 2001
                                                     -----------------  | -------------------
Accrued compensation and employee benefits.........        $7.4         |        $9.0
Other accrued liabilities..........................         2.6         |         4.9
Accrued special charges............................         0.6         |         9.7
Dividends payable on preferred stock...............          -          |        16.6
Deferred income on shipments to distributors.......         7.4         |         6.6
                                                     -----------------  | -------------------
Accrued and other current liabilities..............       $18.0         |       $46.8
                                                     =================  | ===================


Advertising expenses: The Company accounts for advertising costs as expense for the period in which they are incurred. Advertising expenses for the eight month period ended December 31, 2002 was approximately $0.2 million, for the four month period ended April 30, 2002 was approximately $0.0 million, and approximately $0.7 million and $1.0 million for the years ended December 31, 2001 and 2000, respectively.

Shipping costs:  Shipping costs are included in cost of sales.

Use of estimates: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made in preparing these financial statements include excess and obsolete inventories, allowance for doubtful accounts, sales returns and allowances and income tax contingencies. Actual results could differ from those estimates.

Stock awards: The Company accounts for employee stock awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB No. 25", issued in March 2000, to account for its fixed plan options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS 123, "Accounting for Stock-Based Compensation," as amended by SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," established accounting and disclosure requirements using a fair-value method of accounting described above, and the Company has adopted only the disclosure requirements of SFAS 123. The table below illustrates the effect on net income if the fair-value based method had been applied to all outstanding and unvested awards in each period.

For stock option grants issued with an exercise price equal to the fair market value of the stock as determined by the board of directors, the Company recognizes no compensation expense for stock option grants. The board of directors uses a variety of factors in determining the fair value of the Company's common stock. Specifically, the board's primary considerations in determining such fair values has varied overtime, but includes: from February 1998 through the third quarter of 1999, the per share acquisition price paid in connection with the going-private transaction; from the fourth quarter of 1999 through the first quarter of 2000, public company market comparisons; in the second and third quarters of 2000, ZiLOG's estimated public offering price determined by its underwriters; and from fourth quarter of 2000 through May 15, 2002, the board's good faith judgment. The board's good faith judgment considered the state of the business and its ability to survive under the high debt level, the continuous history of generating net losses, and uncertainty surrounding the potential outcome of the restructuring activities and fresh-start revaluation. Subsequent to May 15, 2002 the Company's stock value is based on the closing price quoted on the Over-the-Counter Bulletin Board.

Since May 16, 2002, our common stock has traded on the Over-the-Counter Bulletin Board. For the period between May 13, 2002, the effective date of our plan of reorganization, and May 16, 2002, our common stock was quoted through the Pink Sheets Electronic Quotation Service. The prices quoted on the Over-the-Counter Bulletin Board reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions. Trading on the Over-the-Counter Bulletin Board has been sporadic and volumes have been low. In addition, all trades since May 16, 2002 may not have been required to be reported on the Over-the-Counter Bulletin Board. Consequently, pricing for options issued during the first two months after the effective date of the plan of reorganization was based on the valuation as approved under the plan of reorganization. Since October 2002, option pricing has been based on the last trading price on the date of grant (or if there was no trade on such date, then on the most recent date prior to the date of grant on which there was a trade.)

Pro forma stock based compensation: The fair value of options granted in 2002 under the 2002 Omnibus Plan were estimated at the date of grant using the Black Scholes option pricing model; and the fair value of the options granted in 2001 and 2000 under the 1998 Plans were estimated at the date of grant using the Minimum Value Method option-pricing model. The following weighted average assumptions were used:

                                                Successor     |
                                                 Company      |               Predecessor Company
                                            ------------------|----------------------------------------------------------
                                              Eight Months    |  Four Months Ended           Year Ended December 31,
                                             Ended December   |      April 30,
                                                   31,        |
                                                  2002        |       2002                2001                 2000
                                             ---------------  |------------------- -------------------- -----------------
Annual average risk free interest rate            3.0%        |       3.0%                3.5%                 5.0%
Estimated life in years....................         5         |         5                   5                    5
Dividend yield.............................       0.0%        |       0.0%                0.0%                 0.0%
Volatility.................................      89.9%        |       N/A                  N/A                 N/A


For purposes of pro forma disclosure, the expense amortization of the options' fair value is allocated over the options' vesting period on a straight line basis.

                                                      Successor       |
                                                       Company        |                    Predecessor Company
                                                ----------------------|------------------------------------------------------
                                                  Eight Months Ended  |  Four Months Ended          Year Ended December 31,
                                                     December 31,     |     April 30,
                                                ----------------------| -----------------------------------------------------
                                                          2002                2002                2001                2000
                                                  --------------------| ------------------ ------------------- --------------
Net income (loss), as reported                         $ (26.0)       |  $    275.9          $   (128.0)         $   (58.2)
Add stock-based employee compensation expense                         |
included in reported net income(loss), net of                         |
tax                                                        2.9        |         0.1                 1.9                2.6
Deduct total stock-based employee compensation                        |
expense determined under fair-value-based                             |
method for all rewards, net of tax                        (5.8)       |        (0.4)s              (1.3)              (5.0)
                                                  --------------------| ------------------ ------------------- --------------
Pro forma net income (loss)                           $  (28.9)       |  $    275.6           $  (124.8)         $   (60.6)
                                                  ====================| ================== =================== ==============


Goodwill and Intangible Assets. Effective January 1, 2002, ZiLOG adopted the provisions of FASB Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). At the time of adoption, the Company had no amounts of goodwill recorded in the balance sheet, therefore the initial adoption had no material effect to the Company. The unaudited pro forma effects of the adoption of SFAS No. 142 on net loss for the Company for the years ended December 31, 2001 and 2000 are as follows (in millions):

                                                        Predecessor Company
                                                 ------------------------------
                                                      Year Ended December 31,
                                                 ------------------------------
                                                      2001              2000
                                                 -------------     ------------
   Net loss:
   Add back:  Goodwill amortization...........      $(128.0)           $(58.2)
   Adjusted net loss..........................          1.0               2.2
                                                 -------------     ------------
                                                    $(127.0)           $(56.0)


The pro forma effects of the adoption of SFAS No. 142 on the net loss for the four months ended April 30, 2002 was not material.

Under FAS 142, goodwill and intangible assets with indefinite lives are not amortized, but are reviewed annually (or more frequently if impairment indicators arise) for impairment. The Company did not have any impairment of goodwill in the eight months ended December 31, 2002. Separable intangible assets that are deemed to have defined lives will continue to be amortized over their useful lives (but with no maximum life). Intangible assets acquired prior to 2002 were being amortized on a straight-line basis over lives ranging from three to five years. In connection with the Company's fresh-start reporting, separable intangible assets that are deemed to have defined lives (primarily existing of technology and brand name) are being amortized utilizing the pattern-of-use method over estimated useful lives ranging from 5 to 10 years.

The actual amortization for 2002 and the anticipated amortization schedule for the remaining years of these intangible assets is as follows (in millions):

           Year      Amortization Amount   Existing Technology     Brand Name
        ----------   --------------------  -------------------     -----------

           2002      $         7.9           $         6.8          $    1.1
           2003                6.8                     5.5               1.3
           2004                4.2                     2.9               1.3
           2005                2.2                     1.1               1.1
           2006                1.4                     0.4               1.0
           2007                3.7                     0.3               3.4
                     --------------------  -------------------     ----------
          Total      $        26.2           $        17.0          $    9.2
                     ====================  ===================     ==========


Research and Development Expenses. ZiLOG's policy is to record all research and development expenditures with no future alternative use as period expenses when incurred. In-process research and development charges relate to partially developed semiconductor product designs that had not reached technological feasibility and have no alternative future use on the date they were acquired or valued for fresh-start reporting.

As of May 1, 2002, there were four projects that satisfied the criteria listed above. These in-process research and development projects relate to next-generation products in the Company's Z80 microprocessor and Z8 microcontroller product families, as well as a new infrared remote control device for and a new IRDA transceiver targeted at the cellular telephone market. The value of the projects identified to be in progress was determined by estimating the future cash flows from the projects once commercially feasible, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value. The gross margins from sales of these new products are expected to be in the range of 45% to 50%, which is generally consistent with ZiLOG's current product offerings.

The percentage of completion for each project was determined based on research and development expenses incurred as of May 1, 2002 for each project as a percentage of total research and development expenses to bring the project to technological feasibility. The discount rate used was 35% for each of the projects. The Company completed and launched the first member of the Z8 Encore! family of products and the IRDA transceiver product in 2002. The Company expects to complete the other projects in 2003. The nature of efforts required to develop the in-process technology into commercially viable products primarily relates to completion of design, prototyping and testing to ensure the products can be produced cost effectively and meet customer design specifications, including functions, features and performance requirements.

Recent Accounting Pronouncements: In accordance with the early adoption provisions of SOP 90-7, on May 1, 2002, we adopted the following Statements of Financial Accounting Standards: SFAS No. 143, "Accounting for Asset Retirement Obligations;" SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections Business Combinations; and SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." We adopted SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. The adoption of these statements had no material impact on our consolidated financial statements.

The principal provisions of SFAS No. 142 require that goodwill and other intangible assets deemed to have an indefinite useful life not be amortized but rather tested annually for impairment. Under SFAS No. 142, intangible assets that have finite useful lives will continue to be amortized over their useful lives. SFAS No. 142 requires companies to test intangible assets that will not be amortized for impairment at least annually by comparing the fair value of those assets to their recorded amounts.

The principal provisions of SFAS No. 143 address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and for the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and or normal use of the assets. The enterprise also is to record a corresponding increase to the carrying amount of the related long-lived asset (i.e., the associated asset retirement costs) and to depreciate that cost over the life of the asset. The liability is changed at the end of each period to reflect the passage of time (i.e., accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement.

SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.

In July 2002, the FASB issued Statement of Financial Accounting Standards of No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 revises the accounting for specified employee and contract terminations that are part of restructuring activities. Under SFAS No. 146 companies will record a liability for a cost associated with an exit or disposal activity only when the liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only management's intended future actions and therefore, does not meet the requirement for recognizing a liability and related expense. This statement only applies to termination benefits offered for a specific termination event or a specified period The Company adopted this statement for exit or disposal activities initiated on or after May 1, 2002.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of the requirements of FIN 45 did not have a material impact on the Company's financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. As the Company did not make a voluntary change to the fair value based method of accounting for stock-based employee compensation in 2002, the adoption of SFAS No. 148 did not have a material impact on the Company's financial position and results of operations.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," which addresses consolidation by a business of variable interest entities in which it is the primary beneficiary. The Interpretation is effective immediately for certain disclosure requirements and variable interest entities created after January 31, 2003, and in fiscal 2004 for all other variable interest entities. The Company is reviewing the provisions of the Interpretation and complies with the disclosure requirements, but does not expect the Interpretation to have a material impact on the Company's financial statements.

Effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003, Emerging Issues Task Force ("EITF") Issue 00-21, "Revenue Arrangements with Multiple Deliverables," addresses the accounting, by a vendor, for contractual arrangements in which multiple revenue-generating activities will be performed by the vendor. In some situations, the different revenue-generating activities (deliverables) are sufficiently separable and there exists sufficient evidence of fair values to account separately for the different deliverables (that is, there are separate units of accounting). In other situations, some or all of the different deliverables are interrelated closely or there is not sufficient evidence of fair value to account separately for the different deliverables. EITF Issue 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. The Company has not yet determined the impact of the adoption of EITF Issue 00-21 on its consolidated financial statements.


NOTE 2.         FINANCIAL RESTRUCTURING AND REORGANIZATION

The Company has suffered recurring losses from operations, had a net stockholders' deficiency at December 31, 2001 and its business and financial growth have been negatively affected by a difficult business climate. These conditions led to the need to file for Chapter 11 bankruptcy protection in order to restructure the Company's 9.5% Senior Secured Notes due 2005 (the "Notes").

ZiLOG filed the Reorganization Plan with the United States Bankruptcy Court for the Northern District of California on February 28, 2002 (the
"Reorganization Plan") and the bankruptcy court confirmed the Reorganization Plan as described herein on April 30, 2002. The Reorganization Plan became effective on May 13, 2002.

The Company operated its business under Chapter 11 in the ordinary course and had obtained the necessary approvals from the bankruptcy court to pay employees, trade, and certain other creditors in full and on time regardless of whether their claims arose before or after the Chapter 11 filing. The claims of employees, general unsecured creditors (including trade creditors, licensors, and lessors) and secured creditors, other than holders of the Notes and preferred stock, have not been compromised under the Reorganization Plan.

Under the Reorganization Plan, the Notes were cancelled. Each noteholder received, in exchange for their Notes, their pro rata share of:

         o 28,000,000 shares of ZiLOG's newly issued common stock. As of December 31, 2002, this represented approximately 86% of the outstanding equity on a fully diluted basis.

         o 100% of the newly issued series A preferred stock issued by ZiLOG's non-operating subsidiary, ZiLOG-MOD III, Inc., which is called MOD III, Inc. Holders of MOD III, Inc. series A preferred stock are entitled to receive an aggregate liquidation preference of $30 million plus any accrued but unpaid dividends on the MOD III, Inc. series A preferred stock from the net proceeds from the sale of the Company's MOD III 8" wafer fabrication plant located in Nampa, Idaho. This plant was transferred to MOD III, Inc. upon effectiveness of the Reorganization Plan. Dividends accrue on the MOD III, Inc. series A preferred stock at 9.5% per annum and these dividends increase the liquidation preference accordingly. As of December 31, 2002 the aggregate liquidation preference was $31.9 million. Any sale of the MOD III assets for an amount less than $30 million will not generate any further recourse to ZiLOG, Inc.

         o 50% of MOD III, Inc.'s newly issued series B preferred stock. ZiLOG retains the remaining 50% of the new MOD III, Inc. series B preferred stock as well as 100% of the common stock. Holders of the new MOD III, Inc. series B preferred stock are entitled to receive the net sale proceeds from any sale of MOD III, Inc.'s assets in excess of the series A preferred stock liquidation preference.

Any impairment in the fair value of MOD III assets below the carrying amount or any sale of MOD III assets for aggregate proceeds of less than $30.0 million would result in a charge to the consolidated statement of operations in the period in which an impairment is recorded or the sale is completed.

The Reorganization Plan also provided for the cancellation of all of ZiLOG's currently outstanding preferred and common stock and all options and warrants related thereto. All accumulated dividends and any other obligations with respect to the Company's outstanding preferred and common shares were also extinguished. Each former holder of common stock received a pro rata share of $50,000. Each holder of preferred stock received a pro rata share of $150,000.

The Reorganization Plan also provided for the payment in full, with interest if appropriate, or reinstatement, as appropriate, of all employee and trade claims. In order for the Reorganization Plan to have become effective, the Company was required to, among other things, revise its charter and bylaws, enter into a new secured financing agreement, and designate a new board of directors. All these requirements were met to the satisfaction of the Court.

Chapter 11 reorganization-related costs of $1.0 million and $4.0 million included in the consolidated statements of operations as special charges and reorganization items for the eight and four months ended December 31, 2002, and April 30, 2002, respectively, relate primarily to legal and other professional service fees incurred by both the Company and the former informal committee of bondholders. During the period between the filing of the Reorganization Plan and its confirmation by the bankruptcy court, February 28, 2002 to April 30, 2002, ZiLOG was required to file public documents as a "debtor-in-possession." Accordingly, legal and other professional service fees paid during this period amounting to $2.3 million have been separately identified in the Company's consolidated statements of cash flow.

Liabilities, which were subject to compromise under the terms of the Reorganization Plan, are summarized as follows (in millions):

       Senior secured notes payable........................        $   280.0
       Accrued interest on senior secured notes............             27.2
       Dividends payable on preferred stock................             18.5
                                                                   ----------
       Total liabilities subject to compromise.............        $   325.7
                                                                   ==========


NOTE 3.    FRESH-START REPORTING

On February 28, 2002, ZiLOG and its subsidiary, MOD III, Inc., filed the Reorganization Plan with the United States Bankruptcy Court for the Northern District of California under Chapter 11 of the U.S. Bankruptcy Code. The bankruptcy court subsequently confirmed the Reorganization Plan by its order entered on April 30, 2002. The Reorganization Plan became effective on May 13, 2002. The Company prior to emergence from bankruptcy is referred to as the "Predecessor Company" and the reorganized company is referred to as the "Successor Company."

Pursuant to the Reorganization Plan, ZiLOG extinguished $325.7 million of liabilities, which included $280.0 million principal amount of the Notes, $27.2 million in accrued interest due on the Notes and $18.5 million of dividends payable on the Company's previously outstanding series A preferred stock. The former noteholders received substantially all of the Company's new common stock and a liquidation preference in the net proceeds on the sale of the assets held by MOD III, Inc. The former equity holders received an aggregate $200,000 in cash. All debt and equity securities of the Predecessor Company were cancelled. As a consequence of these events, the Predecessor Company recorded a $205.7 million net gain on the extinguishment of these liabilities.

On May 1, 2002, ZiLOG adopted "fresh-start" accounting principles proscribed by the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7. Fresh-start accounting was appropriate because the Company's former noteholders received substantially all of the Company's new common stock and the reorganization value of the assets of the Successor Company were less than the total pre-petition liabilities plus post-petition liabilities.

SOP 90-7 requires the Company to establish a reorganization value upon the adoption of fresh-start reporting. ZiLOG's reorganization value was estimated by Lazard Freres & Co., LLC, its independent financial advisor, using discounted projected cash flows, precedent transactions and public company comparisons. These valuations indicated a range of reorganization values between $70 million and $109 million. In agreement with the informal committee of noteholders and with the approval of the bankruptcy court, the Company established a reorganization equity value of $90.0 million as of May 1, 2002 for purposes of applying fresh-start reporting. This estimate of equity value was derived from a weighted average of three valuations based on comparable public company, precedent transaction and discounted cash flow analyses. These valuations were based on the underlying assumptions that include: the successful reorganization of the Company's business and finances in a timely manner; the implementation of the Company's business plan as a reorganized entity; the accuracy of information supplied by management about its business and prospects; achievement of forecasted projections; market conditions as of December 31, 2001 continuing through an assumed effective date of March 31, 2002; and the plan of reorganization becoming effective in accordance with the estimates and assumptions upon which the valuation was based. The value of an operating business such as the Company's, however, is subject to numerous uncertainties and contingencies, which are difficult to predict, and will fluctuate with changing factors affecting its financial condition and prospects.

Fresh-start reporting requires that the Company also record its assets at fair value upon adoption. Consequently, the Company engaged Key Assets as independent appraisers to assist management in the valuation of its tangible assets and engaged another independent party to conduct a valuation of its intangible assets. These appraisals resulted in a $13.1 million increase in property, plant and equipment related to the five-inch wafer fabrication facility and an adjacent undeveloped parcel of land. The valuation undertaken by Key Assets for fresh-start reporting assigned fair value to property, plant and equipment in Nampa, Idaho related to our five-inch wafer fabrication facility (MOD II) and our data center, as well as an adjacent 20 acre parcel of undeveloped land assuming a willing buyer and a willing seller and not under distressed sale conditions. Previously, our five-inch wafer fabrication facility had been separately held for sale at a negotiated selling price of $3.0 million, based on a non-binding purchase offer received from a potential buyer in December 2000. Management agreed to the terms of the December 2000 purchase offer for several reasons including: monetary and human cost savings compared with closing and decommissioning the facility, as well as terminating the employees; and the acquirer was also willing to assure an uninterrupted source of supply of wafers manufactured in the MOD II facility until alternative sources could be qualified by the Company. Following a change in strategy, the MOD II assets were put back into service in June 2001. In June 2001, management determined that the fair value of the MOD II assets was $3.0 million.

This appraisal also resulted in a $3.9 million increase in finished good inventories held by the Company and its distributors to reflect fair values at May 1, 2002. The appraisers also identified several separable intangible assets that were valued and recorded as part of fresh-start reporting as follows (in millions):

                              Asset                                Value
         -------------------------------------------------     ------------
         Existing technology..............................      $     17.0
         In-process research and development..............            18.7
         Brand name.......................................             9.2
                                                                ----------
         Total............................................      $     44.9
                                                                ==========

The Company recorded a gain of $83.7 million in the Predecessor Company's financial statements in connection with the fresh-start adjustments referred to above. These increases in carrying value of the Company's intangible assets were based on three valuation approaches, depending on the specific intangible asset to be valued: the income approach, the cost approach and the market approach. These increases in carrying value of the Company's capital assets were based on physical inspections and written appraisals that included market data and cost approaches. Goodwill of $26.7 million was also recorded as part of fresh-start reporting. In the eight months ended December 31, 2002, the Company recorded a net increase in goodwill of $7.9 million to $34.6 million. This increase related primarily to a reduction in the tax basis of certain assets at December 31, 2002 as a result of the application of tax regulations to the Company following the completion of the reorganization plan.

The Company's results of operations after April 30, 2002 and the consolidated balance sheet at December 31, 2002 are not comparable to the results of operations prior to April 30, 2002 and the balance sheet at December 31, 2001 due to its adoption of "fresh-start" reporting upon the Company's emergence from bankruptcy.

The table below provides a reconciliation of the Predecessor Company's unaudited consolidated balance sheet as of April 30, 2002 to that of the Successor Company on May 1, 2002, which presents the adjustments that give effect to the reorganization and fresh-start reporting (in millions):

                                                  Predecessor                      Fresh-Start                          Successor
                                                Company at April    Reorganiza-      Adjust-     Reclassifications      Company at
                                                    30, 2002         tion (1)       ments (2)          (3)              May 1, 2002
                                                ---------------     -----------    -----------   -----------------      -----------
ASSETS
Current assets                                    $   51.6          $      --       $    2.7         $       --          $   54.3
MOD III, Inc. assets held for sale                    30.0                 --             --                 --              30.0
Net property, plant and equipment                     11.9                 --           13.1                 --              25.0
Other assets                                           1.0                 --             --                 --               1.0
Fresh start separable intangible assets                 --                 --           44.9                 --              44.9
Fresh-start goodwill (indefinite life)                  --                 --           26.7                 --              26.7
                                                ---------------     -----------    -----------   -----------------      -----------
                                                  $   94.5          $      --       $   87.4         $       --          $  181.9
                                                ===============     ===========    ===========   =================      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIENCY)
Current liabilities                               $   44.1          $      --       $   (2.3)        $       --          $   41.8
Other long-term liabilities                           14.1                 --            6.0                 --              20.1
Liabilities subject to compromise                    325.7              (325.7)           --                 --                --

Minority interest in MOD III, Inc. assets               --                30.0            --                 --              30.0

Stockholders' equity (deficiency):
      Preferred stock                                 25.0                 --             --               (25.0)              --
      Common stock                                     0.4                 0.3            --                (0.4)             0.3
      Deferred stock compensation                     (0.5)                --             --                 0.5               --
      Additional paid-in capital                      13.2                89.7            --               (13.2)            89.7
      Accumulated deficit                           (327.5)              205.7          83.7                38.1               --
                                                ---------------     -----------    -----------   -----------------      -----------
Total stockholders' equity (deficiency)             (289.4)              295.7          83.7                 --              90.0
                                                ---------------     -----------    -----------   -----------------      -----------
Total liabilities and stockholders' equity        $   94.5           $     --       $   87.4         $       --          $  181.9
                                                ===============     ===========    ===========   =================      ===========

------------------------------------------
(1) Reorganization adjustments reflect consummation of the Reorganization Plan, including the elimination of liabilities subject to compromise and the reorganization of the Successor Company.
(2) Fresh-start adjustments reflect the adoption of fresh-start reporting, including adjustments to record goodwill, identifiable tangible and intangible assets and liabilities at their estimated fair values. Management estimated the fair value of its assets using independent appraisals.
(3) Reclassification reflects the elimination of Predecessor Company's stockholder's deficiency.



The Company's net gain upon extinguishment of liabilities and fresh-start adjustments were comprised of the following elements (in millions):

 Extinguishment of debt                                          $   280.0
 Extinguishment of accrued interest                                   27.2
 Extinguishment of dividends payable on preferred stock               18.5
 Minority interest in MOD III, Inc. assets                           (30.0)
 Reorganization equity value                                         (90.0)
                                                                 ----------
     Net gain on discharge of debt                               $   205.7
                                                                 ==========

 Effect of fresh-start adjustments                               $    66.7
 Revaluation of fixed and tangible assets to fair value               17.0
                                                                 ----------
     Total fresh-start adjustments                               $    83.7
                                                                 ==========


NOTE 4.  ACCOUNTING CHANGE - RECOGNITION OF REVENUE ON SALES TO DISTRIBUTORS

Effective January 1, 2000, the Company changed its accounting method for recognizing revenue on shipments to distributors who have rights of return and price protection on unsold merchandise held by them. The Company previously recognized revenue upon shipment to these distributors, net of appropriate allowances for sales returns, price protection and warranty costs. Following the accounting change, revenue recognition on shipments to these distributors is deferred until the products are resold by the distributors to their customers. The Company believes that deferral of revenue recognition on these distributor shipments and related gross margin until the product is shipped by the distributor results in a more meaningful measurement of results of operations as it better conforms to the changing business environment and is more consistent with industry practice; therefore it is a preferable method of accounting.

Some of the changes in the Company's business that precipitated its change in revenue recognition for the distribution sales channel included:

         o Increasing distributor sales - The Company expects to continue increasing the proportion of distributor sales as a percentage of its total sales.

         o Fewer distributors - during 2000, the Company concentrated its distribution network to a fewer number of distributors. The concentration of sales volume creates a situation where each distributor has more leverage to demand higher volume discounts.

         o Increased inventory in the channel - Prior to its accounting change, the value of inventory in the Company's distribution channel increased substantially. The Company believes that high levels of inventory in the distribution channel creates pressure on its to offer larger concessions before its distributors will place new orders.

         o New products - The Company expects that its new product offerings will be sold through its distribution channel. Generally, the Company's new products are more complex and will have higher initial selling prices than its existing product offerings. Over the next several years, the Company's new products are expected to become its predominant product offerings and they are expected to have a higher degree of pricing volatility than the Company's current products.

The cumulative effect of the change in accounting method was a charge of $8.5 million, net of a zero income tax effect. The effect of adopting the new accounting method in 2000 resulted in an increase in the net loss of $1.6 million, exclusive of the cumulative effect of the accounting change.

NOTE 5.         ACQUISITIONS AND EQUITY INVESTMENT

On July 27, 2000, ZiLOG acquired Calibre, Inc. ("Calibre") pursuant to a merger agreement for 629,666 shares of ZiLOG common stock, par value $.01 per share ("Common Shares") and 112,214 Common Shares issuable upon exercise of vested options. The purchase price of approximately $4.9 million, including acquisition costs of approximately $0.1 million, was allocated based on fair values as follows: tangible net assets of $0.1 million; goodwill of $3.3 million and in-process research and development of approximately $1.5 million, included in special charges. Goodwill was being amortized on a straight-line basis to research and development expense for over four years During the fourth quarter of 2001, the remaining $2.1 million net book value of this goodwill was deemed impaired and recorded as special charges. For financial statement purposes, the acquisition was accounted for as a purchase and, accordingly, the results of operations of Calibre subsequent to July 27, 2000 are included in the Company's consolidated statements of operations.

Calibre's in-process research and development, primarily focused on a partially developed technology that replaces third-party transceivers to enable wireless communications, was expensed in the third quarter because the projects related to the acquired research and development had not reached technological feasibility and have no alternative future use. The nature of efforts required to develop the purchased in-process technology into commercially viable products primarily relates to completion of design, prototyping and testing to ensure the products can be produced to meet customer design specifications. Such customer design specifications include product functions, features and performance requirements. To date, the Company has been unsuccessful in marketing these products and there can be no assurance that these products will ever achieve commercial viability.

Factors considered in valuing Calibre's in-process research and development included the state of development of each project, target markets and associated risks of achieving technological feasibility and market acceptance of the products. The value of the purchased in-process technology was determined by estimating the projected net cash flows relating to such products, including costs to complete the technology and product development and the future expected income upon commercialization of the products over periods ranging from three to five years. These cash flows were then discounted to their net present value using an after-tax discount rate of 40 percent. The estimated steps of completion were applied to the net present value of the future discounted cash flows to arrive at the $1.5 million charge for in-process research and development that was immediately written off to special charges in the statement of operations.

Calibre's pro forma results are not presented, as the pro forma results of operations would not be materially different from ZiLOG's financial statements.

On March 22, 2000, ZiLOG acquired 3.0 million shares or 20 percent of the then-outstanding common stock of Qualcore Group, Inc. ("Qualcore") for cash of $8.0 million plus expenses of $0.1 million, pursuant to a purchase and sale agreement (the "Qualcore Agreement"). Subject to the Qualcore Agreement, $5.5 million was paid on March 22, 2000 and $2.5 million was paid on April 14, 2000. ZiLOG accounted for its investment in Qualcore common stock using the equity method. The difference between the total cost of ZiLOG's investment in Qualcore of $8.1 million and ZiLOG's underlying equity in Qualcore's net assets was being amortized on a straight-line basis over five years. Under the terms of the Agreement, ZiLOG had the option until June 30, 2001 to acquire all of the remaining outstanding shares of common stock of Qualcore for cash and/or a number of ZiLOG's Common Shares. If ZiLOG did not exercise this option, Qualcore had the right to put approximately 11% of Qualcore's common stock to the Company for $5.2 million. The Company did not exercise this option. During the fourth quarter of 2001, the Company reached a settlement agreement with Qualcore in which the Company paid Qualcore a termination charge of $450,000, and returned all the shares representing ZiLOG's 20% equity ownership in Qualcore. The termination charge has been recorded as a special charge. In return, Qualcore cancelled its put right. In connection with this settlement the Company wrote-off the remaining balance of its investment in Qualcore. The charge of $4.9 million was included as a part of the $7.2 million equity method investment loss recorded in the year ended December 31, 2001.

NOTE 6.         FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents consist primarily of cash in bank accounts, commercial paper, money market accounts and short-term time deposits. The short-term debt represents borrowings under a revolving line of credit with a commercial lender. The carrying amount on the balance sheet for cash and cash equivalents at December 31, 2002, and 2001 were $29.4 million and $30.7 million, respectively, which approximates fair value, due to their short maturities. The carrying amount, which approximates fair value due to its variable interest rate, on the balance sheet at December 31, 2002 and 2001 for the short-term debt was $6.9 million and $12.8 million, respectively, which represents the principle amount borrowed. The fair value of the accounts receivable and accounts payable approximates the carrying amount because of the short maturity of these instruments.

NOTE 7.         SPECIAL CHARGES AND REORGANIZATION ITEMS

Background Discussion and Summary of Special Actions. Beginning in the fourth quarter of 2000, ZiLOG experienced a sharp decrease in bookings and billings in most of its product lines and this weak customer demand trend has persisted through today. ZiLOG believes that the decline in demand for its products is reflective of global economic conditions, particularly in high technology markets.

In response to declining net sales, and under the leadership of its CEO, ZiLOG commenced a series of operational restructuring activities designed to refocus on its core micrologic business and reduce its overall cost structure. More detail of these restructuring actions and the related costs are included in the "Special Charges" captions below. These actions were recorded as special charges and reorganization items and included the following, in chronological order:

         o In December 2000, April 2001, June 2001, November 2002 and December 2002, ZiLOG implemented a series of severance actions that resulted in elimination of over 600 positions throughout the Company. Over half of these reductions were in its manufacturing functions, particularly in the Company's Philippine test operations and MOD III wafer fabrication facility in Idaho. ZiLOG also reduced its executive management team from 15 people down to 5 people.

         o In December 2000, ZiLOG recorded a special charge for long-lived asset impairments of $9.3 million that primarily relates to the impairment of its MOD II facility based on management's intention at the time to sell the facility.

         o In the first quarter of 2001, ZiLOG engaged Lazard Freres & Co., LLC as its independent financial advisor to begin evaluating various strategic alternatives, including a possible sale or reorganization of the Company.

         o During June 2001, ZiLOG announced plans to consolidate its two Nampa, Idaho manufacturing facilities and to transfer wafer probe operations from Nampa to the Philippines. The wafer probe transfer was completed in October 2001 and the Nampa consolidation was finalized in January 2002.

         o In September 2001, the Company did not make the scheduled interest payment on its notes payable management entered into discussions with an informal group of noteholders to restructure the Company's indebtedness.

         o In December 2001, ZiLOG recorded a $30.4 million charge for impairment of the MOD III wafer fabrication facility that is being held for disposal. ZiLOG also accrued contractual bonuses for the MOD III employees that stayed-on to close the factory and make it ready for sale.

         o Also in December 2001, we negotiated a buy-out of our Campbell, California headquarters facility lease and entered into a new lease in San Jose, California that is expected to save us $4.5 million in operating expenses for 2002 versus 2001, excluding one-time costs. The one-time expenditures associated with relocating our headquarters totaled $5.0 million, comprised of:
              $2.8 million special charge for the lease buy-out; $1.5 million special charge for non-cash loss on disposal of fixed assets; $0.2 million special charge for moving expenses; and $0.5 million capital expenditures relating to our new facility.

         o In the first quarter of 2002, ZiLOG filed a prepackaged Chapter 11 plan of reorganization with the United States Bankruptcy Court for the Northern District of California and ZiLOG announced the discontinuation of all product development activities related to the Company's CarteZian line of 32-bit RISC microprocessors. ZiLOG also closed its Austin, Texas design center and several domestic and international sales offices.

         o    On May 13, 2002, the plan of reorganization became effective.

2002 Special Charges Analysis. During 2002, ZiLOG incurred $5.0 million of professional fees for financial advisers that assisted in connection with the Company's debt restructuring and SEC filings associated with that action. ZiLOG recorded the special charges for these fees as the services were performed throughout the year.

ZiLOG incurred special charges of $3.2 million throughout the year relating to the closure of MOD III eight-inch wafer fabrication facility in Idaho. These charges were primarily post-closure maintenance costs related to utilities, taxes, insurance and other maintenance costs required to maintain the facility in a condition required for the sale of the property. These charges also included relocation of production activities to alternative ZiLOG manufacturing sites. At December 31, 2002, approximately $0.1 million was accrued for post-closure maintenance costs, which payments were made in 2003.

During 2002, ZiLOG recorded asset impairments of $2.7 million. The majority of this charge was in connection with the closure of the Company's Austin, Texas design center in the first quarter of 2002. Furniture, fixtures and equipment with a book value of approximately $1.7 million were abandoned. Also in the first quarter of 2002, approximately $0.8 million of computer aided design software was impaired as a result of the Company's decision to cancel development of the CarteZian family of 32-bit RISC microprocessors. During the second quarter of 2002, $0.2 million of unamortized goodwill relating to ZiLOG's 2000 acquisition of PLC Corporation was deemed to be of no future value and was written-off.

The Company incurred $2.5 million of employee severance pay and termination benefits during 2002 that were payable in cash. During the first quarter of 2002, in connection with closure of ZiLOG's Austin, Texas design center and the streamlining of ZiLOG's sales force, severance and termination benefits of $1.2 million were paid. In November and December of 2002, ZiLOG announced a reduction in force at its Nampa, Idaho and Philippines manufacturing facilities due to the continued lower production levels and continuing lower demand for its products. Approximately $1.0 million of employee severance pay and termination benefits were recorded. Additionally, in November 2002, a reduction in force of the Company's sales force and support personnel was announced due to the continued weak demand for the Company's products. Severance pay and termination benefits of $0.3 million was recorded for this action. At December 31, 2002, approximately $0.5 million was accrued for payment of severance and termination benefits for the November and December actions, which payments are scheduled to be made in 2003.

ZiLOG incurred special charges of $0.5 million in 2002 related to the closure and relocation of certain domestic sales offices.

ZiLOG recorded a reduction of other special charges of approximately $0.2 million in December 2002, resulting from a settlement of a disputed 1998 contract between a third party and Seattle Silicon Corporation, which ZiLOG acquired in 1999. ZiLOG received a cash payment in January 2003.

2001 Special Charges Analysis. During 2001, ZiLOG had asset impairment charges totaling $36.9 million. The majority of this charge related to a $30.4 million write-down in the carrying value of the MOD III eight-inch wafer fabrication facility in Nampa, Idaho to its estimated fair value of $30.0 million in December 2001. The write-down of MOD III was predicated on idling the facility and it is not planned to be used in the Company's operations. The fair value of MOD III machinery and equipment were determined with the assistance of an appraiser who specializes in the semiconductor industry. "Fair Value," as defined in the appraisal report, reflects the most likely realizable proceeds that would be expected upon the sale of the idled equipment of MOD III, between ZiLOG as a willing seller, and a willing and knowledgeable buyer, based upon the market conditions that existed as of December 31, 2001. The fair value of MOD III land and building were determined based on market comparison with similar properties and based on consultation with a commercial real estate agent. MOD III completed its final manufacturing in January 2002. The property, plant and equipment of MOD III were idled in January 2002, and are being held for sale. ZiLOG has engaged a company who specializes in the disposition of semiconductor manufacturing equipment and facilities to actively market the MOD III facility for sale. The Company desires to sell MOD III as expeditiously as possible, although given weak current market conditions and the high level of excess manufacturing capacity in the semiconductor industry, management is unable to determine when or if the Company will be able to sell MOD III. In accordance with the reorganization plan, ZiLOG transferred the assets of MOD III to a new subsidiary that ZiLOG owns jointly with its former noteholders.

ZiLOG had additional asset impairments in 2001 totaling $6.5 million comprised of:

         o $2.9 million of various surplus assets in the second quarter of 2001 relating to purchased internal use materials planning software that was never deployed and surplus test equipment;

         o $1.5 million of abandoned furniture, fixtures and building improvements that were given to the Company's landlord in connection with the early termination of its headquarters lease in Campbell, California; and

         o $2.1 million impairment of goodwill associated with the business ZiLOG acquired from Calibre, Inc. in July 2000. ZiLOG determined that the Calibre goodwill was impaired based on significant under-performance compared to management's acquisition business case and negative cash flows that are being generated from this business. In addition, the primary customers for this business serve the electronic personal data assistant market that is experiencing fierce competition and declining market demand.

During 2001, ZiLOG recorded $6.8 million of employee retention bonuses, severance pay and termination benefits that were payable in cash. In addition, ZiLOG incurred $1.7 million of stock-based compensation associated with executives who received accelerated vesting and extended exercise terms on stock options in connection with their severance packages. ZiLOG accrued these involuntary termination costs after management has approved a plan of termination, including identification of specific job functions to be eliminated, and the termination benefits have been communicated to those employees that may be affected by the action. The $6.8 million of cash costs consisted of:

         o $4.5 million for employee retention bonuses, severance, and termination benefits for the employees who were terminated in connection with a reduction in force due to the planned closure of the Company's eight-inch wafer fabrication facility in Nampa, Idaho. Employees who were to be terminated in connection with the closure of MOD III were provided with contracts whereby they would receive termination benefits including stay-on bonuses, severance and medical benefits upon their termination if they continued to work through the closure date. ZiLOG accrued the $4.5 million contracted termination benefits expense ratably over the employee's service period during the six months ended December 31, 2001. This action resulted in the reduction of approximately 150 employees. At December 31, 2001, approximately $4.2 million was accrued for these payments, which amount was paid primarily in the first quarter of 2002. Also at December 31, 2001 we had $1.4 million of severance accruals relating to previous actions that are being paid-out in the remaining periods left under the terminated employee's employment contracts.

         o $2.3 million of involuntary severance benefits were accrued in the second quarter of 2001. These actions primarily related to approximately 65 manufacturing headcount reductions in the Company's Philippine test facility, elimination of approximately 50 engineering and other domestic personnel largely in the central technology group in Nampa, Idaho, and elimination of four senior executive positions within corporate headquarters. Also in connection with these actions, ZiLOG eliminated approximately 75 positions company-wide through voluntary attrition and cancellation of open personnel requisitions.

The Company had $5.6 million of severance accruals at December 31, 2001 relating to these and previous actions. The Company paid $4.5 million of this amount in the first quarter of 2002 upon the closure of MOD III and the balance of $1.1 million was paid during 2002 over the remaining periods left under the terminated employees' employment agreements.

ZiLOG incurred contract termination charges of $3.2 million in 2001, as follows:

         o In November 2001, ZiLOG negotiated an agreement with the owner of its Campbell, California headquarters facility to terminate its lease. The Company agreed to pay termination charges of $2.8 million in cash and transfer title to certain assets and leasehold improvements in return for cancellation of approximately $10.0 million in future lease commitments on the 108,000 square foot headquarters facility. ZiLOG finalized its headquarters relocation in January 2002 and paid the $2.8 million settlement payment to its former landlord.

         o During the fourth quarter of 2001, ZiLOG reached a settlement agreement with its equity investment partner, Qualcore Group, Inc. in which ZiLOG paid Qualcore a termination charge of $450,000, and returned all the shares representing its 20% equity ownership in Qualcore to the former owners of Qualcore. In return, Qualcore cancelled its right to "put" approximately 11% of Qualcore's common stock to ZiLOG for an aggregate cost of $5.2 million. All future design services from Qualcore, if any, will be purchased under standard pay-for-performance-and-delivery contracts.

ZiLOG incurred other special charges in 2001 totaling $1.4 million that related primarily to manufacturing consolidation and relocation costs associated with moving wafer probe operations from Nampa, Idaho to the Philippines. These cost were expensed as incurred, primarily during the fourth quarter of 2001. Approximately $0.2 million was accrued for payment in connection with these consolidation costs at December 31, 2001.

ZiLOG incurred $4.3 million of professional fees for financial advisors that assisted in connection with the Company's debt restructuring. ZiLOG recorded the special charges for these fees as the services were performed throughout the year. At December 31, 2001, approximately $1.1 million was accrued for future payments in connection with these professional fees incurred during 2001, which fees were paid in 2002.

2000 Special Charges Analysis. During the fourth quarter of 2000, ZiLOG incurred special charges totaling $14.8 million. In December 2000, management approved a plan for the sale of the Company's five-inch wafer fabrication facility in Nampa, Idaho. The decision to sell this facility was based on the Company's desire to reduce fixed manufacturing overhead costs by transferring most production into its newer eight-inch wafer fabrication that was under-utilized. Property, plant, and equipment, with a book value of $9.9 million, were written down by $6.9 million to an estimated realizable value of $3.0 million at December 31, 2000. In 2000, the Company reclassified these assets and the remaining carrying value of $3.0 million to other current assets. When the Company wrote down the MOD II facility in December 2000 the fair value used was determined based on a non-binding purchase offer the Company received from American Microsystems, Inc. ("AMI") in connection with the proposed sale of the facility. At that time, the impairment of MOD II was based on the expected sales price in AMI's offer as MOD II was an asset that was "held for sale." The offer from AMI was a genuine offer and the Company used this value as a metric because the price had been agreed through arms'-length negotiations. The Company believes that this valuation, and the related impairment charge recorded on the assets of MOD II, are consistent with the guidance contained in paragraph 7 of SFAS No. 121, which states "[t]he fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties." After the proposed sale to AMI fell through in April 2001, the Company unsuccessfully continued to actively market the MOD II facility through June 2001. In April 2001, the Company's board of directors appointed a new Chief Executive Officer, James M. Thorburn. Mr. Thorburn reviewed the Company's business strategy and determined in June 2001 that the Company should retain MOD II and to close MOD III. This decision was predicated on the fact that the Company's previous business strategy had been focused on developing high-end communications products that required more complex wafer fabrication processes afforded by the MOD III facility. When the Company's strategy changed to focus on its core 8-bit micrologic products, the Company ceased all development activities related to products targeted at the high-end communications market and it closed its Austin, Texas design center. Because of the shift in product strategy, the 0.35-micron manufacturing capability of MOD III was no longer essential to the Company's manufacturing strategy. This led to the decision to retain MOD II since it has significantly lower operating costs than MOD III and it has ample capabilities to support the fabrication of most of the Company's core products. Based on that determination, the Company returned MOD II back to productive service, but did not adjust the basis of these assets.

No adjustment was made to the carrying value of the MOD II assets when the assets were put back into service in June 2001. The Company early adopted the guidelines in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144") in 2001. Management believed that no adjustment to the carrying value of the MOD II assets was required based on management's interpretation of SFAS 144, paragraph 38 which states that "if circumstances arise that previously were considered unlikely and, as a result, an entity decides not to sell a long-lived asset (disposal group) previously classified as held for sale, the asset (disposal group) shall be reclassified as held and used. A long-lived asset that is reclassified shall be measured individually at the lower of its
(a) carrying amount before the asset (disposal group) was classified as held for sale, adjusted for any depreciation (amortization) expense that would have been recognized had the asset (disposal group) been continuously classified as held and used, or (b) fair value at the date of the subsequent decision not to sell." The Company determined that the fair value of MOD II at the time of the decision not to sell the assets and place them back into service was $3 million and compared this amount to the $7 million carrying value had the asset never been reclassified to held for sale and depreciation had continued to be recognized. Accordingly, the Company did not increase the carrying value of MOD II upon reclassifying the asset from held for sale to held and used. For the year ended December 31, 2001, depreciation expense was lowered by approximately $2.8 million, compared to what would have been recorded without the December 2000 write-down of these assets.

Also, during the fourth quarter of 2000, the net unamortized Seattle Silicon goodwill of $2.3 million was written off as the Company decided not to pursue further development on commercial production of the products and technology that the goodwill was originally established for. ZiLOG also incurred special charges of $0.1 million for the cancellation of contractual liabilities and $5.5 million for severance benefits, which includes $2.0 million of non-cash stock option compensation. Of the approximately $3.5 million cash payments for severance benefits, $2.1 million and $0.5 million was paid in 2001 and 2000, respectively. The Company made the remaining payments in 2002. In connection with this action, approximately 86 employees were terminated, including 5 senior vice presidents, with continuation payments through the length of such senior vice presidents' employee agreements.

During the third quarter of 2000, ZiLOG incurred a special charge of $1.5 million of in-process research and development resulting from the acquisition of Calibre, Inc.

During the second quarter of 2000, ZiLOG incurred special charges of $1.2 million relating to a restructuring of its Communications segment. In connection with this action, approximately 24 employees were terminated and 12 other employees were transferred into the Communications segment from other areas of the Company. The $1.2 million charge included $0.9 million for severance and benefits, $0.1 million of non-cash stock option compensation, $0.1 million for write-off of impaired assets, and $0.1 million for contractual liabilities. As of December 31, 2001, approximately $0.1 million was accrued for payment of severance and termination benefits.

The following table details special charges accrual activity for eight months ended December 31, 2002, four months ended April 30, 2002, and for the years December 31, 2001 and 2000 (in millions):


                                              Severance and        Lease                            MOD III
                                               Termination      Termination          Debt          Closure
                                                Benefits           Charges     Restructuring        Costs           Total
                                              -------------    ------------    -------------       ----------   ----------
Balance at December 31, 1999............       $      --        $     --         $      --         $     --      $     --
   Total special charges................              6.5             0.2               --               --           6.7
   Cash paid............................             (1.2)           (0.1)              --               --          (1.3)
    Deferred stock compensation.........             (2.0)            --                --               --          (2.0)
                                              -------------    ------------    -------------       ----------   ----------
Balance at December 31, 2000............              3.3             0.1               --               --           3.4
                                              -------------    ------------    -------------       ----------   ----------

Total charge to special charges.........              6.8             3.2               4.3              1.4         15.7
   Cash paid............................             (4.5)           (0.5)             (3.2)            (1.2)        (9.4)
                                              -------------    ------------    -------------       ----------   ----------
Balance at December 31, 2001............              5.6             2.8               1.1              0.1          9.7
                                              -------------    ------------    -------------       ----------   ----------

Total charge to special charges.........              1.2             0.7               4.0              2.3          8.2
   Cash paid............................             (6.0)           (3.0)             (2.5)            (2.3)       (13.8)
                                              -------------    ------------    -------------       ----------   ----------
Balance at April 30, 2002...............              0.8             0.5               2.6              0.2          4.1
                                              -------------    ------------    -------------       ----------   ----------

Total charge to special charges.........              1.3            (0.2)              1.0              0.9          3.0
   Cash paid............................             (1.6)           (0.3)             (3.6)            (1.0)        (6.5)
                                              -------------    ------------    -------------       ----------   ----------
Balance at December 31, 2002............       $      0.5        $     --        $       --        $     0.1      $   0.6
                                              =============    ============    =============       ==========   ==========


Special charges, charged to expense is the, eight months ended December 31, 2002, four months ended April 30, 2002, and for the years ended December 31, 2001, and 2000, are as follows (in millions):

                                                      Successor Company |              Predecessor Company
                                                     ------------------ | ---------------------------------------------------
                                                       Eight months     |   Four months               Years Ended Dec. 31,
                                                           Ended        |      Ended                 ------------------------
                                                         Dec. 31, 2002  |  April 30, 2002             2001              2000
                                                     ------------------ | -----------------          -----------------------
Asset impairments:                                                      |
   Austin, Texas assets............................  $     --           |  $     1.7                $     --        $     --
   Internal use software...........................        --           |        0.8                      1.5             --
   Goodwill write-offs.............................        --           |        0.2                      2.1             2.3
   Test and probe equipment written-off............        --           |        --                       1.4             6.9
   Campbell, California assets.....................        --           |        --                       1.5             --
   Impairment of MOD III assets....................        --           |        --                      30.4             0.1
Restructuring of operations:                                            |
   Employee severance and termination benefits.....        1.3          |        1.2                      6.8             4.5
   MOD III closure costs...........................        0.9          |        2.3                      1.4             --
   Lease termination costs.........................       (0.2)         |        0.7                      3.2             0.2
   Stock-based compensation........................        --           |        --                       1.7             2.0
Professional fees for debt restructuring...........        1.0          |        4.0                      4.3             --
Purchased in-process research and development......        --           |        --                       --              1.5
Other..............................................       (0.2)         |        --                       --              --
                                                     ------------------ | -----------------          ------------  ---------
                                                     $     2.8          |  $    10.9                $    54.3       $    17.5
                                                     ================== | =================          ============  ==========


NOTE 8.         CREDIT FACILITY

Upon consummation of the Reorganization Plan, ZiLOG entered into a senior secured financing facility (the "Facility") with a commercial lender (the "Lender"), dated May 13, 2002, for a new three-year $15.0 million senior secured revolving credit facility. Borrowings on the Facility bear interest at a rate per annum equal, at ZiLOG's option, to the commercial lender's stated prime rate or LIBOR, plus 2.5%. At December 31, 2002, the Company had borrowings outstanding of $6.9 million at a LIBOR-based rate of 4.4%, but had no of additional borrowing capacity available under the Facility. The Facility is scheduled to mature on May 13, 2005. As of December 31, 2002, the Company had $0.8 million of standby letters of credit issued to vendors under the Facility.

The Company is only subject to certain financial covenants under this Facility, including tangible asset and fixed charge coverage ratio, if the total of the Company's cash, cash equivalents and availability on the revolver are less than $7.5 million at any month end.

Prior to the consummation of the Reorganization Plan, ZiLOG had entered into senior secured revolving line of credit and capital equipment credit facility with the same Lender on December 30, 1998, which has been replaced by the current Facility.


NOTE 9.          SENIOR SECURED NOTES PAYABLE

Until consummation of the Reorganization Plan, the Company had $280 million 9.5% senior secured notes ("the Notes") outstanding with a maturity date of March 1, 2005. Interest was payable semi-annually on the first of March and September. Since ZiLOG did not make its scheduled semi-annual interest payment on September 4, 2001 of $13.3 million, the Notes became callable by the noteholders.

Accordingly, beginning with the third quarter of 2001, the Company reclassified its indebtedness under the senior notes from a long-term liability to a current liability on the consolidated balance sheet. ZiLOG continued to accrue interest, including associated penalties, amounting to approximately $27.2 million at April 30, 2002. As described in Note 2, the Reorganization Plan filed on February 28, 2002 and confirmed on April 30, 2002 resulted in extinguishment of the Notes and all related accrued interest.

Issuance costs associated with the senior notes of approximately $9.9 million were deferred and amortized to interest expense over the term of the Notes. Upon default of the Notes in the fourth quarter of 2001, the Notes became immediately due and payable at the option of the holders, and accordingly, the Company charged the remaining debt issuance cost balance of $4.2 million to interest expense.

NOTE 10.        RETIREMENT AND PENSION PLANS

The Company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Under the 401(k) Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company may make matching contributions on behalf of each participating employee in an amount equal to 100% of the participant's deferral contribution, up to 1.5% of the participant's compensation on a quarterly basis. The Company may also make additional discretionary contributions to the 401(k) Plan. Matching contributions to the 401(k) Plan were approximately $0.3 million for the eight month period ended December 31, 2002, $0.2 million for the four month period ended April 30, 2002, and $0.6 million and $0.8 million for the years ended December 31, 2001 and 2000, respectively. There were no discretionary contributions made for 2002, 2001 or 2000.

During the second quarter of 2001, ZiLOG's Board of Directors cancelled the Company's Deferred Compensation Plan (the "Plan"), which allowed certain management employees to defer their receipt of selected amounts of compensation. These deferrals were transferred to a third party Trustee for investment purposes. The third party Trustee paid out the deferred compensation to the affected employees upon termination of the Plan.

The Company's Philippines subsidiaries maintain a defined benefit pension plan for local employees, which is consistent with local statutes and practices. This benefit plan had no material impact on the Company's financial statements for the periods presented.

NOTE 11.         STOCKHOLDERS' EQUITY (DEFICIENCY)

Post Reorganization:

Common Stock. The following description summarizes information regarding ZiLOG's capital stock after confirmation of the Reorganization Plan as described in Note 2. This information is subject in all respects to applicable provisions of ZiLOG's amended and restated certificate of incorporation and its amended and restated bylaws.

General. Our authorized capital stock consists of 40,000,000 shares of Common Stock, par value $0.01 per share. The holders of outstanding shares of common stock are entitled to receive dividends or distributions as may be lawfully declared by the board of directors. In the event that the corporation is dissolved, the holders of common stock would be entitled to share ratably in all assets that may be available for distribution after the satisfaction of our liabilities. The Common Stock has no preemptive or conversion rights and is not subject to redemption. All outstanding shares of common stock are fully paid and non-assessable.

Voting. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of a majority of the outstanding shares of common stock must approve all matters brought before the stockholders, except as otherwise required by the Delaware General Corporation Law and except as otherwise set forth below.

Until May 13, 2005, we are required to obtain approval of at least two-thirds of our outstanding stock entitled to vote and the unanimous approval of our board to change provisions of our amended and restated certificate of incorporation which provide that we:

         o obtain approval of Joseph Colonnetta or his successor to the board of directors for us to authorize MOD III, Inc. to effect a liquidation if the proceeds are less than a certain amount as set forth in the certificate;

         o reserve 4,558,140 shares of our common stock for issuance pursuant to our 2002 Omnibus Stock Incentive Plan, which amount constitutes 14% of our equity on a fully-diluted basis, and no more than 14% of our equity securities, on a fully diluted basis, shall be issued or reserved for issuance for executive or employee incentive compensation unless approved by a majority of the outstanding stock entitled to vote and by our board of directors; and

         o reserve $3,100,000 for loans to be made pursuant to the terms of our 2002 Omnibus Stock Incentive Plan, which amount shall not be increased without the approval of two-thirds of our board of directors.

Our amended and restated certificate of incorporation also provides that the composition of the board and the manner in which the directors shall be elected, may not be amended until the earliest of:

         o    sale of substantially all of ZiLOG's operating assets;

         o consummation of an underwritten public offering of equity securities, the aggregate proceeds of which equal or exceed $25,000,000;

         o    a change in control;

         o    May 13, 2004; or

         o the unanimous approval of such change by the board of directors and approval by a majority of the stockholders.

Pre-Reorganization:

Common stock: Holders of Common Stock were entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders required the affirmative vote of a majority of the holders of the outstanding shares of Common Stock, except as otherwise required by the General Corporation Law of the State of Delaware (the "DGCL"). Holders of Class A Non-Voting Common Stock did not have any voting rights, except the right to vote as a class to the extent required by DGCL.

Except for differences in voting rights described above, the rights, powers, preferences, and limitations of the Common Stock and Class A Non-Voting Common Stock were identical. Subject to the rights of holders of Series A Stock and other classes and/or series of preferred stock, if any, all shares of Common Stock and Class A Non-Voting Common Stock were entitled to share in such dividends as the Board may from time to time declare from sources legally available therefore. Subject to the rights of creditors and holders of Series A Stock and other classes and/or series of preferred stock, if any, holders of Common Stock and Class A Non-Voting Common Stock were entitled to share ratably in a distribution of assets of the surviving corporation upon any liquidation, dissolution or winding up of a surviving corporation. At April 30, 2002 and at December 31, 2001, 32,017,272 shares of Common Stock and 10,000,000 shares of Class A Non-Voting Common Stock were issued and outstanding. Under the Reorganization Plan, all currently outstanding shares of Common Stock were cancelled. See Note 2.

Preferred stock: The Board had the authority to issue, from time to time, by resolution and without any action by stockholders, up to 5,000,000 shares of preferred stock, par value $100.00 per share, in one or more classes and/or series and may establish the powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each such class and/or series) of such class and/or series. The Board adopted a resolution on February 26, 1998, providing for the creation of series A cumulative preferred stock ("Series A Stock"). On February 28, 1998, the Board issued 250,000 shares of series A stock, which is a non-voting 13.5% preferred stock with a par value of $100.00 per share.

The series A stock l accumulated dividends at the rate of 13.5% per annum (payable quarterly) for periods ending on or prior to February 27, 2008, and 15.5% per annum thereafter. Dividends were payable, at the election of the Board but subject to availability of funds and the terms of the Notes in cash or in kind through corresponding increase in the liquidation preference (as described below) of the Series A Stock. The Series A Stock had an initial liquidation preference of $100.00 per share.

To the extent that a quarterly dividend payment in respect to a share of series A stock was not made in cash when due, the amount of such unpaid dividend accumulated (whether or not declared by the Board) through an increase in the liquidation preference of such share of series A stock equal to the amount of such unpaid dividend, and compounded dividends will accumulate on all such accumulated and unpaid dividends. The liquidation preference was to be reduced to the extent that previously accumulated dividends are thereafter paid in cash. The Company was required to pay in cash all accumulated dividends that have been applied to increase the liquidation preference on February 27, 2008 (the "Clean-Down").

Shares of Series A Stock were redeemable at the option of the Company, in whole or in part, at 100% of par value, if redeemed after February 25, 2003, in each case of the sum of (i), the liquidation preference thereof, increases to the extent that accumulated dividends thereon shall not have been paid in cash, plus (ii) accrued and unpaid dividends thereon to the date of redemption. Redemption of shares of the series A stock prior to February 26, 2003 was to be at a premium to par value based on a declining scale as follows: 103.5% after August 25, 1999; 103.0% after February 25, 2000; 102.5%
after August 25, 2000; 102.0% after February 25, 2001; 101.5% after August 25, 2001; 101% after February 25, 2002 and 100.5% after August 25, 2002. Optional redemption of the series A stock was to be subject to, and expressly conditioned upon, certain limitations under the notes.

In certain circumstances, including the occurrence of a change of control at the Company, but again subject to certain limitations under the notes, the Company might have been required to repurchase shares of series A stock at 101% of the sum of the liquidation preference thereof, increased to the extent that accumulated dividends thereon shall not have been paid in cash, plus accumulated and unpaid dividends to the repurchase date.

Holders of series A stock did not have any voting rights with respect thereto, except for (i) such rights as are provided under the DGCL, (ii) the right to elect, as a class, one director of the Company in the event that the Company fails to comply with its Clean-Down or repurchase obligations, and (iii) class voting rights with respect to transactions adversely affecting the rights, preferences or powers of the series A stock and certain transactions involving stock that ranks junior in payment of dividends, or upon liquidation, to the series A stock. At April 30, 2002, and at December 31, 2001, 250,000 shares of series A cumulative preferred stock were issued and outstanding. Under the Reorganization Plans all currently outstanding shares of series A cumulative preferred stock were cancelled.

Deferred stock compensation: The Company has recorded deferred stock compensation of $7.9 million in the eight months ended December 31, 2002. For the eight month period ended December 31, 2002, ZiLOG recognized $2.9 million of stock-based compensation expense primarily in connection with the award of restricted stock, during May 2002 to certain employees, executives and consultants at exercise prices below their deemed fair market value for accounting purposes at the date of grant. The Company's right to repurchase these restricted shares for $0.01 per share generally lapses 25% on the award date and 25% on each of the first three anniversaries following the award date. Compensation expense for employee stock awards was measured on the award date and will be recognized over each of the next three years as these restrictions lapse. Charges for stock awards to consultants will be measured as the awards vest and will be recognized over the periods that the restrictions lapse. Based on the employee stock and option award grants the Company made during May 2002, ZiLOG anticipates that it will recognize stock compensation charges of $2.0 million, $1.8 million and $0.8 million for the years ending December 31, 2003 through 2005, respectively.

During the second quarter of 2000, in connection with a planned public offering of the Company's common stock, management determined that the Company had issued stock options to employees having exercise prices below the deemed fair value for financial reporting purposes of the common shares on the date of grant. Accordingly, ZiLOG recorded deferred stock compensation of $2.2 million, representing the excess of the deemed fair value of the common shares on the date of grant over the options' exercise price. Deferred compensation expense is generally being amortized ratably over the four-year option-vesting period. Stock option compensation expense related to these options totaled approximately $0.2 million and $0.5 million for the years ended December 31, 2001 and 2000, respectively.

In addition, the vesting periods on certain stock options were accelerated for employees subject to the reduction in force during the second quarter of 2001 and the second and fourth quarters of 2000 (See Note 7). Accordingly, the unamortized intrinsic value of $2.0 million and $1.7 million for these options were recorded as a special charge during the years ended December 31, 2000 and December 31, 2001, respectively.

2002 Omnibus Stock Incentive Plan:

Common Stock. In May 2002, the 2002 Omnibus Stock Incentive Plan (the "Omnibus Plan") was adopted by the Board. Subject to adjustment pursuant to the terms of the Omnibus Plan, the committee may grant options to purchase up to an aggregate of 2,116,279 shares of common stock under the Omnibus Plan. Stock options granted under the Omnibus Plan may be: (1) incentive stock options or non-qualified stock options; (2) EBITDA-linked options and or non-EBITDA linked options. The term of an option is determined by the committee at the time of grant, but will not exceed ten years.

Each EBITDA-linked option will be immediately exercisable on the date of grant and cliff-vest on the sixth anniversary from the date of grant. Vesting can be accelerated for EBITDA-linked options based on the "adjusted EBITDA," as defined, reported for the immediately preceding 12-month period as follows:
(1) one-third if the Company reports adjusted EBITDA for the previous 12 months in excess of $17.2 million; (2) two-thirds if the Company reports adjusted EBITDA for the previous 12 months in excess of $25.7 million; and (3) 100% if the Company reports adjusted EBITDA for the previous 12 months in excess of $30.0 million.

In accordance with Securities and Exchange Commission guidelines, EBITDA figures presented in this document represent a non-GAAP measure of liquidity. EBITDA reflects net income adjusted for non-cash items, interest and income taxes. Management uses a separate "adjusted EBITDA" calculation for purposes of determining certain employees' incentive compensation and, subject to meeting specified adjusted EBITDA amounts, for accelerating the vesting of EBITDA-linked stock options. This measure of adjusted EBITDA was approved as part of the Reorganization Plan. Adjusted EBITDA, excludes interest, income taxes, effects of changes in accounting principles and equity adjustments and non-cash charges such as depreciation, amortization, in-process research and development, and stock-based compensation expense. It also excludes cash and non-cash charges associated with reorganization items and special charges which represent operational restructuring charges, including asset write-offs, employee termination costs, and lease termination costs. The differences between EBITDA and our adjusted EBITDA relate to the following cash-settled reorganization and special items that are added-back in adjusted EBITDA computations:

         o Employee retention bonuses, severance pay and termination benefits;
         o    Professional fees for debt restructuring;
         o    Lease termination costs;
         o    Termination and exit charges, and
         o    MOD III closure costs.

For the twelve-month period ended September 30, 2002, the Company's adjusted EBITDA, as defined, totaled $23.6 million. Accordingly, one-third of the EBITDA-linked options vested, which represent options to purchase 538,352 shares of common stock out of a total of 1,615,057 EBITDA-linked options granted, net of cancellations. In no event will any EBITDA-linked options vest later than May 15, 2008, even if these adjusted EBITDA thresholds have not been satisfied. The per share exercise price of shares purchasable under an EBITDA-linked option is $2.76 and each such option will be exercisable for ten years after the date such option is granted, unless earlier terminated.

In general, non-EBITDA-linked options granted pursuant to the Omnibus Plan will be exercisable at such time or times, and subject to such other terms and conditions (including the vesting schedule, period of exercisability and expiration date) as the committee determines, in the applicable award agreements or thereafter. The exercise price per share payable upon the exercise of an option will be established by the committee, in its sole discretion, at the time of grant.

When an optionee exercises an option before the option is vested, then the optionee will receive shares of restricted stock equal to the number of shares exercised. If the optionee terminates employment or service before the restrictions on the restricted stock have lapsed, then the Company has the right to repurchase these shares as described below.

Restricted Stock. The Company may grant up to 2,441,861 restricted shares of common stock under the Omnibus Plan. The restricted shares generally contain restrictions that lapse as to 25% of the shares on the date of grant and that lapse as to an additional 25% on each of the first, second and third anniversaries of such grant date. These restricted shares generally may be repurchased by the Company, until the restrictions have lapsed, at $0.01 per share if the grantee ceases to be employed by the Company; and also may be repurchased by the Company at fair market value even after the restrictions lapse under certain circumstances. With respect to restricted shares acquired upon exercise of an unvested option, however, the Company may repurchase the unvested shares at the exercise price and the vested shares at the fair market value of the shares on the repurchase date.

The Omnibus Plan authorizes the committee to make loans available to participants with respect to certain restricted stock awards for the payment of any federal or state income tax attributable to the restricted stock subject to the award. As of September 30, 2002, the Company had loaned an aggregate of $2.2 million to employees that were the recipients of the restricted stock grants. While the committee may award restricted stock in the future, as a result of the Sarbanes-Oxley Act of 2002, the Company no longer will offer loans to employees. At December 31, 2002 employee loans outstanding aggregated $2.0 million.

As of December 31, 2002, there were 564,882 shares of common stock subject to repurchase at fair value and 1,141,083 shares subject to repurchase at the greater of the outstanding loan amount or $0.01 per share. The number of shares of common stock indicated as outstanding also excludes 529,395 shares of common stock to be granted to James M. Thorburn, the Company's Chairman and Chief Executive Officer, pursuant to his employment agreement, of which 176,465 shares are to be granted on each of May 13, 2004 and May 13, 2005.

On October 18, 2002, the Board of Directors amended the Omnibus Plan to provide, among other things, that no further restricted shares be issued under the Omnibus plan (other than those already reserved for particular plan participants) and that the shares which had formerly been allocated for restricted shares be allocated to future grants of stock options.

1998 stock plans: In August 1998, the ZiLOG, Inc. Long-Term Stock Incentive Plan (the "Plan") and the ZiLOG, Inc. 1998 Executive Officer Stock Incentive Plan (the "Executive Plan"), jointly referred to as the "1998 Plans," were adopted by the Board. Under the 1998 Plans, the Company may grant eligible employees, directors and consultants restricted shares, stock units and nonstatutory and incentive stock options. Options under the 1998 Plans generally have a life of 10 years and vest at a rate of 25% on each of the first four anniversaries following the option grant date. The terms and conditions of each option or stock award under the 1998 Plans are determined by a committee of the Board and are set forth in agreements between the recipient and the Company. At April 30, 2002 and at December 31, 2001, 4.65 million and 6.75 million shares have been reserved for issuance. Approximately 2,637,000 and 4,235,000 options have been granted, net of cancellations, under the Plan and the Executive Plan, respectively at April 30, 2002. Approximately 2,669,000 and 4,400,000 options have been granted, net of cancellations, under the Plan and the Executive Plan, respectively, at December 31, 2001. Under the Reorganization Plan, all option grants under the Plan and the Executive Plan were cancelled and so were the plans. See Note 2.

2000 stock plan: In February 2001, the ZiLOG, Inc. 2000 Stock Incentive Plan ("2000 Plan") was adopted by the Board. Under the 2000 Plan, the Company may grant eligible employees, directors and consultants restricted shares, stock units and nonstatutory and incentive stock options. Options under the 2000 Plan have a maximum life of 10 years and vest at a rate of 25% on the first anniversary of the date of the grant and ratably each month for the following three (3) years. The terms and conditions of each option stock award under the 2000 Plan are determined by a committee of the Board and are set forth in agreements between the recipient and the Company. A total of 3.0 million shares were reserved for issuance under the 2000 Plan. No grants were awarded under the 2000 Plan as of April 30, 2002 and as of December 31, 2001. Under the Reorganization Plan, the 2000 stock plan was cancelled. See Note 2.

A summary of the Company's activity for all stock plans for the eight month period ended December 31 2002, the four month period ended April 30, 2002, and for the years ended December 31, 2001 and 2000 are as follows:


                                                               Shares Available      Options           Weighted-Average
                                                                  for Grant        Outstanding          Exercise Price
                                                              -----------------    -----------         -----------------
The 1998 and 2000 Plans (Predecessor)
Balance as of January 1, 2000.........................            3,301,949           7,271,001               $2.96
   Additional shares reserved.........................            3,300,000                  --                  --
   Options granted....................................           (3,282,899)          3,282,899                5.58
   Shares granted.....................................             (425,000)                 --                0.00
   Options exercised..................................                   --            (382,393)               2.50
   Options cancelled..................................            1,165,960          (1,165,960)               3.77
                                                              -----------------    -------------
Balance as of December 31, 2000.......................            4,060,010           9,005,547                3.83
   Options granted....................................             (247,815)            247,815                6.00
   Options exercised..................................                   --             (60,613)               1.72
   Options cancelled..................................            2,694,019          (2,694,019)               4.08
                                                              -----------------    -------------
Balance as of December 31, 2001.......................            6,506,214           6,498,730                3.83
   Options cancelled (See Note 2).....................           (6,506,214)         (6,498,730)               3.83
                                                              -----------------    -------------
Balance as of April 30, 2002..........................                   --                  --
                                                              =================    =============

2002 Omnibus Stock Incentive Plan (Successor)
   Options and shares reserved........................            4,558,140                  --                  --
   Restricted shares granted..........................           (1,862,465)                 --               $0.01
   Shares reserved for future grants to CEO as
   restricted stock...................................             (529,395)                 --                0.01

   Options granted....................................           (2,098,667)          2,098,667                2.74
   Restricted shares repurchased......................              156,500                  --                1.33
   Options cancelled..................................              227,016            (227,016)               2.76
                                                              -----------------    -------------
Balance as of December 31, 2002.......................              451,129           1,871,651               $2.71
                                                              =================    =============


The following table summarizes information about stock options outstanding at December 31, 2002:


                                                      Options Outstanding                             Options Exercisable
                                     -------------------------------------------------------    --------------------------------
                                                        Weighted-Average
                                        Number             Remaining        Weighted-Average       Number       Weighted-Average
    Range of Exercise Prices          Outstanding       Contractual Life     Exercise Price      Exercisable     Exercise Price
------------------------------       -------------      -----------------   ----------------     -----------    ----------------

           $2.03-$2.03                   115,978                 9.80                $2.03               --            $0.00
           $2.76-$2.76                 1,755,673                 9.37                $2.76           572,628           $2.76
                                     -------------      -----------------   ----------------     -----------    ----------------
           $2.03-$2.76                 1,871,651                 9.40                $2.71           572,628           $2.76
==============================       =============      =================   ================     ============   ================

Options that were exercisable as of December 31, 2002, 2001, and 2000 were 572,628, 4,268,584, and 3,726,909, respectively.

The weighted average grant date fair value of options granted in the eight months ended December 31, 2002, 2001, and 2000 were $1.98, $0.95, and $1.24 per share, respectively. No options were granted in the four months ended April 30, 2002. The fair value of options granted in 2002 under the 2002 Omnibus Plan were estimated at the date of grant using the Black Scholes option pricing model; and the fair value of the options granted in 2001 and 2000 under the 1998 Plans were estimated at the date of grant using the Black-Scholes Minimum Value Method option-pricing model for private companies applying the following weighted average assumptions:

                                                     Successor Company  |   Predecessor Company
                                                 -----------------------|-------------------------
                                                    Eight Months Ended  |  Year Ended December 31,
                                                     December 31, 2002  |    2001         2000
                                                 -----------------------|-------------------------
Annual average risk free interest rate...........          3.0%         |   3.5%            5.0%
Estimated life in years..........................            5          |     5               5
Dividend yield...................................          0.0%         |   0.0%            0.0%
Stock price volatility...........................         89.9%         |   N/A             N/A



NOTE 12.        PREFERRED STOCK DIVIDENDS

As described in Note 11, before ZiLOG's Series A Cumulative Preferred Stock ("Series A Stock") was cancelled pursuant to the Reorganization Plan, these shares accumulated dividends at a rate of 13.5% per annum, with dividends payable quarterly at the election of the Board of Directors. Unpaid dividends are recognized as a charge to accumulated deficit and as an increase in the liquidation preference of the Series A Stock. As of April 30, 2002, the Company had not paid any dividends on the Series A Stock and the corresponding accrued dividends are approximately $18.5 million were included, in liabilities subject to compromise. During the four-month period ended April 30, 2002, $1.9 million of dividends on Series A Stock were accrued and charged to accumulated deficit. As of the effective date of the Reorganization Plan, all accumulated dividends were extinguished in accordance with the plan.

NOTE 13.        MINORITY INTEREST

As of December 31, 2002, minority interests of approximately $30.0 million are recorded on the consolidated balance sheet in order to reflect the share of MOD III, Inc. held by minority investors. The minority interest share represents their entitlement to receive an aggregate liquidation preference of the first $30.0 million plus any accrued but unpaid dividends on the MOD III, Inc. series A preferred stock from the net proceeds from the sale of the MOD III, Inc. assets currently held for sale. The Company will be entitled to recoup from the net proceeds of any sale all costs it has or will incur to sell the facility or to maintain the facility in saleable condition subsequent to its closure and prior to transfer of title.

NOTE 14.        NET LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share of common stock (in millions, except per share data):

                                                              Successor Company
                                                              -----------------
                                                              Eight Months Ended
                                                                Dec. 31, 2002
                                                              -----------------

  Net loss..................................................    $   (26.0)
                                                              =================
  Weighted-average shares outstanding.......................         29.6
  Less: Weighted-average shares subject to repurchase.......          1.0
                                                              -----------------
  Weighted-average shares used in computing basic
       and diluted net loss per share.......................         28.6
                                                              =================

  Basic and diluted net loss per share......................    $    (0.91)
                                                              =================

At December 31, 2002, options to purchase 1.9 million shares of common stock are excluded from the determination of diluted net loss per share, as the effect of such shares is anti-dilutive.

NOTE 15.         INCOME TAXES

The components of income (loss) before tax for the eight months ended December 31, 2002, four months ended as April 30, 2002 and years ended December 31, 2001 and December 31, 2000, are as follows (in millions):


                                 Successor Company   |            Predecessor Company
                              -----------------------|-------------------------------------------
                                   Eight Months      |  Four Months
                                      Ended          |     Ended               Year Ended
                                   December 31,      |   April 30,            December 31,
                              -----------------------|-------------------------------------------
                                       2002          |     2002            2001           2000
                                       ----          |     ----            ----           ----
 United States................        ($24.1)        |    $276.1        ($125.7)       ($55.4)
 Foreign......................          (0.3)        |      (0.1)          (1.8)         (2.5)
                              -----------------------|------------------------------------------
                                      ($24.4)        |    $276.0        ($127.5)       ($57.9)
                              =======================|==========================================

The provision for income taxes is as follows (in millions):


                                      Successor Company   |             Predecessor Company
                                   -----------------------|--------------------------------------------------
                                     Eight Months ended   | Four Months ended     Year Ended December 31,
                                        December 31,      |    April 30,
                                   -----------------------|--------------------------------------------------
                                            2002          |       2002           2001            2000
                                            ----          |       ----           ----            ----
                                                          |
 Federal, Current..................         $4.8          |       $ --           $ --            $ --
             Deferred..............         (4.0)         |         --             --              --
                                            ----          |       ----           ----            ----
                                             0.8          |       0.0             0.0            0.0
                                                          |
 State, Current....................          1.0          |       0.1             0.2             --
           Deferred................         (0.7)         |        --             --              --
                                            ----          |       ----           ----            ----
                                             0.3          |       0.1             0.2            0.0
                                                          |
 Foreign, Current..................          0.5          |        --             0.3             --
             Deferred..............          --           |        --             --             0.3
                                            ----          |       ----           ----            ----
                                             0.5          |       0.0             0.3            0.3
                                                          |
 Provision for income taxes                 $1.6          |      $0.1            $0.5           $0.3
                                            ====          |      =====           ====           =====


The provision for income taxes differs from the amount computed by applying the statutory income tax rate to income before taxes. The source and tax effects of the differences are as follows (in millions):

                                                              Successor Company |               Predecessor Company
                                                           ---------------------|-------------------------------------------------
                                                             Eight Months ended | Four Months ended    Year Ended December 31,
                                                                December 31,    |     April 30,
                                                           ---------------------|-------------------------------------------------
                                                                    2002        |        2002          2001           2000
                                                                    ----        |        ----          ----           ----
                                                                                |
 Computed expected benefit.................................        ($8.3)       |      $93.8         ($42.1)       ($16.9)
 State taxes, net of federal benefits......................          0.2        |        0.1            0.1            --
 Foreign taxes.............................................          0.5        |         --            0.3           0.3
 MOD III impairment........................................          --         |         --           10.7            --
 Calibre goodwill impairment...............................          --         |         --            0.7            --
 Foreign losses not benefited..............................          0.2        |         --            0.7            1
 Losses for which no current year benefit is recognized....          --         |        3.5           30.0          15.8
 Non-taxable income, discharge of debt.....................          --         |      (69.9)           --             --
 Fresh-start accounting income.............................          --         |      (28.5)           --             --
 In-process R&D and other intangible assets................          6.4        |         --            --             --
 Stock-based compensation..................................          1.0        |         --            --             --
 Non-deductible items......................................          1.3        |        1.1            --             --
 Other                                                                .3        |        --             0.1           0.1
                                                                    ----        |       ----           ----          ----
                                                                    $1.6        |       $0.1           $0.5          $0.3
                                                                    ====        |       =====          ====          =====

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in millions):

                                                                    Successor Company |  Predecessor Company
                                                                   ------------------ |  -------------------
                                                                                  December 31,
                                                                   -------------------|-----------------------
                                                                           2002       |          2001
                                                                   ----------------   |   -----------------
        Deferred tax liabilities.................................                     |
               Fixed assets......................................         (8.4)       |     $  (10.0)
               Intangible assets.................................         (7.3)       |          --
               Other assets......................................         (6.7)       |          --
                                                                                      |
        Deferred tax assets                                                           |
              Net operating losses carryforward..................           --        |         77.3
              Accruals not currently deductible..................         17.6        |          4.2
              Inventory valuation adjustments....................          3.8        |          7.2
              Tax credit carryforward............................           --        |          9.1
              Prepaid expenses and other.........................          0.2        |          0.3
                                                                   ----------------   |   -----------------
                                                                          21.6        |         98.1
        Deferred tax asset valuation allowance...................        (21.6)       |        (88.1)
                                                                   ----------------   |   -----------------
        Deferred income taxes....................................  $     (22.4)       |    $     --
                                                                   ================   |   =================


Realization of deferred tax assets is dependent on future earnings, which are uncertain. Accordingly, a valuation allowance, in an amount equal to the gross deferred tax assets as of December 31, 2002 has been established to reflect this uncertainty. The valuation allowance decreased by approximately $66.5 million for the fiscal year ended December 31, 2002. This net decrease was attributable to utilization of net operating losses and tax credits carryforwards and reduction in tax basis of certain assets during 2002 relating to the bankruptcy reorganization. As part of the bankruptcy reorganization approximately $205 million of net gain on discharge of debt was recognized. The Company had net operating loss and tax credit carryforwards available to offset a significant portion of this income. The remaining portion of approximately $38 million of net gain further reduced the Company's tax basis in certain assets. The deferred tax effects of this reduction in tax basis were recorded as a deferred tax liability and a corresponding increase in goodwill. The valuation allowance as of December 31, 2002 is primarily attributable to the deferred tax assets existing at fresh-start accounting. The future realization of these fresh-start accounting deferred tax assets will first be credited to remaining goodwill.

The Company had no remaining federal or California net operating loss carryforwards or credits at December 31, 2002. In connection with its reorganization, the Company recorded income tax contingencies in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies." These contingencies are attributable to the Company's reorganization of MOD III and transfer pricing matters. The Company has not completed its 2002 tax returns and is considering various strategies to minimize these income tax contingencies. Any reduction of these liabilities would be accounted for as an adjustment to goodwill. As of December 31, 2002 these tax contingencies were $14.5 million and are reflected in the accompanying balance sheet as other long-term liabilities.

NOTE 16.        COMMITMENTS AND CONTINGENCIES

The Company leases certain of its facilities and equipment under non-cancelable operating leases, which expire in 2003 through 2007. The facility lease agreements generally provide for base rental rates which increase at various times during the terms of the leases and also provide for renewal options at fair market rental value.

Minimum future lease payments under these non-cancelable leases at December 31, 2002 are as follows (in millions):

                                                                      Operating
                                                                       Leases
                                                                    -----------
         2003.................................................       $     1.8
         2004.................................................             1.4
         2005.................................................             1.2
         2006.................................................             1.1
         2007.................................................             0.1
                                                                    -----------
         Total minimum lease payments.........................       $     5.6
                                                                    ===========

The Company is also responsible for common area maintenance charges on certain office leases, which are not included in the above table. These charges are generally less than 10% of base rents. Total operating lease expense, including month-to-month rentals, was approximately $1.7 million, $1.2 million, $6.9 million, and $7.36 million for the eight month period ended December 31, 2002, the four month period ended April 30, 2002, and for the years ended December 31, 2001 and 2000, respectively.

On July 29, 1996, we filed an action in the Superior Court of the State of California in and for Santa Clara against Pacific Indemnity Company, Federal Insurance Company and Chubb & Son Inc. In that action, we sought a declaration that our former insurers, Pacific and Federal, had an unconditional duty to defend and indemnify us in connection with two lawsuits brought in 1994: (1) in Santana v. ZiLOG and, (2) in Ko v. ZiLOG. Our complaint in the Santa Clara County action also alleged that Chubb, which handled the defense of Santana and Ko on behalf of Pacific and Federal, was negligent. Pacific cross-complained against us, seeking reimbursement of defense costs for both underlying lawsuits and a payment it contributed to the settlement of Ko. According to its cross-complaint, Pacific sought a total of approximately $6.3 million, plus interest and costs of the suit.

On February 26, 2002, we agreed to make a payment of $300,000 to fully settle these lawsuits, which payment has been made.

On June 14, 2002, Gemplus SA filed a proof of claim under the Company's Chapter 11 proceedings in the Bankruptcy Court of Northern California for approximately $1.5 million based on an alleged breach by the Company under a Development Agreement dated July 27, 2000. Management intends to vigorously contest Gemplus's claim which is still in the early stages and the probability of a material adverse outcome of this matter cannot be determined at this time. However, if this matter is resolved in a manner adverse to the Company, it could have a material adverse effect on the Company's financial condition.

We are participating in other litigation and responding to claims arising in the ordinary course of business. We intend to defend ourselves vigorously in these matters. Our management believes that it is unlikely that the outcome of these matters will have a material adverse effect on our financial statements, although there can be no assurance in this regard.

NOTE 17.        RELATED PARTY TRANSACTIONS

Over the past three years, we have entered into several contracts with affiliates of Texas Pacific Group, which is an affiliate of our former majority stockholder. Since the Reorganization Plan became effective, we are no longer affiliated with Texas Pacific Group.

In January 1999, ZiLOG entered into an agreement with P.T. Astra Microtronics Technology, now known as Advanced Interconnect Technologies, pursuant to which, AIT provides us with semiconductor assembly and test services through January 2003. AIT is owned by Newbridge Asia, an affiliate of Texas Pacific Group. The Company purchased services from AIT totaling approximately $1.1 million during the four-month period ended April 30, 2002, and approximately $6.3 million and $17.4 million for the years ended December 31, 2001 and 2000, respectively. ZiLOG had payments due to AIT of approximately $0.4 million at April 30, 2002 and approximately $0.5 million and $1.5 million at December 31, 2001 and 2000, respectively. Payment terms with AIT are net 30 days.

ZiLOG sells products and engineering services to GlobeSpan, of which Texas Pacific Group is a significant stockholder. Net sales to GlobeSpan totaled approximately $0.8 million during the four-month period ended April 30, 2002, and approximately $6.0 million and $9.2 million for the years ended December 31, 2001 and 2000, respectively. Receivables from GlobeSpan were approximately $0.7 million at April 30, 2002 and approximately $0.3 million and $2.6 million for the years ended December 31, 2001 and 2000, respectively. Payment terms between GlobeSpan and ZiLOG are net 30 days.

During 2001, ZiLOG's present Chief Executive Officer, Jim Thorburn, was functioning as the Company's Acting Chief Executive Officer pursuant to a consulting agreement with Texas Pacific Group. Under the agreement, Mr. Thorburn was paid $3,000 per day, plus out-of-pocket expenses. In 2001, ZiLOG paid Mr. Thorburn consulting fees of $574,000 pursuant to this agreement.

In connection with the Reorganization Plan, ZiLOG entered into three agreements with TPG Partners II, L.P., a Texas Pacific Group affiliate, each of which was dated January 28, 2002. First, ZiLOG entered into a mutual release agreement pursuant to which ZiLOG and MOD III, Inc. released TPG and its affiliates, and TPG and its affiliates released ZiLOG and MOD III, Inc., from any respective claims that one may have against the other which arose prior to the effective date of the Reorganization Plan and which relate to this relationship. Second, ZiLOG entered into a non-solicitation and non-hire agreement with TPG Partners II with respect to James M. Thorburn, the Company's Chairman and Chief Executive Officer. Third, ZiLOG entered into a tax agreement in which TPG Partners II made acknowledgments and covenants that preclude it from taking actions that could result in their recognizing certain tax losses until 2002, such as selling their stock.

ZiLOG has entered into employment agreements with each of its named executive officers. In June 2002, loans were made to executive officers to pay the income taxes due on the restricted shares of common stock that were granted to them pursuant to the employment agreements. ZiLOG also made loans to officers other than our named executive officers for an amount equal to the income taxes due on the restricted shares of common stock that were granted to them. Pursuant to full-recourse promissory notes, ZiLOG loaned the following amounts to the following officers and consultant: $61,689 to Edward Bradley; $68,544 to Roy Douglass; $68,544 to Norman Sheridan; $78,059 to Tom Vanderheyden; $16,727 to David Fritz; $20,563 to Thomas Hamilton; $13,709 to John Kros; $13,709 to John Rodman; $59,833 to Richard White; and $55,000 to David Bauman, a contractor. Each of these loan recipients pledged their shares of restricted stock as collateral for these loans pursuant to stock pledge agreements. All such loans come due five years from the date of issuance and they bear interest at 5.5% per annum. Interest is payable annually on February 28 for the preceding period ending December 31 of each year during the term of the loans.

On May 17, 2002, we sold 90,580 shares of common stock to Federico Faggin, a member of ZiLOG's board of directors, for $2.76 per share, or an aggregate $250,000. On the date of this sale, the Over-the-Counter Bulletin
Board quoted the closing sale at $6.25 per share. The Company does not believe that this quoted price reflected the common stock's fair market value because ZiLOG's common stock, at that time, was thinly traded and ZiLOG had just emerged from bankruptcy.

NOTE 18.        GEOGRAPHIC AND SEGMENT INFORMATION

Beginning in May 2002, ZiLOG consolidated its business segments into one reportable segment to reflect the change in the manner in which its chief operating decision maker allocates resources and assesses the performance of the Company's business. The Company engages primarily in the design, development, manufacture and marketing of semiconductor products. The Company sells its products to distributors and original equipment manufacturers (OEMs) in a broad range of market segments. The Company's operations outside the United States consists of a final test facility in the Philippines, sales and support centers and design centers in certain foreign countries. Domestic operations are responsible for the design, development and wafer fabrication of all products, as well as the coordination of production planning and shipping to meet worldwide customer commitments. The Philippine test facility is reimbursed in relation to value added with respect to test operations and other functions performed, and certain foreign sales offices receive a commission on export sales within their territory. Accordingly, for financial statement purposes, it is not meaningful to segregate sales or operating profits for the test and foreign sales office operations.

Prior to the consummation of the Company's reorganization, there were two reportable business segments called communications and embedded control. The prior reporting structure was based on a previous operating and reporting organization that was focused largely on development of new products targeted on the communications and networking sectors. ZiLOG is now organized and focused on its core business, which is based on 8-bit micrologic product solutions. The Company operates in one reporting segment and engages primarily in the design, development, manufacture and marketing of semiconductor products. ZiLOG has two broad business lines called embedded control and standard products within the Company's one reportable segment.

The Company's two broad business lines are based on product technologies and can be summarized as follows:


         Products                                                    Sample Uses
         --------                                                    -----------
         Embedded control products include:
                                                                     Security systems, battery chargers, Universal
                                                                     Infra-red remote controls, industrial
                                                                     controllers. POS terminal, motor control,
         Core 8-bit Microcontrollers and Microprocessors             comunications products

         Standard products include:

            Serial Communications Controllers                        Telephone switches/PBX

            Modems                                                   Satellite TV set-top box, POS card validation

            IrDA transceivers                                        PDA's, cell phones

            Television and PC peripheral products                    TV, keyboard, pointing device

            Foundry product services                                 Broadband access products

Prior reporting periods have been restated to reflect the Company's decision to operate in one reportable segment as of May 1, 2002 in the following table, which summarizes ZiLOG's net sales by region, by channel, and by business line (in millions of dollars):


                                      Successor Company  |                   Predecessor Company
                                    -------------------  | ------------------------------------------------------
                                                         |   Four Months           Year                Year
                                     Eight Months Ended  |      Ended              Ended               Ended
                                        Dec. 31, 2002    |  Apr. 30, 2002      Dec. 31, 2001       Dec. 31, 2000
                                    -------------------  | ---------------    ---------------     ---------------
Net sales by region:                                     |
Americas                                 $  55.9         |    $    25.2          $  87.0            $    137.2
Asia                                        26.8         |         13.8             64.6                  80.4
Europe                                      10.9         |          7.0             20.7                  21.6
                                    -------------------  | ---------------    ---------------     ---------------
    Total                                $  93.6         |    $    46.0          $ 172.3            $    239.2
                                    ===================  | ===============    ===============     ===============
                                                         |
Net sales by channel:                                    |
OEM                                      $  52.7         |    $    25.8          $ 105.4            $    142.7
Distribution                                40.9         |         20.2             66.9                  96.5
                                    -------------------  | ---------------    ---------------     ---------------
    Total                                $  93.6         |    $    46.0           $172.3            $    239.2
                                    ===================  | ===============    ===============     ===============
Net sales by business line:                              |
Embedded Control                         $  61.2         |    $    29.1          $  98.2            $    134.9
Standard Products                           32.4         |         16.9             74.1                 104.3
                                    -------------------  | ---------------    ---------------     ---------------
    Total                                $  93.6         |    $    46.0           $172.3            $    239.2
                                    ===================  | ===============    ===============     ===============


Net sales are attributable to the ship-to location of ZiLOG's customers as presented in the following table (in millions):

                                         Successor Company  |               Predecessor Company
                                         -----------------  |   ----------------------------------------------------
                                                Eight       |       Four
                                          Months Ended Dec. |    Months Ended                   Year Ended
                                                 31,        |     April 30,            April 30,           Dec. 31,
                                          ----------------  |   ---------------     --------------      --------------
                                                 2002       |        2002                2001                2000
                                                 ----       |        ----                ----                -----
United States..........................       $  43.8       |     $  17.6             $     59.6           $ 110.9
Hong Kong (including PRC)..............           7.5       |         3.3                   17.1              26.9
Canada.................................           6.7       |         3.4                    8.8               8.8
Mexico.................................           5.4       |         4.2                   18.3               1.3
Singapore..............................           5.8       |         2.6                   11.3              12.9
Taiwan.................................           6.1       |         1.9                    5.7               9.7
Other foreign countries................          18.3       |        13.0                   51.5              68.7
                                          ----------------  |   ---------------     --------------      --------------
      Total............................       $  93.6       |     $  46.0             $    172.3           $ 239.2
                                          ================  |   ===============     ==============      ==============



The following table shows the location of long-lived assets (in millions):

                                                          Successor Company |  Predecessor Company
                                                         -------------------| ---------------------
                                                             December 31,   |      December 31,
                                                         -------------------| ---------------------
                                                                 2002       |        2001
                                                         -------------------| ---------------------
      United States (including corporate assets)........       $103.0       | $      44.0
      Philippines.......................................          0.6       |         1.5
      Other.............................................          0.3       |         0.3
                                                         -------------------| ---------------------
          Total.........................................  $      103.9      | $      45.8
                                                         ===================| =====================

Major customers: For the eight month period ended December 31, 2002, the four month period ended April 30, 2002 and for the years ended December 31, 2001 and 2000, respectively, one distributor, Pioneer-Standard Electronics, accounted for approximately 14.0%, 10.5%, 12.6% and 11.5% of net sales, respectively. The relationship with Pioneer-Standard Electronics was terminated in the fourth quarter of 2002.

NOTE 19.        CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents, short-term investments and trade accounts receivable. By policy, the Company places its investments only with high credit quality financial institutions. Almost all of the Company's trade accounts receivable are derived from sales to electronics distributors and original equipment manufacturers in the areas of computers and peripherals, consumer electronics, appliances and building controls. The Company performs ongoing credit evaluations of its customers' financial condition and limits its exposure to accounting losses by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral. The Company does not have any off-balance sheet credit exposures related to its customers.

                                  ZiLOG, Inc.
                    Unaudited Interim Financial Statements


                                  ZiLOG, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in millions except per share data)



                                                            Successor Company   |    Predecessor Company
                                                           -------------------  |  ----------------------
                                                               Three Months     |       Three Months
                                                           Ended Mar. 31, 2003  |    Ended Mar. 31, 2002
                                                           -------------------  |  ----------------------
Net sales...............................................     $   25.2           |    $   36.0
Cost of sales ..........................................         14.9           |        20.3
                                                           -------------------  |  ----------------------
Gross margin............................................         10.3           |        15.7
Operating expenses:                                                             |
   Research and development ............................          3.9           |         5.2
   Selling, general and administrative..................          6.2           |         8.1
   Special charges and reorganization items.............          1.3           |         5.6
   Amortization of intangible assets....................          1.7           |          --
                                                           -------------------  |  ----------------------
        Total operating expenses........................         13.1           |        18.9
                                                           -------------------  |  ----------------------
Operating loss..........................................         (2.8)          |        (3.2)
                                                           -------------------  |  ----------------------
Other income (expense):                                                         |
   Interest income......................................          0.1           |         0.1
   Interest expense (1).................................         (0.1)          |        (5.0)
   Other, net...........................................           --           |         0.1
                                                           -------------------  |  ----------------------
Loss before reorganization items and                                            |
   provision for income taxes...........................         (2.8)          |        (8.0)
Reorganization items....................................           --           |         3.8
Provision for income taxes..............................          0.1           |         0.1
                                                           -------------------  |  ----------------------
Net loss................................................     $   (2.9)          |    $  (11.9)
                                                           ===================  |  ======================
Preferred stock dividends accrued.......................           --           |         1.4
                                                           -------------------  |  ----------------------
Net loss attributable to common stockholders............     $   (2.9)          |    $  (13.3)
                                                           ===================  |  ======================
Basic and diluted net loss per share....................     $   (0.10)         |
                                                           ===================  |
Weighted-average shares used in computing basic and                             |
   diluted net loss per share...........................         28.7           |
                                                           ===================  |

_______________________________

1) Excludes contractual interest of $2.1 in the period ended March 31, 2002, not recorded during reorganization


     See accompanying notes to condensed consolidated financial statements.


                                  ZiLOG, INC.
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in millions)

                                                                                       Successor Company
                                                                                   March 31,         December 31,
                                                                                     2003                2002
                                                                             ----------------- -----------------
                                    ASSETS
Current assets:
   Cash and cash equivalents...............................................             $23.0            $ 29.4
   Accounts receivable, less allowance for doubtful accounts of
       $0.3 at March 31, 2003 and $0.5 at December 31, 2002                              12.3              10.8
   Inventories.............................................................               9.8              10.6
   Prepaid expenses and other current assets...............................               3.3               3.4
Total current assets.......................................................              48.4              54.2
                                                                             ----------------- -----------------

MOD III assets held for sale...............................................              30.0              30.0
Net property, plant and equipment..........................................              20.9              21.9
Goodwill...................................................................              34.6              34.6
Intangible assets, net.....................................................              16.6              18.3
Other assets...............................................................               9.5               9.8
                                                                             ----------------- -----------------
                                                                                       $160.0            $168.8
                                                                             ================= =================

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term debt.........................................................              $5.0              $6.9
   Accounts payable........................................................              11.5              10.2
   Income taxes payable....................................................               0.9                 -
   Accrued compensation and employee benefits..............................               3.5               7.4
   Other accrued liabilities...............................................               2.7               3.2
   Deferred income on shipments to distributors............................               6.5               7.4
                                                                             ----------------- -----------------
      Total current liabilities............................................              30.1              35.1
                                                                             ----------------- -----------------

   Deferred income taxes...................................................              21.1              22.4
   Other non-current tax liabilities.......................................              14.5              14.5
                                                                             ----------------- -----------------
      Total liabilities....................................................              65.7              72.0
                                                                             ----------------- -----------------

   Minority interest in MOD III assets.....................................              30.0              30.0

   Stockholders' equity:
     Common stock..........................................................               0.3               0.3
     Additional paid-in capital............................................              97.0              97.1
     Deferred stock compensation...........................................              (4.1)             (4.6)
     Accumulated deficit...................................................             (28.9)            (26.0)
                                                                             ----------------- -----------------
        Total stockholders' equity.........................................              64.3              66.8
                                                                             ----------------- -----------------
   Total liabilities and stockholders' equity..............................            $160.0            $168.8
                                                                             ================= =================


     See accompanying notes to condensed consolidated financial statements.


                                  ZiLOG, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in millions)
                                                                                        Successor Company     | Predecessor Company
                                                                                        ----------------------|--------------------
                                                                                             Three            |        Three
                                                                                             months           |        months
                                                                                             Ended            |        Ended
                                                                                          March 31, 2003      |    March 31, 2002
                                                                                        ----------------------|--------------------
                                                                                                               |
     Cash Flows from Operating Activities:                                                                    |
     Net loss..........................................................................     $(2.9)            |       $(11.9)
     Adjustments to reconcile net loss to net cash  used by operating activities:                             |
         Amortization of Fresh Start Intangible assets.................................       1.7             |           -
         Depreciation and other amortization...........................................       1.5             |          1.9
         Impairment of long-lived assets...............................................       0.2             |          2.5
         Stock-based compensation......................................................       0.4             |          0.1
     Changes in operating assets and liabilities:                                                             |
         Accounts receivable, net......................................................      (1.5)            |          0.5
         Inventories...................................................................       0.8             |          2.7
         Prepaid expenses and other current and non-current assets.....................       0.4             |         (0.4)
         Accounts payable..............................................................       1.3             |         (0.2)
         Income taxes payable..........................................................       0.9             |            -
         Accrued compensation and employee benefits....................................      (3.9)            |         (1.7)
         Liabilities subject to compromise.............................................         -             |          6.1
      Other accrued liabilities, deferred income on shipments to distributors and                             |
        deferred income taxes..........................................................      (1.8)            |         (6.9)
                                                                                        ======================|===============
             Net cash used by operations before reorganization items...................      (3.8)            |         (7.3)
     Reorganization items - professional fees paid ....................................         -             |         (2.2)
                                                                                        ======================|===============
             Net cash used by operating activities.....................................      (3.8)            |         (9.5)
                                                                                        ----------------------|---------------
                                                                                                              |
     Cash Flows From Investing Activities:                                                                    |
          Capital expenditures  .......................................................      (0.7)            |         (0.9)
                                                                                        ======================|===============
              Cash used by investing activities........................................      (0.7)            |         (0.9)
                                                                                        ----------------------|---------------
                                                                                                              |
     Cash Flows From Financing Activities:                                                                    |
            Repayments of short-term debt..............................................      (1.9)            |         (2.8)
                                                                                        ----------------------|---------------
                Cash used by financing activities......................................      (1.9)            |         (2.8)
                                                                                        ----------------------|---------------
                                                                                                              |
     Decrease in cash and cash equivalents.............................................      (6.4)            |        (13.2)
     Cash and cash equivalents at beginning of period..................................      29.4             |         30.7
                                                                                        ----------------------|---------------
     Cash and cash equivalents at end of period........................................     $23.0             |        $17.5
                                                                                        ======================|===============

     See accompanying notes to condensed consolidated financial statements.

                                  ZiLOG, INC.

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.         BASIS OF PRESENTATION

The accompanying interim financial information is unaudited. In the opinion of ZiLOG, Inc.'s ("ZiLOG" or the "Company") management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of interim results have been included. The results for interim periods are not necessarily indicative of results to be expected for the entire year. These condensed consolidated financial statements and notes should be read in conjunction with the Company's annual consolidated financial statements and notes thereto contained in the Company's 2002 Annual Report filed on Form 10-K Commission File Number 333-98529 for the fiscal year ended December 31, 2002, filed on April 1, 2003.

ZiLOG's interim results are based on fiscal quarters of thirteen weeks in duration ending on the last Sunday of each calendar quarter. The first and second fiscal month of each quarter is four weeks in duration and the third month is five weeks. Each of ZiLOG's interim periods end on Sunday except for the last fiscal period of each year which ends on December 31. However, for financial reporting purposes, interim fiscal periods are labeled as ending on calendar month-end. The operating results for any interim period are not necessarily indicative of results for any subsequent period or the full fiscal year.

The condensed consolidated balance sheet at December 31, 2002 has been derived from audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

On February 28, 2002, ZiLOG and its subsidiary, MOD III, Inc., filed the Reorganization Plan with the United States Bankruptcy Court for the Northern District of California under Chapter 11 of the U.S. Bankruptcy Code. The bankruptcy court subsequently confirmed the Reorganization Plan by its order entered on April 30, 2002. The Reorganization Plan became effective on May 13, 2002. The Company prior to emergence from bankruptcy is referred to as the "Predecessor Company" and the reorganized company is referred to as the "Successor Company."

A black line has been drawn between the accompanying financial statements to distinguish, for accounting purposes, between the Successor Company and the Predecessor Company. Our results of operations after April 30, 2002 and our consolidated balance sheets at December 31, 2002 and March 31, 2003 are not comparable to the results of operations prior to April 30, 2002 and the historical balance sheet at December 31, 2001, due to our adoption of "fresh-start" reporting upon our emergence from bankruptcy. However, such differences in our results of operations relate to depreciation of property, plant and equipment, amortization of intangible assets, interest expense and restructuring and reorganization expenses. Additionally, these differences in our balance sheets relate to inventory, in-process research and development, property, plant and equipment, intangible assets, conversion of senior notes to common stock, and minority interest. Certain figures, such as net sales and certain expenses were not affected by our adoption of fresh-start accounting and, accordingly, we believe them to be comparable. Details of the events associated with the May 2002 reorganization are included in the Company's 2002 Annual Report on Form 10-K.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition. Revenue from product sales to OEM customers is recognized upon transfer of legal title, which occurs at time of shipment or upon delivery to the customer, depending upon the FOB terms. Revenue on these sales is reported net of appropriate allowances for returns and warranty costs which are recorded at the time of revenue recognition and represent the Company's only post-sale obligations. Revenue on shipments to distributors who have rights of return and price protection on unsold merchandise held by them, is deferred until products are resold by the distributors to end users. Although revenue is deferred until resale, title of products sold to distributors transfers upon shipment. Accordingly, shipments to distributors are reflected in the consolidated balance sheets as accounts receivable and a reduction of inventories at the time of shipment. Deferred revenue and the corresponding cost of sales on shipments to distributors are reflected in the consolidated balance sheet on a net basis as "Deferred income on shipments to distributors."

Goodwill and Intangible Assets. Effective January 1, 2002, ZiLOG adopted the provisions of FASB Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill and intangible assets with indefinite lives are not amortized, but are reviewed annually or more frequently if impairment indicators arise. Separable intangible assets that are deemed to have defined lives will continue to be amortized over their useful lives (but with no maximum life). Intangible assets acquired prior to July 1, 2001 were being amortized on a straight-line basis over lives ranging from three to five years. In connection with the Company's fresh-start reporting, separable intangible assets based on independent valuations were created with deemed defined lives. These intangible assets are being amortized utilizing the pattern-of-use method over their estimated useful lives of six years for current technology and ten years for brand name.

The separable intangible assets identified in connection with fresh-start accounting and included in the consolidated balance sheet are as follows (in millions):

                                            Existing        Brand
                                           Technology       Name          Total
                                           ----------    ----------    ---------

Gross carrying amount....................   $   17.0       $   9.2      $  26.2
Accumulated amortization.................        8.2           1.4          9.6
                                           ----------    ----------    ---------
Book value at March 31, 2003.............   $    8.8       $   7.8      $  16.6
                                           ==========    ==========    ========


The anticipated remaining amortization schedule for these assets is as follows (in millions):

                        Existing          Brand                  Total
       Year            Technology         Name                Amortization
------------------     ----------        -------              ------------
2003 (nine months)     $   4.1           $   1.0                 $   5.1
       2004                2.9               1.3                     4.2
       2005                1.1               1.1                     2.2
       2006                0.4               1.0                     1.4
       2007                0.2               0.8                     1.0
    Thereafter             0.1               2.6                     2.7
------------------     ----------        -------              ------------
      Total            $   8.8           $   7.8                 $  16.6
==================     ==========        =======              ============


Use of Estimates: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made in preparing these financial statements include excess and obsolete inventories, allowance for doubtful accounts and sales returns and allowances. Actual results could differ from those estimates.

Research and Development Expenses. ZiLOG's policy is to record all research and development expenditures with no future alternative use as period expenses when incurred. In-process research and development charges relate to partially developed semiconductor product designs that had not reached technological feasibility and have no alternative future use on the date they were acquired or valued for fresh-start reporting.

Fair Value of Financial Instruments and Concentration of Credit Risk. The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and short-term debt, approximates fair value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments and accounts receivable. The Company maintains its cash and cash equivalents and investments with high quality financial institutions. The Company's customer base consists of businesses in North America, Europe and Asia. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses. As of March 31, 2003, there were no individual customers with net accounts receivable comprising more than 10% of total net accounts receivable.

Stock-based Compensation. The Company accounts for employee stock awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB No. 25", issued in March 2000, to account for its fixed plan options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS 123, "Accounting for Stock-Based Compensation," as amended by SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," established accounting and disclosure requirements using a fair-value method of accounting described above. The Company has adopted only the disclosure requirements of SFAS 148. For purposes of both financial statement and pro forma disclosure, the amortization of the stock-based compensation is allocated over the vesting period on a straight-line basis. The table below illustrates the effect on net loss if the fair-value based method had been applied to all outstanding and unvested awards in each period (in millions):


                                                      Successor      |    Predecessor
                                                       Company       |      Company
                                                ---------------------|-------------------
                                                  Three Months Ended |Three Months Ended
                                                      March 31,      |     March 31,
                                                ---------------------|-------------------
                                                          2003       |        2002
                                                 --------------------|  ----------------
                                                                     |
Net loss, as reported                                $   (2.9)       |   $    (11.9)
                                                                     |
Add stock-based employee compensation expense                        |
included in reported net loss, net of tax                 0.4        |          0.1
                                                                     |
Deduct total stock-based employee compensation                       |
expense determined under fair-value-based                            |
method for all rewards, net of tax                       (0.3)       |         (0.2)
                                                  -------------------|  ------------------
Pro forma net loss                                    $  (2.8)       |    $   (12.0)
                                                  ===================|  ==================

The fair value of options granted in 2002 and 2003 under the 2002 Omnibus Stock Incentive Plan were estimated at the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used:

                                                        Successor       |     Predecessor
                                                         Company        |       Company
                                                   ---------------------|-----------------------
                                                    Three Months Ended  |  Three Months Ended
                                                        March 31,       |      March 31,
                                                           2003         |         2002
                                                   -------------------- |  ---------------------
Annual average risk free interest rate                     3.0%         |         3.0%
Estimated life in years..........................           5           |          5
Dividend yield...................................          0.0%         |         0.0%
Volatility.......................................         89.9%         |         N/A


Adoption of Accounting Standards. In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of the requirements of FIN 45 did not have a material impact on the Company's financial position or results of operations.

Recent Accounting Pronouncements. In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," which addresses consolidation by a business of variable interest entities in which it is the primary beneficiary. The Interpretation is effective immediately for certain disclosure requirements and variable interest entities created after January 31, 2003, and will be effective in the third quarter of 2003 for variable interest entities created before February 1, 2003. The Company is reviewing the provisions of the Interpretation and complies with the disclosure requirements, but does not expect the Interpretation to have a material impact on the Company's financial statements.

Effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003, Emerging Issues Task Force ("EITF") Issue 00-21, "Revenue Arrangements with Multiple Deliverables," addresses the accounting, by a vendor, for contractual arrangements in which multiple revenue-generating activities will be performed by the vendor. In some situations, the different revenue-generating activities (deliverables) are sufficiently separable and there exists sufficient evidence of fair values to account separately for the different deliverables (that is, there are separate units of accounting). In other situations, some or all of the different deliverables are interrelated closely or there is not sufficient evidence of fair value to account separately for the different deliverables. EITF Issue 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. The Company has not yet determined the impact of the adoption of EITF Issue 00-21 on its consolidated financial statements.

SFAS No. 146 revises the accounting for specified employee and contract terminations that are part of restructuring activities. Companies will be able to record a liability for a cost associated with an exit or disposal activity only when the liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only management's intended future actions and therefore, does not meet the requirement for recognizing a liability and related expense. This statement only applies to termination benefits offered for a specific termination event or a specified period. It will not affect accounting for the costs to terminate a capital lease. ZiLOG adopted this statement for exit and/or disposal activities initiated on or after May 1, 2002.

NOTE 3.         INVENTORIES

Inventories are stated at the lower of cost on a first-in-first-out basis, or market. Provisions, when required, are made to reduce excess and obsolete inventories to their estimated realizable values. It is possible that estimates of realizable value can change in the short-term. Inventories, net of provisions, consist of the following (in millions):

                                      March 31, 2003        December 31, 2002
                                      --------------        -----------------
  Raw materials....................       $ 0.4                $       0.5
  Work-in-progress..................        7.1                        7.5
  Finished goods....................        2.3                        2.6
                                      --------------        -----------------
                                          $ 9.8                $      10.6
                                      ==============        =================



NOTE 4.         SPECIAL CHARGES AND REORGANIZATION ITEMS

The components of special charges are as follows (in millions):

                                                                      |  Predecessor
                                                     Successor Company|    Company
                                                     -----------------|----------------
                                                       Three Months   |  Three Month
                                                           Ended      |     Ended
                                                       Mar. 31, 2003  | Mar. 31, 2002
                                                     -----------------|----------------
 Asset impairments:                                                   |
     Austin, Texas assets                               $     --      | $       1.7
     Internal use software                                    --      |         0.8
     Nampa, Idaho assets                                      0.2     |         --
                                                                      |
 Restructuring of operations:                                         |
     Employee severance and termination benefits              0.6     |         1.2
     MOD III closure costs                                    0.3     |         1.9
 Professional fees for debt restructuring                     0.2     |         --
                                                     -----------------|----------------
                                                        $     1.3     |  $      5.6
                                                     =================|================

The following table summarizes activity in accrued special charges (in millions) which is included in other accrued liabilities in the condensed consolidated balance sheet:

                                                                  Severance and
                                                                   Termination           MOD III            Debt
                                                    Total            Benefits         Closure Costs    Restructuring
                                                 -----------     ---------------     ---------------   -------------

   Balance at December 31, 2002...............      $  0.6          $    0.5          $     0.1          $     --

   Total charge to special charges............         1.1               0.6                0.3                0.2

   Cash paid..................................      $ (1.5)             (1.1)              (0.4)               --
                                                 -----------     ---------------     ---------------   -------------
   Balance at March 31, 2003..................      $  0.2          $    --           $     --           $     0.2
                                                 ===========     ===============     ===============   =============


During the first quarter of 2003, computer equipment with a net book value of $0.2 million was retired in connection with an information system upgrade that included new equipment purchases. The redundant equipment was written-off to special charges.

Restructuring of operations during the three-month period ended March 31, 2003 included severance and termination benefits of $0.6 million related to a reduction-in-force at the Company's Nampa, Idaho manufacturing plant affecting approximately 56 employees who were terminated during the quarter. Approximately $0.3 million of special charges for the period relate to post-closure maintenance costs of the MOD III eight-inch wafer fabrication facility in Idaho consisting of utilities, taxes, insurance, and other maintenance costs required to maintain the facility in a condition required for the sale of the property. Approximately $0.2 million of special charges during the first quarter of 2003 relate to third-party professional service fees for legal and financial advisors associated with actions required to be taken as a result of the Company's May, 2002 debt and equity restructuring activities.

In connection with the closure of the Company's Austin, Texas design center in the first quarter of 2002, furniture, fixtures, and equipment with a book value of approximately $1.7 million were surrendered to the lessor in partial exchange for lease termination considerations. Also in connection with this action and the streamlining of ZiLOG's sales force, severance and termination benefits of approximately $1.2 million were paid in the first quarter of 2002. Approximately $0.8 million of computer aided design software was impaired in the first quarter of 2002 as a result of the Company's decision to cancel development of its Cartezian family of 32-bit RISC microprocessors focused on network routing and associated data packeting technologies. Additionally, $1.9 million of special charges incurred during the first quarter of 2002 relate to the closure of the MOD III eight-inch wafer fabrication facility in Idaho. These costs include relocation of production activities to alternative manufacturing sites and the closure of the MOD III facility.

In addition, professional fees of $3.8 million for debt restructuring were recorded as reorganization items during the entire duration of the Company's Chapter 11 proceedings.

NOTE 5.         GEOGRAPHIC AND SEGMENT INFORMATION

The Company operates in one operating segment and engages primarily in the design, development, manufacture and marketing of semiconductor products. The Company sells its products to distributors and original equipment manufacturers (OEMs) in a broad range of market segments, performs on-going credit evaluations of its customers and generally requires no collateral. The Company's operations outside the United States consist of a final test facility in the Philippines, sales and support centers and design centers in certain foreign countries. Domestic operations are responsible for the design, development and wafer fabrication of all products, as well as the coordination of production planning and shipping to meet worldwide customer commitments. The Philippine test facility is reimbursed in relation to value added with respect to test operations and other functions performed, and certain foreign sales offices receive a commission on export sales within their territory. Accordingly, for financial statement purposes, it is not meaningful to segregate sales or operating profits for the test and foreign sales office operations.

Prior to the consummation of the Company's reorganization, there were two reportable business segments called communications and embedded control. The prior reporting structure was based on a previous operating and reporting organization that was focused largely on development of new products targeted on the communications and networking sectors. ZiLOG is now organized and focused on its core business, which is based on 8-bit micrologic product solutions. The Company operates in one reporting segment and engages primarily in the design, development, manufacture and marketing of semiconductor products. ZiLOG has two broad business lines called embedded control and standard products. The following table represents the Net Sales by business line for each for the periods indicated (dollars in millions):

                                                                   |     Predecessor
                                                Successor Company  |       Company
                                               --------------------|---------------------
                                                Three Months Ended | Three Months Ended
                                                    March 31,      |      March 31,
                                               --------------------|---------------------
Products                                               2003        |        2002
---------------------------------------------  --------------------|---------------------
Embedded control products                                          |
..............................................       $    18.4      |    $    23.2
Standard products                                                  |
      Serial Communications                                        |
      Controllers............................             3.4      |          3.7
        Modems...............................             0.4      |          3.7
      IrDA transceivers......................             0.6      |          0.3
      Television, PC peripheral products and                       |
      foundry services.......................             2.4      |          5.1
                                                -------------------|---------------------
      Net Sales................................     $    25.2      |    $    36.0
                                                ===================|=====================


The following table summarizes ZiLOG's net sales by region and by channel (in millions):

                                                          |   Predecessor
                                     Successor Company    |     Company
                                   ---------------------- |------------------
                                          Three           |      Three
                                      Months Ended Mar.   |  Months Ended
                                          31, 2003        |  Mar. 31, 2002
                                   ---------------------- |------------------
  Net sales by region:                                    |
  Americas                             $  13.8            |   $  19.8
  Asia                                     7.3            |      10.9
  Europe                                   4.1            |       5.3
                                   ---------------------- |------------------
      Total                            $  25.2            |   $  36.0
                                   ====================== |==================
  Net sales by channel:                                   |
  OEM                                  $  13.1            |   $  19.9
  Distribution                            12.1            |      16.1
                                   ---------------------- |------------------
      Total                            $  25.2            |   $  36.0
                                   ====================== |==================


Major customers: During the three months ended March 31, 2003, two customers, Future Electronics, Inc. and Thomson Consumer Electronics accounted for approximately 20.1% and 10.4% of net sales, respectively. During the three months ended March 31, 2002, one customer, Pioneer-Standard Electronics accounted for approximately 10% of net sales.

NOTE 6.    SHORT-TERM DEBT

Upon consummation of the Reorganization Plan, ZiLOG entered into a senior secured financing facility (the "Facility") with a commercial lender, dated May 13, 2002, for a new three-year $15.0 million senior secured revolving credit facility. Borrowings on the Facility are secured primarily against certain North American accounts receivable and bear interest at a rate per annum equal, at ZiLOG's option, to the commercial lender's stated prime rate or LIBOR, plus 2.5%. At March 31, 2003, the Company had borrowings outstanding of $5.0 million at a LIBOR-based rate of 3.9% and had additional borrowing capacity available of $0.8 million. The Facility is scheduled to mature on May 13, 2005. As of March 31, 2003, the Company had $0.2 million of standby letters of credit issued to vendors under the Facility.

The Company is subject to certain financial covenants under this Facility including tangible asset and fixed charge coverage ratio only if the total of the Company's cash, cash equivalents and availability on the revolver are less than $7.5 million at any month end.

NOTE 7.         CONTINGENCIES

On July 29, 1996, ZiLOG filed an action in the Superior Court of the State of California in and for Santa Clara against Pacific Indemnity Company, Federal Insurance Company and Chubb & Son Inc. In that action, the Company sought a declaration that its former insurers, Pacific and Federal, had an unconditional duty to defend and indemnify it in connection with two lawsuits brought in 1994: (1) in Santana v. ZiLOG and, (2) in Ko v. ZiLOG. ZiLOG's complaint in the Santa Clara County action also alleged that Chubb, which handled the defense of Santana and Ko on behalf of Pacific and Federal, was negligent. Pacific cross-complained against the Company, seeking reimbursement of defense costs for both underlying lawsuits and a payment it contributed to the settlement of Ko. On February 26, 2002, ZiLOG agreed to pay $300,000 to fully settle these lawsuits.

On August 5, 2002, ZiLOG reached a settlement agreement, mutual release of claims and indemnity agreement with one of its vendors relating to a 1997 purchase of wafer fabrication equipment that ZiLOG believed was defective. The Company had recorded accounts payable of $1.1 million as of May 1, 2002 reflecting this disputed liability. Under the terms of the agreement, ZiLOG received $200,000 in cash and was released from all claims by the vendor.

The Company is participating in other litigation and responding to claims arising in the ordinary course of business. ZiLOG intends to defend itself vigorously in these matters. The Company's management believes that it is unlikely that the outcome of these matters will have a material adverse effect on its financial statements, although there can be no assurance in this regard.

NOTE 8.         INCOME TAXES

The Company's provision for income taxes during the three-month periods ended March 31, 2003 and 2002 reflects the estimated income tax rate for the year, including foreign income taxes for the jurisdictions in which the Company was profitable as well as foreign withholding taxes and state minimum taxes.

In connection with the May, 2002 Reorganization Plan, the subsequent cancellation of debt and issuance of new common shares to primarily new stockholders, the Company generated significant income for book and tax purposes. The taxable income was offset by the use of all available net operating losses, both current and carryforward, with remaining taxable income offset by the reduction in tax attributes of certain of the Company's non-current assets. Deferred tax liabilities were recorded in the year ended December 31, 2002 and reflect the net tax effect of assets that have a book basis in excess of their tax basis. For the three months ended March 31, 2003 deferred tax liabilities of approximately $0.9 million were reclassified to current income taxes payable to reflect estimated taxes payable for U.S. Federal and State taxes based on taxable income generated during the three-month period ended March 31, 2003.

NOTE 9.         MINORITY INTEREST

Minority interest of approximately $30.0 million is recorded on the consolidated balance sheet in order to reflect the share of MOD III, Inc. held by minority investors. The minority interest share represents their entitlement to receive an aggregate liquidation preference of the first $30.0 million plus any accrued but unpaid dividends on the MOD III, Inc. series A preferred stock from the net proceeds from the sale of the MOD III, Inc. assets currently held for sale. The Company will be entitled to recoup from the net proceeds of any sale all costs it has or will incur to sell the facility or to maintain the facility in saleable condition subsequent to its closure and prior to transfer of title.

These minority investors also hold 50% of MOD III, Inc.'s newly issued series B preferred stock. Holders of the new MOD III, Inc. series B preferred stock are entitled to receive the net sale proceeds from any sale of MOD III, Inc.'s assets in excess of the series A preferred stock liquidation preference.

NOTE 10.        NET LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share of common stock (in millions, except per share data):

                                                                     Successor
                                                                      Company
                                                                  --------------
                                                                  Three Months
                                                                      Ended
                                                                  March 31, 2003
                                                                  --------------

   Net loss.....................................................  $    (2.9)
                                                                  ==============
   Weighted-average shares outstanding..........................       29.8
   Less: Weighted-average shares subject to repurchase..........        1.1
                                                                  --------------
   Weighted-average shares used in computing basic and
       diluted net loss per share...............................        28.7
                                                                  ==============
   Basic and diluted net loss per share.........................  $    (0.10)
                                                                  ==============


At March 31, 2003, options to purchase approximately 2.3 million shares of common stock at a weighted average exercise price of $2.81 were excluded from the determination of diluted net loss per share, as the effect of such shares were anti-dilutive. At March 31, 2003, there were 29.8 million common shares issued and outstanding.

NOTE 11.  COMPREHENSIVE INCOME

The Company had no items of other comprehensive income to report in either of the three-month periods ended March 31, 2003 or March 31, 2002.

NOTE 12.  SUBSEQUENT EVENT

Stock Repurchase Program: The Company's common stock is currently traded on the OTC bulletin board. On April 17, 2003, the Company's Board of Directors approved a stock repurchase program authorizing the repurchase of up to one million shares of its common stock. On May 1, 2003, the Company repurchased 250,000 shares of common stock on the open market for $2.00 per share. Further purchases under the stock repurchase program may be made from time-to-time in the open market through block trades or otherwise. Depending upon market conditions and other factors, these purchases may be commenced or suspended at any time or from time to time without prior notice.

Related Party Transaction: On May 30, 2003, the Company's Board of Directors approved the repurchase of 100,000 shares of restricted common stock from the Company's President, Michael Burger at the closing price on that day of $3.25 per share. The cash paid to repurchase the restricted shares from Mr. Burger was approximately $164,000, net of the applicable loans and interest secured by the stock. The loan amount repaid was approximately $137,000 with applicable interest thereon of approximately $24,000 accrued at a rate of 5.5% per annum.

CEO Employment Agreement: On April 24, 2003, the compensation committee of the Board of Directors cancelled the grant of 176,465 shares of restricted stock to which the Company's CEO, James Thorburn, would have been entitled under his employment agreement. These shares were to be fully vested upon grant and have a purchase price of $0.01 per share. Additionally, Mr. Thorburn's employment agreement also provided for a loan guarantee to finance the tax implications of the share issuance. This arrangement is no longer permitted as a result of compliance with the Sarbanes-Oxley Act of 2002. In lieu of the 176,465 shares of restricted stock that were to be granted, the Company granted Mr. Thorburn an equivalent value of stock options determined in accordance with the Black-Scholes option pricing model. This resulted in a grant of 229,418 stock options on to Mr. Thorburn on April 24, 2003 at an exercise price of $1.00 per share which became fully vested on May 13, 2003. The key assumptions and methodology used in determining the value of Mr. Thorburn's options were approximately consistent with the Company's approach for option pricing described in footnote 2 of the unaudited interim financial statements contained elsewhere herein. The Company anticipates that there will be further amendments to Mr. Thorburn's employment agreement to extend his contract term and revise his future stock grants, but the terms have not yet been established.


_______________________________________________________________________________

                            SUBJECT TO COMPLETION,
                              DATED JUNE 25, 2003

PROSPECTUS

                               11,755,000 Shares


                                  ZiLOG, INC.

                                 Common Stock
______________________________________________________________________________


                     Dealer Prospectus Delivery Obligation

Until          , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.